UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Blue Buffalo Pet Products, Inc.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share

	(2)	Aggregate number of securities to which transaction applies:
199,060,348 shares of Company Common Stock in the aggregate, consisting of (a) 195,475,987 shares of Company Common Stock outstanding; (b) 114,051 shares of Restricted Stock; (c) 3,321,554 shares of Company Common Stock underlying Options and (d) 148,756 shares of Company Common Stock subject to issuance pursuant to RSU.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (a) 195,475,987 shares of Company Common Stock multiplied by $40.00 per share, (b) 114,051 shares of Restricted Stock multiplied by $40.00 per share, (c) 3,321,554 shares of Company Common Stock underlying Options multiplied by $30.91, which is the difference between $40.00 and the weighted average exercise price of $9.09 per share and (d) 148,756 shares of Company Common Stock subject to issuance pursuant to RSU multiplied by $40.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying .0001245 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:
$7,932,220,994.14

	(5)	Total fee paid:
$987,561.51

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

PRELIMINARY COPY — SUBJECT TO COMPLETION

Blue Buffalo Pet Products, Inc.

11 River Road

Wilton, Connecticut 06897

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

To our Stockholders:

This notice of written consent and appraisal rights and information statement is being furnished to the holders of common stock, par value $0.01 per share (the “Company Common Stock”) of Blue Buffalo Pet Products, Inc. (the “Company”), in connection with the Agreement and Plan of Merger, dated as of February 22, 2018, by and among General Mills, Inc., a Delaware corporation (“Buyer”), Bravo Merger Corp., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), and the Company (the “Merger Agreement”), a copy of which is attached as Annex A to this information statement. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly-owned subsidiary of Buyer (the “Merger”). Upon completion of the Merger, each share of Company Common Stock, issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be canceled and converted automatically into the right to receive $40.00 in cash, without interest and after giving effect to any required withholding taxes (the “Merger Consideration”). However, the Merger Consideration will not be paid in respect of (a) any shares of Company Common Stock held by Buyer, Merger Sub or the Company (including shares of Company Common Stock held in treasury by the Company) immediately prior to the effective time, which will automatically be cancelled and shall cease to exist without any conversion thereof and for no consideration, or shares of Company Common Stock held by any wholly-owned subsidiary of Buyer or the Company (other than Merger Sub) immediately prior to the Effective Time, which will remain outstanding without any conversion thereof and for no consideration and (b) those shares of Company Common Stock held by any person who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares of Company Common Stock under Delaware law and not withdrawn his, her or its demand for appraisal rights.

The board of directors of the Company unanimously has (i) determined and resolved that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company and (iv) determined and resolved to recommend that the stockholders of the Company adopt the Merger Agreement.

The adoption of the Merger Agreement by the Company stockholders required the affirmative vote or written consent by holders of a majority of shares of Company Common Stock entitled to vote thereon. On February 22, 2018, Invus, L.P., The Bishop Family Limited Partnership, The Orca Trust and William W. Bishop, Jr. (collectively, the “Majority Stockholders”), which together on such date beneficially owned 101,294,224 shares of Company Common Stock (excluding shares of Company Common Stock held by such Majority Stockholder in street name) representing approximately 51.8% of the outstanding shares of Company Common Stock, delivered a written consent approving and adopting in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”), which Written Consent provides that it shall be of no further force or effect following termination of the Merger Agreement in accordance with its terms (including, without limitation, a termination of the Merger Agreement in connection with the Company executing a definitive agreement with a third party with respect to a superior proposal in accordance with the Merger Agreement). As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and the Company will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated thereby. This notice and the accompanying information statement shall constitute notice to you from the Company of the Written Consent contemplated by Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”).

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Common Stock, other than the Majority Stockholders, will have the right to seek an appraisal for, and be paid the “fair value” in cash of, their shares of Company Common Stock (as determined by the Delaware Court of Chancery) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than twenty (20) days after the mailing of this information statement, or [●], 2018, and comply precisely with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex D. This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger.

We urge you to read the entire information statement carefully. Please do not send in your Company Common Stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your Company Common Stock certificates and payment for your shares of Company Common Stock.

BY ORDER OF THE BOARD OF DIRECTORS,

William Bishop	Lawrence Miller
Chairman of the Board of Directors	Senior Vice President, General Counsel
and Secretary

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated [●], 2018 and is first being mailed to stockholders on or about [●], 2018.

i

ii

SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To fully understand the merger, as described below, contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 22, 2018, by and among General Mills, Inc., a Delaware corporation, (“Buyer”), Bravo Merger Corp, a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), and Blue Buffalo Pet Products, Inc., and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “Blue Buffalo,” “Company,” “we,” “us” and “our” refer to Blue Buffalo Pet Products, Inc. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. This information statement is dated [●], 2018 and is first being mailed to our stockholders on or about [●], 2018.

The Parties to the Merger Agreement (page 16)

The Company. The Company, based in Wilton, Connecticut, is the nation’s leading natural pet food company, providing natural foods and treats for dogs and cats under its BLUE Life Protection Formula, BLUE Wilderness, BLUE Basics, BLUE Freedom and BLUE Natural Veterinary Diet lines. Paying tribute to its founding mission, the Company, through the Blue Buffalo Foundation, is a leading sponsor of pet cancer awareness and of critical research studies of pet cancer, including causes, treatments and the role of nutrition, at leading veterinary medical schools and clinics across the United States. The Company’s principal executive offices are located at 11 River Road, Wilton, Connecticut 06897 and its telephone number is (203) 762-9751. The Company’s website is www.bluebuffalo.com. Additional information about the Company is included in documents incorporated by reference into this information statement and our filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 84.

The Company’s shares of Company Common Stock are listed with, and trade on, the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “BUFF”.

Buyer. Buyer is a leading global food company that serves the world by making food people love. Its brands include Cheerios, Annie’s, Yoplait, Nature Valley, Fiber One, Häagen-Dazs, Betty Crocker, Pillsbury, Old El Paso, Wanchai Ferry, Yoki and more. Headquartered in Minneapolis, Minnesota, Buyer generated fiscal 2017 consolidated net sales of $15.6 billion, as well as another $1.0 billion from its proportionate share of joint-venture net sales. Buyer’s principal executive offices are located at 1 General Mills Boulevard, Minneapolis, Minnesota 55426 and its telephone number is (763) 764-7600. Buyer’s website is www.generalmills.com.

Shares of Buyer’s common stock are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “GIS”.

Merger Sub. Merger Sub was formed by Buyer solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Buyer and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at c/o General Mills, Inc., 1 General Mills Boulevard, Minneapolis, Minnesota 55426 and its telephone number is (763) 764-7600.

The Merger (page 17)

On February 22, 2018, the Company entered into the Merger Agreement with Buyer and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of Buyer (the “Merger”). Because the Merger Consideration (as defined below) will be paid in cash, you will receive no equity interest in Buyer, and after the Effective Time you will have no equity interest in the Company.

The Merger Consideration (page 55)

Upon consummation of the Merger, each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shares held in treasury and shares owned by Buyer, Merger Sub or any other subsidiary of Buyer or the Company, will automatically be converted into the right to receive $40.00 in cash, without interest and after giving effect to any required withholding taxes (the “Merger Consideration”), upon the surrender of such shares in accordance with the Merger Agreement.

At the Effective Time, each stock option of the Company (“Option”), whether vested or unvested, that is outstanding immediately before the Effective Time will be automatically cancelled and will only entitle the holder of such Option to receive a cash payment equal to the excess, if any, of the Merger Consideration over the exercise price of such Option and each restricted stock unit of the Company (“RSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time will automatically be cancelled and will only entitle the holder of such RSU to receive an amount in cash equal to the product of (A) the total number of shares of Company Common Stock subject to the RSU multiplied by (B) the Merger Consideration. Immediately prior to the Effective Time, the holding restrictions applicable to each share of restricted stock of the Company (“Restricted Stock”) outstanding immediately prior to the Effective Time will automatically expire and each such share of Restricted Stock will be converted into the right to receive the Merger Consideration.

We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger and the other transactions contemplated thereby.

Reasons for the Merger (page 27)

After consideration of various factors as discussed in “The Merger — Reasons for the Merger” beginning on page 27, the board of directors of the Company (the “Board”), after consultation with its financial advisors and its legal counsel, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to and in the best interests of the Company and its stockholders and approved the Merger Agreement, the Merger and the other transactions contemplated thereby.

Required Stockholder Approval for the Merger (page 73)

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders of the Company holding in the aggregate at least a majority of the outstanding shares of Company Common Stock. On February 22, 2018, following the execution of the Merger Agreement, Invus, L.P., The Bishop Family Limited Partnership, The Orca Trust and William W. Bishop, Jr. (the “Majority Stockholders”), which together on such date beneficially owned 101,294,224 shares of Company Common Stock (excluding shares of Company Common Stock held by such Majority Stockholder in street name) representing approximately 51.8% of the outstanding shares of Company Common Stock, delivered a written consent approving and adopting in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”), which Written Consent provides that it will be of no further force or effect following termination of the Merger Agreement in accordance with its terms (including, without limitation, a termination of the Merger Agreement in connection with the Company executing a definitive agreement with a third party with respect to a Superior Proposal (as defined in “The Merger Agreement — Superior Proposal” beginning on page 64 and in the Merger Agreement)). No further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. As a result, the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the stockholders of Buyer is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement and the notice attached hereto constitute notice to you from the Company of the Written Consent as required by Delaware law.

Opinion of J.P. Morgan Securities LLC (page 31 and Annex B)

At the meeting of the Board on February 22, 2018, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its February 22, 2018 oral opinion by delivering its written opinion to the Board, dated February 22, 2018, that, as of such date, the Merger Consideration to be paid to the holders of shares of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated February 22, 2018, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this information statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this information statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should consent with respect to the proposed Merger or any other matter

For a description of the opinion that the Board received from J.P. Morgan, see the section of this joint proxy statement/prospectus entitled “The Merger—Opinion of J.P. Morgan Securities LLC” and Annex B.

Opinion of Centerview Partners LLC (page 38 and Annex C)

Pursuant to an engagement letter dated February 15, 2018, the Company retained Centerview Partners LLC (“Centerview”) as financial advisor to the Board in connection with the proposed Merger and the other transactions contemplated by the Merger Agreement, which are collectively referred to as the “Transaction” throughout this section and the summary of Centerview’s opinion below under the caption “The Merger — Opinion of Centerview Partners LLC.” In connection with this engagement, the Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of shares of Company Common Stock (other than (i) shares of Company Common Stock held by Buyer, Merger Sub, the Company or any of their respective wholly owned subsidiaries (ii) Dissenting Shares, (iii) any shares of Company Common Stock held by any other affiliate of Buyer or the Company and (iv) any shares of Company Common Stock beneficially owned by Invus, L.P., The Bishop Family Limited Partnership, William W. Bishop, Jr. and The Orca Trust, which are collectively referred to as “Excluded Shares” throughout this section and the summary of Centerview’s opinion below under the caption “The Merger—Opinion of Centerview Partners LLC”) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement. On February 22, 2018, Centerview rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 22, 2018 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration proposed to be paid to the holders of shares of Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated February 22, 2018, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Company Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to whether such stockholder should have executed a consent with respect to the Merger or as to how such stockholder or other person should otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Financing (page 47)

In connection with its entry into the Merger Agreement, Buyer has entered into a commitment letter dated February 22, 2018 (the “Commitment Letter”), with Goldman Sachs Bank USA (“GS Bank”) and Goldman Sachs Lending Partners LLC (together with GS Bank, the “Goldman Sachs Lenders”) pursuant to which and subject to the terms and conditions set forth therein, the Goldman Sachs Lenders have agreed to provide a senior unsecured bridge term loan credit facility (the “Bridge Facility”) of up to $8.5 billion in the aggregate for the purpose of providing the financing necessary to fund the consideration to be paid pursuant to the terms of the Merger Agreement, refinance certain outstanding indebtedness of the Company and pay related fees and expenses. Commitments under the Bridge Facility will be reduced in equivalent amounts upon any issuance by Buyer of equity or notes in a public offering or private placement and/or the incurrence of term loans, in each case in replacement of all or any portion of the financing pursuant to the Commitment Letter (the “Permanent Financing”) and upon other specified events prior to the consummation of the transaction. The funding of the Bridge Facility is contingent on the satisfaction of certain customary conditions. The obligations of Buyer and Merger Sub to complete the Merger are not subject to any financing condition.

The Merger Agreement (page 55 and Annex A)

Conditions to Consummation of the Merger (page 69)

The obligation of each party to consummate the Merger is subject to the satisfaction or, to the extent not prohibited by applicable law, waiver, as of the closing of the Merger, of the following conditions:

•	the adoption of the Merger Agreement by holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL;

•	the termination or expiration of any applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) relating to the consummation of the Merger;

•	the absence of any order, injunction or judgment by a court of competent jurisdiction or any governmental entity having jurisdiction over any party thereto and the absence of any applicable law or other legal restraint, injunction or prohibition that makes consummation of the Merger illegal or otherwise prohibited; and

•	the mailing of this information statement to the stockholders of the Company at least twenty (20) days prior to the date of the closing of the Merger.

The obligations of Buyer and Merger Sub to consummate the Merger are further subject to satisfaction or, to the extent not prohibited by applicable law, waiver, as of the closing of the Merger of, among other things, the following additional conditions:

•	the representations and warranties of the Company are true and correct as of the date of the Merger Agreement and as of the Effective Time in the manner described under “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 69;

•	the Company has performed and complied in all material respects with all agreements and covenants required by it under the Merger Agreement at or prior to the consummation of the Merger;

•	the absence of, since the date of the Merger Agreement, a Company Material Adverse Effect (as defined in “The Merger Agreement — Representations and Warranties” beginning on page 57 and in the Merger Agreement); and

•	the receipt by Buyer of a certificate signed by an executive officer of the Company on behalf of the Company stating that each of the conditions specified above has been satisfied.

The obligation of the Company to consummate the Merger is further subject to satisfaction or, to the extent not prohibited by applicable law, waiver, as of the closing of the Merger of, among other things, the following additional conditions:

•	the representations and warranties of Buyer and Merger Sub are true and correct except where such failure to be true and correct would not, individually or in the aggregate, prevent or have a material adverse effect on the ability of Buyer or Merger Sub to consummate the Merger;

•	Buyer and Merger Sub have performed and complied in all material respects with all agreements and covenants required by them under the Merger Agreement at or prior to the consummation of the Merger; and

•	the receipt by the Company of a certificate signed by an executive officer of Buyer on behalf of the Buyer stating that each of the conditions specified above has been satisfied.

No Solicitation (page 63)

The Merger Agreement provides that (i) the Company and its officers and directors will not and (ii) the Company will cause its affiliates and its affiliates’ directors, officers, employees and (ii) will direct and otherwise use reasonable best efforts to cause its and their other representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage, or knowingly facilitate the submission or making of, any Acquisition Proposal (as defined in “The Merger Agreement — No Solicitation” beginning on page 63 and in the Merger Agreement);

•	other than informing third parties of the existence of these restrictions, participate or engage in negotiations or discussions, or furnish any information concerning the Company or any of its subsidiaries to, any third party, relating to any Acquisition Proposal or Acquisition Transaction (as defined in “The Merger Agreement — No Solicitation” beginning on page 63 and in the Merger Agreement);

•	enter into any contract or other agreement (binding or non-binding, preliminary or definitive) for any Acquisition Proposal or Acquisition Transaction;

•	enter into any contract or other agreement to reimburse any third party for costs, expenses or other liabilities incurred in connection with making (or evaluating for the purpose of making) a potential Acquisition Proposal or Acquisition Transaction; or

•	enter into any agreement that would prevent the Company from complying with any provision of the no-solicitation covenant in the Merger Agreement.

Notwithstanding anything to the contrary in the Merger Agreement, if, prior to 11:59 p.m. Eastern Time on March 24, 2018, the Company receives an unsolicited, written bona fide Acquisition Proposal, the Company, the Board and their representatives may, until the Alternative Transaction End Time (as defined in “The Merger Agreement — Superior Proposal” beginning on page 64 and in the Merger Agreement), engage in negotiations or discussions with, otherwise contact, or furnish any confidential information and reasonable access to, the third party making such Acquisition Proposal and its representatives, if and only if, the Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to or result in, a Superior Proposal.

At any time prior to the Alternative Transaction End Time, if, in response to an unsolicited, written bona fide Acquisition Proposal, the Board determines in good faith (after consultation with its outside legal counsel and financial advisors), that such Acquisition Proposal constitutes a Superior Proposal and the failure to approve such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, the Company may terminate the Merger Agreement, subject to certain notice provisions and Buyer’s right to renegotiate the terms of the Merger Agreement such that the Acquisition Proposal would no longer constitute a Superior Proposal and subject to the Company’s substantially concurrent payment to Buyer of the Termination Fee described below.

A more detailed description of the foregoing circumstances and other circumstances under which the Company or Buyer may terminate the Merger Agreement is provided in “The Merger Agreement” beginning on page 55.

Termination (page 70)

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of Buyer and the Company.

In addition, the Merger Agreement may be terminated by either Buyer or the Company, if:

•	the Merger is not consummated at or prior to 5:00 p.m. (New York City time) on August 22, 2018 (the “end date”, and we refer to Buyer’s and the Company’s right to terminate the merger agreement pursuant to this sub-bullet as the “End Date Termination Right”); or

•	any court of competent jurisdiction or any governmental entity has issued a final, non-appealable order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger, or any applicable law is in effect that makes consummation of the Merger illegal or otherwise prohibited.

The Merger Agreement also may be terminated by Buyer if:

•

the Company has entered into any contract or other agreement with a third party constituting or relating to, or that is intended or would reasonably be expected to result in, any Acquisition Proposal or

Acquisition Transaction (we refer to Buyer’s right to terminate the merger agreement pursuant to this sub-bullet as the “Alternative Acquisition Transaction Termination Right”);

•	the Company has willfully breached any provision of the no-solicitation covenant (we refer to Buyer’s right to terminate the merger agreement pursuant to this sub-bullet as the “Non-Solicit Willful Breach Termination Right”);

•	prior to the receipt of the Written Consent, the Board has effected a Change in Recommendation; or

•	the Company has breached or failed to perform in any material respect its agreements and covenants or any representation or warranty of the Company contained in the Merger Agreement is not true and correct in a manner such that the conditions to Buyer’s and Merger Sub’s obligation to consummate the closing would not be satisfied and is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is given by Buyer (or, if earlier, by the end date); provided that Buyer is not in material breach of the Merger Agreement (we refer to Buyer’s right to terminate the merger agreement pursuant to this sub-bullet as the “Company Breach Termination Right”).

The Merger Agreement also may be terminated by the Company:

•	prior to the Alternative Transaction End Time, in order to enter into a definitive acquisition agreement concerning a transaction that constitutes a Superior Proposal, if the Company (i) has paid, or pays concurrently with the termination, the Termination Fee and (ii) concurrently with or immediately following such termination, enters into a definitive acquisition agreement for such Superior Proposal (we refer to the Company’s right to terminate the merger agreement pursuant to this sub-bullet as the “Superior Proposal Termination Right”); or

•	Buyer or Merger Sub has breached or failed to perform in any material respect its agreements and covenants or any representation or warranty of Buyer or Merger Sub contained in the Merger Agreement is not true and correct in a manner such that the conditions to the Company’s obligation to consummate the closing would not be satisfied and is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by the Company (or, if earlier, the end date); provided that the Company is not in material breach of the Merger Agreement.

The Merger Agreement also provides that Buyer could have terminated the Merger Agreement if the Written Consent had not been executed and delivered to Buyer within twenty-four (24) hours following execution of the Merger Agreement; however, this termination provision expired following delivery of the Written Consent on February 22, 2018.

Termination Fee (page 71)

The Company will pay Buyer (or its designee) a termination fee of $234 million under the following circumstances:

•	if the Merger Agreement is terminated:

•	by (i) Buyer pursuant to the Company Breach Termination Right or (ii) either Buyer or the Company pursuant to the End Date Termination Right;

•	prior to the date of such termination an Acquisition Proposal has been communicated to the management of the Company or the Board or has been publicly disclosed; and

•	within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to any Acquisition Transaction with a third party that is thereafter consummated or the Company consummates any Acquisition Transaction with a third party, which, in either such case, need not be the same Acquisition Transaction referred to in the immediately preceding sub-bullet) (provided that for the purpose of this and the immediately preceding sub-bullet, all references in the definition of the term Acquisition Transaction to “15%” will be deemed to be references to “50%”).

•	if the Merger Agreement is terminated (i) by Buyer pursuant to the Alternative Acquisition Transaction Termination Right or the Non-Solicit Willful Breach Termination Right or (ii) by the Company pursuant to the Superior Proposal Termination Right.

A more detailed description of the Termination Fee is provided in “The Merger Agreement — Termination Fee and Expenses” beginning on page 71.

Interests of Our Directors and Executive Officers in the Merger (page 48)

You should be aware that the Company’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below in “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 48.

United States Federal Income Tax Consequences of the Merger (page 51)

If you are a United States Holder (as defined in “The Merger — United States Federal Income Tax Consequences of the Merger” beginning on page 51), the Merger will be a taxable transaction for U.S. federal income tax purposes. A United States Holder of shares of Company Common Stock receiving the Merger Consideration in the Merger generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (x) the amount of cash the United States Holder receives (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Company Common Stock.

If you are a Non-United States Holder (as defined in “The Merger — United States Federal Income Tax Consequences of the Merger”), the Merger will generally not be a taxable transaction to you under United States federal income tax laws unless you have certain connections to the United States.

Holders of shares of Company Common Stock should read the section entitled “The Merger — United States Federal Income Tax Consequences of the Merger” beginning on page 51 and consult their tax advisor about the United States federal, state, local and foreign tax consequences of the Merger.

Regulatory Approvals (page 53)

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On March 7, 2018, both the Company and Buyer filed their respective notification and report forms under the HSR. Early termination was granted on March 16, 2018.

Procedures for Receiving Merger Consideration (page 56)

Promptly after the Effective Time (but in no event later than two (2) business days thereafter or on the closing date of the Merger with respect to any stockholder of the Company holding five percent (5%) or more of the outstanding shares of Company Common Stock who has taken the appropriate steps required by the Merger Agreement), Buyer will provide, or will cause a paying agent to provide, to each holder of record of shares of Company Common Stock immediately prior to the Effective Time a letter of transmittal and instructions as to how to surrender such holder’s stock certificates in exchange for the Merger Consideration. Holders of uncertificated shares of Company Common Stock (i.e., holders whose shares are held in book-entry form) will, upon receipt by the paying agent of an “agent’s message” in customary form, be entitled to receive the Merger Consideration, as promptly as reasonably practicable after the Effective Time without any further action required on the part of those holders.

Specific Performance (page 72)

The parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware and any states appellate court therefrom, or, if such courts do not have proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity.

Appraisal Rights (page 76 and Annex D)

Pursuant to Section 262 of the DGCL, holders of shares of Company Common Stock who did not consent to the adoption of the Merger Agreement, and who validly exercise (and do not withdraw or fail to perfect) appraisal rights, will be entitled to have their shares appraised by the Delaware Court of Chancery, and to receive, in lieu of the Merger Consideration, payment in cash of the “fair value” of those shares, together with interest, if any, determined by the court. The value that you may be entitled to receive in an appraisal proceeding may be less than, equal to or more than the amount of Merger Consideration. Stockholders who wish to exercise appraisal must make a written demand for appraisal on or prior to [●], 2018, which is the date that is twenty (20) days following the mailing of this information statement, and otherwise comply precisely with the procedures set forth in Section 262 of the DGCL for perfecting appraisal rights. For a summary of these procedures, see “Appraisal Rights” beginning on page 76. A copy of Section 262 of the DGCL is attached to this information statement as Annex D. If you hold your shares of Company Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, brokerage firm, trust or the other nominee.

Market Price of Our Stock (page 75)

Shares of Company Common Stock are listed on the NASDAQ under the trading symbol “BUFF”. The closing sale price of Company Common Stock on the NASDAQ on February 13, 2018, the last trading day before the publication of an article suggesting that the Company was for sale, was $33.05 and the closing sale price of Company Common Stock on the NASDAQ on February 22, 2018, which was the last trading day before we announced the Merger, was $34.12. On [●], 2018, the last practicable trading day before the date of this information statement, the closing price of Company Common Stock on the NASDAQ was $[●].

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain additional information, which is incorporated by reference in this information statement, without charge by following the instructions in “Where You Can Find More Information” beginning on page 84.

Q:	What is the proposed transaction and what effects will it have on the Company?

A:	The proposed transaction is the acquisition of the Company by Buyer pursuant to the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into the Company. The Company will be the surviving corporation of the Merger and a wholly-owned subsidiary of Buyer, and the Company will cease to be an independent publicly traded company

Q:	What will I receive in the Merger?

A:	Upon completion of the Merger and subject to the terms and conditions in the Merger Agreement, you will receive the Merger Consideration, $40.00 in cash, without interest and after giving effect to any required withholding taxes, for each share of Company Common Stock that you own, unless you properly exercise, and do not withdraw or fail to perfect, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Company Common Stock, you will receive $4,000.00 in cash in exchange for your shares of Company Common Stock, less any required withholding taxes. Upon completion of the Merger, you will not own any equity in the surviving corporation.

Q:	What happens to Options, RSUs and Restricted Stock if the Merger is completed?

A:	At the Effective Time, each Option whether vested or unvested, that is outstanding immediately before the Effective Time will be automatically cancelled and will only entitle the holder of such Option to receive a cash payment equal to the excess, if any, of the Merger Consideration over the exercise price of such Option and each RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time will automatically be cancelled and will only entitle the holder of such RSU to receive an amount in cash equal to the product of (A) the total number of shares of Company Common Stock subject to the RSU multiplied by (B) the Merger Consideration. Immediately prior to the Effective Time, the holding restrictions applicable to each share of Restricted Stock outstanding immediately prior to the Effective Time will automatically expire and each such share of Restricted Stock will be converted into the right to receive the Merger Consideration.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur in the second quarter of 2018, although the Company cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed for any reason, stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger, Options and RSUs will remain outstanding and the holding restrictions applicable to each share of Restricted Stock will remain in place. Instead, the Company will remain a publicly traded company, and shares of Company Common Stock will continue to be traded on the NASDAQ.

Q:	Why am I not being asked to vote on the Merger?

A:	Applicable Delaware law and the Merger Agreement require the adoption of the Merger Agreement by the holders in the aggregate of a majority of the outstanding shares of Company Common Stock in order to effect the Merger. The Company’s certificate of incorporation permits stockholders to act by written consent in certain circumstances, including in connection with the approval of transactions such as the Merger. The requisite stockholder approval was obtained immediately following the execution of the Merger Agreement on February 22, 2018, when the Written Consent was delivered by the Majority Stockholders, which owned shares of Company Common Stock constituting approximately 51.8% of the issued and outstanding shares of Company Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why did I receive this information statement?

A:	Applicable laws and securities regulations require us to provide you with notice of the Written Consent that was delivered by the Majority Stockholders, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights in connection with the Merger under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex D.

Q:	Did the Board approve and recommend the Merger Agreement?

A:	Yes. After careful consideration, the Board unanimously (i) determined and resolved that the Merger Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company and (iv) determined and resolved to recommend that the stockholders of the Company adopt the Merger Agreement.

Q:	What happens if I sell my shares before completion of the Merger?

A:	If you transfer your shares of Company Common Stock before consummation of the Merger, you will have transferred the right to receive the Merger Consideration and lose your appraisal rights. In order to receive the Merger Consideration or exercise appraisal rights, you must hold your shares through the Effective Time of the Merger.

Q:	Should I send in my Company Common Stock certificates now?

A:	No. You will be sent a letter of transmittal with related instructions after completion of the Merger, describing how you may exchange your shares of Company Common Stock for the Merger Consideration. Please do NOT return your Company Common Stock certificate(s) to the Company.

Holders of uncertificated shares of Company Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration as promptly as reasonably practicable after the Effective Time without any further action required on the part of those holders.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:	Yes. Before the Merger can be completed, the Company, Buyer and Merger Sub must fulfill or, if permissible, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 69.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A:	Yes. As a holder of Company Common Stock, you are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger if you meet certain conditions and comply with the applicable statutory procedures for perfecting appraisal rights, which are described in this information statement in “Appraisal Rights” beginning on page 76.

Q:	Will the Investor Rights Agreement affect my receipt of the Merger Consideration?

A:	Upon the consummation of the Merger, the Amended and Restated Investor Rights Agreement (the “Investor Rights Agreement”), dated as of January 21, 2015, by and among the Company and the stockholders listed on Exhibit A thereto and Invus, L.P., as amended July 28, 2017, will, along with all transfer restrictions thereunder, terminate in accordance with its terms and each stockholder party to the Investor Rights Agreement will be entitled to receive the Merger Consideration in accordance with the Merger Agreement. All provisions of the Investor Rights Agreement, including the transfer restrictions, will otherwise remain in effect until the consummation, if any, of the Merger.

Q:	What happens if a third party makes an offer to acquire the Company before the Merger is completed?

A:	If a third party makes an unsolicited, written bona fide Acquisition Proposal to the Company prior to 11:59 p.m. Eastern Time on March 24, 2018, the Company may, prior to the Alternative Transaction End Time, negotiate and discuss such proposal with the third party under certain circumstances specified in the Merger Agreement. If the Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to or result in, a Superior Proposal and the Company notifies Buyer and complies with certain additional requirements in the Merger Agreement, including, if requested by Buyer, negotiating with Buyer during a period of three (3) business days, so that Buyer has the opportunity to submit a matching or topping proposal, and Buyer does not submit a matching or topping proposal during such three (3) business day period, then the Company may terminate the Merger Agreement. The Company must pay Buyer the Termination Fee substantially concurrently with such termination. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 70.

Q:	Will I owe taxes as a result of the Merger?

A:	The Merger will generally be a taxable transaction for United States Holders of shares of Company Common Stock. As a result, assuming you are a United States Holder, you will recognize gain or loss with respect to the Merger Consideration received in exchange for shares of Company Common Stock in the Merger equal to the difference between (x) the amount of cash you receive (determined before the deduction of any applicable withholding taxes) and (y) the adjusted tax basis of your surrendered shares of Company Common Stock.

If you are a Non-United States Holder, the Merger will generally not be a taxable transaction to you under United States federal income tax laws unless you have certain connections to the United States.

See “The Merger — United States Federal Income Tax Consequences of the Merger” beginning on page 51 for a more detailed explanation of the tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the Merger to you.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate set of disclosure documents. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this information statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Company by phone at (203) 665-3400 or by mail to Blue Buffalo Pet Products, Inc., 11 River Road, Wilton, Connecticut 06897. We will promptly send additional copies of this information statement upon receipt of such request.

Q:	Where can I find more information about the Company?

A:	We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to “Where You Can Find More Information” beginning on page 84.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, please contact our Investor Relations Department at (203) 665-3400. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, statements regarding projections as described in “The Merger — Certain Financial Projections” beginning on page 45, which are subject to the “safe harbor” created by those sections. These statements may be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “would,” “seeks,” “predicts,” “intends,” “plans,” “projects,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Accordingly, there are, or will be, important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The projections by the Company’s management included in this information statement reflect assumptions and estimates by management of the Company, many of which are driven by factors beyond the control of the Company, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. Accordingly, you should not place undue reliance on these projections or any other forward-looking statements in this information statement, which are likewise subject to numerous uncertainties. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	risks associated with transactions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation or regulations and other regulatory and third party consents and approvals;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay the Termination Fee to Buyer;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of Company Common Stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	the risk that we may be subject to litigation in connection with the Merger and the outcome thereof;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	risks related to diverting management’s attention from our ongoing business operations;

•	potential volatility in the capital markets and the impact on Buyer’s ability to complete the financing necessary to consummate the Merger;

•	failure or inability to implement growth strategies in a timely manner;

•	future levels of revenues being lower than expected and costs being higher than expected;

•	conditions affecting the industry generally; local and global political and economic conditions; conditions in the securities market that are less favorable than expected; and changes in the level of capital investment;

•	certain presently unknown or unforeseen factors; and

•	the impact of legislative, regulatory and competitive changes and other risk factors relating to the industry in which the Company operates and other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2017. See “Where You Can Find More Information” beginning on page 84.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this information statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this information statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE PARTIES TO THE MERGER AGREEMENT

The Company

Blue Buffalo Pet Products, Inc.

11 River Road

Wilton, Connecticut 06897

Phone: (203) 762-9751

The Company is the nation’s leading natural pet food company, providing natural foods and treats for dogs and cats under its BLUE Life Protection Formula, BLUE Wilderness, BLUE Basics, BLUE Freedom and BLUE Natural Veterinary Diet lines. Paying tribute to its founding mission, the Company, through the Blue Buffalo Foundation, is a leading sponsor of pet cancer awareness and of critical research studies of pet cancer, including causes, treatments and the role of nutrition, at leading veterinary medical schools and clinics across the United States. Additional information regarding the Company is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 84.

The Company’s shares of Company Common Stock are listed with, and trade on, the NASDAQ under the symbol “BUFF”.

Buyer

General Mills, Inc.

1 General Mills Boulevard

Minneapolis, Minnesota 55426

Phone: (763) 764-7600

Buyer is a leading global food company that serves the world by making food people love. Its brands include Cheerios, Annie’s, Yoplait, Nature Valley, Fiber One, Häagen-Dazs, Betty Crocker, Pillsbury, Old El Paso, Wanchai Ferry, Yoki and more. Headquartered in Minneapolis, Minnesota, Buyer generated fiscal 2017 consolidated net sales of $15.6 billion, as well as another $1.0 billion from its proportionate share of joint-venture net sales. For more information visit Buyer’s website at www.generalmills.com.

Shares of Buyer’s common stock are listed with, and trade on, the NYSE under the symbol “GIS”.

Merger Sub

Bravo Merger Corp.

c/o General Mills, Inc.

1 General Mills Boulevard

Minneapolis, Minnesota 55426

Phone: (763) 764-7600

Merger Sub, incorporated in the state of Delaware, was formed by Buyer solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Buyer and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

THE MERGER

Background of the Merger

The Board regularly reviews and assesses the Company’s performance, risks, opportunities and strategy. Additionally, as part of its ongoing oversight and management of the Company’s business, from time to time the Board and the Company’s management, together with their legal and financial advisors, review and evaluate strategic opportunities and alternatives available to the Company with a view to maximizing stockholder value. Such opportunities and alternatives include, among other things, remaining as a stand-alone entity and pursuing organic growth initiatives (including the expansion of its distribution channels to include the food, drug and mass market (“FDM”) channel in the third quarter of 2017), share repurchases (including pursuant to the share repurchase program authorized in July 2017), business combinations and similar transactions.

As part of this ongoing review and evaluation, representatives of J.P. Morgan have periodically met with the Board and the Company’s management and have advised the Company with respect to such strategic opportunities and alternatives. The Company has had a longstanding relationship with J.P. Morgan and retained J.P. Morgan to act as its financial advisor in connection with the proposed merger based on, among other factors, J.P. Morgan’s overall reputation and experience as an investment banking firm, and its knowledge of the food sector and consumer packaged goods industry generally and the Company’s business and operations in particular.

From time to time prior to and since the Company’s initial public offering of shares of Company Common Stock in July 2015, various strategic parties have approached the Company regarding possible acquisitions of or other strategic transactions involving the Company. In response to such parties’ expressions of interest in a potential transaction, the Company’s management, in consultation with the Board, has generally engaged in discussions with such parties to assess such parties’ seriousness with respect to pursuing a potential transaction that would maximize stockholder value. These discussions historically either have not resulted in formal proposals for the Company to evaluate or, in certain cases, resulted in proposals that the Company concluded significantly undervalued the Company. In particular, one strategic party expressed interest in a potential acquisition of the Company on multiple occasions, including most recently in the first quarter 2016. The Company expressed receptivity to assessing any proposal but such party never submitted a proposal or further pursued discussions regarding a transaction. The Company’s understanding was that, among other things, such party was not prepared to pursue an acquisition of the Company based on such party’s view that the Company’s valuation was too high at its then trading price, which was at that time below $20 per share.

On September 21, 2017, Doug Power, the Global Head of M&A at Buyer, contacted Raymond Debbane, a member of the Board and the President and Chief Executive Officer of The Invus Group, LLC (“Invus”), the financial sponsor behind the Company since 2006, requesting a meeting to discuss the Company.

On October 5, 2017, Mr. Power met with Mr. Debbane and Evren Bilimer, another member of the Board and a Managing Director at Invus. At the meeting, Mr. Power described the business priorities of Buyer and the success Buyer had previously had expanding its brand portfolio into the organic and natural food products business with its acquisition of Annie’s, Inc. in 2014. The parties also discussed the business of the Company, Buyer’s ongoing efforts to reshape its brand portfolio and, in the context of that discussion, among other things, the concept of a potential business combination.

On October 16, 2017, Mr. Power contacted Mr. Debbane and Mr. Bilimer to request an opportunity to speak further as a follow-up to their preliminary discussion on October 5. Later that day, Mr. Debbane contacted Mr. William Bishop, Chairman of the Board, and Mr. William Bishop, Jr., Chief Executive Officer of the Company and a member of the Board (“Billy Bishop” or “Mr. Bishop”), to report on the October 5 discussions with Mr. Power and to discuss the possibility of Mr. Debbane having a further conversation with Mr. Power as per Mr. Power’s request.

On October 17, 2017, Mr. Debbane spoke with Mr. Power. Mr. Power indicated that the management of Buyer were potentially interested in evaluating a business combination between Buyer and the Company.

Mr. Debbane indicated that Invus would be open to supporting a transaction that was in the best interest of all the Company’s stockholders and that, in his capacity as a director, he was interested in evaluating any opportunities that were value maximizing. Messrs. Power and Debbane concluded that the appropriate next step would be a discussion between the companies’ respective CEOs and agreed to work with Mr. Power to arrange such a meeting. Following the meeting Mr. Debbane contacted William Bishop and Billy Bishop to report on the discussion.

On October 19, 2017, Mr. Bishop provided a report regarding the foregoing discussions between Mr. Debbane, Mr. Bilimer and Mr. Power to the other members of the Board and also indicated that he planned to speak with representatives of J.P. Morgan, as a long-time advisor to the Company, to assist in his preparation for the planned meeting with Jeff Harmening, CEO of Buyer.

Also on October 19, Larry Miller, General Counsel of the Company, contacted the Board to schedule a special meeting following the anticipated meeting between Messrs. Bishop and Harmening so that the Board could receive a report on such meeting.

On October 27, 2017, Mr. Bishop met with Mr. Harmening. During such conversation, Mr. Harmening described the corporate culture at Buyer and Buyer’s current strategy with respect to its brand portfolio generally, and how acquisitions fit into that strategy in particular. At the end of the conversation, without mentioning any transaction terms, Mr. Harmening asked Mr. Bishop if he thought the Board would be receptive to further evaluation by Buyer of a potential acquisition of the Company. Mr. Harmening also observed that an acquisition of the Company would involve Buyer entering a new product category and, as a result, it would be important to Buyer’s interest in a transaction for key members of the Company’s management team to continue their roles following a transaction to build on the Company’s historic success, although no retention or employment arrangements were discussed. Mr. Bishop indicated that although the Company was not currently exploring a sale, he would raise the question to the Board.

Later that day on October 27, the Board convened a special meeting to receive a report on the contacts initiated by Buyer. Representatives of senior management, J.P. Morgan and Simpson Thacher & Bartlett LLP (“Simpson Thacher”), outside counsel to the Company, participated in the meeting. Messrs. Debbane and Bishop described the initial contacts with representatives of Buyer, including such representatives’ suggestion that they would be interested in evaluating a potential acquisition of the Company. Mr. Bishop further informed the Board that he was generally in “listen mode” during the October 27 meeting and that Mr. Harmening described Buyer’s business and its potential interest in evaluating a potential acquisition of the Company. Mr. Bishop also noted that Mr. Harmening had indicated the board of directors of Buyer would be meeting on November 6, 2017 and that Mr. Harmening expected to further discuss the topic of a potential business combination with the Company at such meeting. Representatives of Simpson Thacher discussed the Board’s role in the event Buyer and the Company were to explore a potential transaction, including, among other things, the Board’s fiduciary duties in connection with its review and consideration of any such potential transaction and the exploration of other strategic alternatives more generally. The representatives of J.P. Morgan also discussed with the Board market conditions generally, background information regarding Buyer, its potential reasons for exploring an acquisition of the Company and an overview of other potential acquirers of the Company. At the conclusion of the meeting, the Board determined that Mr. Bishop should convey to Buyer that the Company would be receptive to reviewing a specific proposal from Buyer.

On October 31, 2017, Mr. Bishop contacted Mr. Harmening to indicate that the Board would be receptive to reviewing a specific proposal from Buyer as it was always open to considering credible, value maximizing alternatives for the Company’s stockholders. Mr. Harmening responded that he would discuss the topic with Buyer’s board of directors at its meeting on November 6 and follow up with Mr. Bishop thereafter.

On November 7, 2017, Mr. Harmening informed Mr. Bishop that Buyer’s board of directors was supportive of Mr. Harmening further evaluating a potential acquisition of the Company and that he would like to speak further with Mr. Bishop.

On November 10, 2017, Mr. Bishop spoke with Mr. Harmening. Mr. Harmening indicated that Buyer would need to conduct further internal analysis, which Mr. Harmening estimated would take five to six weeks, following which he would be in a position to revert to Mr. Bishop about any potential next steps. Mr. Bishop expressed again the Board’s general receptiveness to evaluating specific proposals regarding potential value-maximizing alternatives, but also reiterated that the Board would require a specific written proposal to authorize significant engagement.

On December 8, 2017, Mr. Bishop spoke again with Mr. Harmening, at Mr. Harmening’s request. Mr. Harmening reiterated Buyer’s interest in evaluating a potential transaction, noting the apparent cultural fit of the organizations and the unique strategic opportunity such an acquisition would present for Buyer. Mr. Harmening also indicated that Buyer might need to discuss certain aspects of the business of the Company in order to finalize a preliminary view on valuation. Mr. Bishop reiterated the Company’s preference that Buyer submit a preliminary proposal so that the Board could assess Buyer’s seriousness.

On December 14, 2017, the Board held a regularly scheduled meeting. At that meeting, members of management presented a number of reports to the Board regarding the ongoing stand-alone operations of the Company, including regarding (i) the Company’s financial performance for the 2017 fiscal year, (ii) the outlook for the pet food industry over the next five years and management’s preliminary plans for fiscal year 2018, (iii) the Company’s potential acquisition pipeline and (iv) ongoing legal matters. The presentation included management’s draft 5-year financial plan with respect to the Company, including the potential short- and long-term financial impacts of the Company’s base strategic initiatives, the challenging near-to-intermediate-term operational and financial risks for the Company’s strategy to expand its FDM distribution, the impact on earnings growth and earnings predictability, and the impact of such a strategy on earnings and other financial metrics. The Board also received a report on the status of the outreach by Buyer and approved sharing the draft 5-year financial plan with J.P. Morgan for use in connection with its financial analysis to provide the Board additional context and stand-alone valuation perspectives for consideration when assessing any proposal that might be submitted by Buyer.

On December 22, 2017, Mr. Bishop spoke again with Mr. Harmening at Mr. Harmening’s request. Mr. Harmening conveyed that the board of directors of Buyer was supportive of Buyer continuing to evaluate a transaction with the Company following its internal analysis. However, Mr. Harmening indicated that Buyer would need to conduct preliminary non-public due diligence on three topics so that Buyer could formulate a specific proposal: (i) the in-process expansion of the Company’s distribution channels, especially with respect to FDM, (ii) the Company’s financial projections and (iii) potential synergies. Mr. Bishop indicated that he would consider this request and speak with Mr. Harmening again the following week. Mr. Harmening also noted that Buyer would be willing to enter into a customary non-disclosure agreement to facilitate the foregoing due diligence.

Later that day on December 22, William Bishop, Billy Bishop, Mr. Debbane, Aflalo Guimarães, a member of the Board and a Managing Director at Invus, and Mr. Bilimer participated in a conference call with representatives of senior management, J.P. Morgan and Simpson Thacher to discuss the message conveyed by Mr. Harmening to Mr. Bishop and Buyer’s requests for additional information. The members of the Board present also discussed the merits of sharing some threshold non-public information with Buyer pursuant to a customary confidentiality agreement.

On December 27, 2017, Mr. Bishop spoke again with Mr. Harmening and tentatively agreed to a meeting in early January to discuss the specific topics Mr. Harmening had previously outlined, subject to the execution of a satisfactory non-disclosure agreement. The Company provided a draft of a non-disclosure agreement to Buyer later that day.

On January 2, 2018 the Company and Buyer executed a non-disclosure agreement. Such non-disclosure agreement included a standstill provision, the key provisions of which would automatically expire upon the Company entering into a definitive agreement relating to certain extraordinary transactions, and a prohibition on Buyer contacting financing sources (with the exception of one permitted financing source requested by Buyer to assist in its evaluation of the pricing and structure of its necessary financing to inform its formulation of a proposal) without the Company’s prior approval.

On January 8, 2018, Messrs. Bishop, Miller and Bilimer met with Mr. Harmening, Donal Mulligan, Chief Financial Officer of Buyer, Richard Allendorf, General Counsel of Buyer, and Mr. Power. At this meeting, the representatives of the Company discussed (i) the Company’s overall strategy, including its ongoing expansion in FDM and e-commerce sales channels, (ii) a high-level summary of the Company’s recent financial performance and management’s key financial targets for the next five years and (iii) the potential sources of synergies in the event of a transaction between the Company and Buyer. The representatives of Buyer asked questions regarding, among other things, the Company’s margins and brand differentiation. They also noted Buyer’s M&A strategy generally and reiterated its interest in key members of the Company’s management team continuing in their roles following a transaction to build on the Company’s historic success, although no retention or employment arrangements were discussed. At the conclusion of this meeting, the representatives of Buyer informed the Company’s representatives that they would incorporate the information provided at the meeting into the internal work being conducted at Buyer regarding a potential transaction and that they would contact the Company within two weeks should Buyer determine to submit a specific proposal. Following the meeting, at Buyer’s request, representatives of the Company e-mailed to Buyer sections of the presentation materials discussed at the meeting for its reference.

On January 16, 2018, Mr. Harmening contacted Mr. Bishop to inform him that Buyer would shortly be submitting a preliminary, non-binding proposal to acquire the Company at a valuation range of $38-40 per share in cash. Mr. Harmening also detailed the areas of focus for Buyer’s next stage of due diligence and requested the opportunity for Buyer to visit the Company’s production and manufacturing facilities. Later in the day on January 16, Buyer submitted a written, preliminary and non-binding indication of interest (the “Preliminary Proposal”) to Mr. Bishop that confirmed the foregoing details and indicated that the Preliminary Proposal was not subject to any financing condition.

On January 17, 2018, the Board held a previously scheduled meeting. Representatives of senior management, Simpson Thacher and J.P. Morgan were in attendance. Prior to the meeting a copy of the Preliminary Proposal was shared with the Board. At the meeting, Mr. Bishop provided a report to the Board regarding, and the Board discussed, the high level due diligence meeting with Buyer earlier in the month and the Preliminary Proposal. The representatives of J.P. Morgan provided, among other things certain preliminary information to the Board and noted that a preliminary detailed valuation analysis utilizing the draft 5-year financial plan would be presented to the Board at a subsequent meeting. Representatives of J.P. Morgan then discussed the current mergers and acquisitions environment generally and with respect to the food and consumer packaged goods industry in particular and J.P. Morgan’s preliminary views with respect to other parties that could potentially be interested in pursuing a strategic transaction with the Company. Representatives of J.P. Morgan expressed the view that it was likely that there were a limited number of potential buyers for the Company in light of, among other things, the valuation implied by the value range proposed in the Preliminary Proposal. The Board also discussed with the representatives of Simpson Thacher the appropriate considerations, including with respect to the directors’ fiduciary duties, in evaluating the Preliminary Proposal and the potential next steps related thereto. At the conclusion of the meeting, the Board determined it was appropriate for management to engage further with Buyer to understand the seriousness of its proposal and its plans for due diligence without offering any perspective regarding Buyer’s proposed value range until the Company’s advisors had an opportunity to provide the Board a more detailed valuation analysis.

Following the January 17 meeting of the Board, all of the members of the Board discussed engaging Centerview as an additional financial advisor in light of, among other things, Centerview’s overall reputation and experience as an investment banking firm generally and its knowledge of the food and consumer packaged goods industry in particular. The members of the Board agreed to engage Centerview as an additional financial advisor, and requested Centerview attend the next meeting of the Board at which Buyer’s non-binding indication of interest would be discussed.

Also on January 17, 2018, as directed by the Board, Mr. Bishop spoke with Mr. Harmening to indicate that the Preliminary Proposal was sufficiently credible that it was appropriate for the Company to permit Buyer to engage in further due diligence to refine its proposal.

On January 18, 2018, Mr. Miller and Mr. Allendorf spoke by telephone to discuss various process matters, including further due diligence by Buyer and, following this conversation, Buyer provided to the Company commercial and legal due diligence requests.

On January 19, 2018, Mr. Harmening e-mailed Mr. Bishop to highlight that since an acquisition of the Company would involve Buyer entering a new product category an area of particular focus for Buyer’s due diligence efforts would be the evaluation of the Company’s employee base. Mr. Harmening also requested a call on January 24 with Mr. Bishop and Buyer’s Chief Human Resources Officer to discuss this topic in more detail. No retention or employment arrangements were discussed during this call.

On January 23, 2018, the Board held a special meeting in person at the offices of Simpson Thacher, at which representatives of senior management, Simpson Thacher, J.P. Morgan and Centerview were in attendance. Prior to the meeting, the Board was provided with disclosures for its review regarding J.P. Morgan’s involvement in certain transactions involving the Company, Invus and its affiliates, Buyer and certain other relevant parties. Mr. Bishop and Mr. Miller first reported to the Board on the contact between representatives of the Company and Buyer since the January 17 board meeting. Mr. Bishop and Mr. Miller also described updates, which had been circulated to the Board on January 22 (discussed under “The Merger—Certain Company Forecasts”), to the draft 5-year financial plan, including to reflect actual results from December and more current forecasts in light of such results as well as new tax rates (the “5-Year Plan”). Following this report, representatives from Simpson Thacher discussed the Board’s fiduciary duties in connection with their review and consideration of the Preliminary Proposal and the exploration of other strategic alternatives more generally. In anticipation of the deal structure that Buyer was likely to demand, Simpson Thacher also previewed for the Board the available mechanisms for obtaining stockholder approval for a transaction, including receipt of a written consent by the Company’s majority stockholders as permitted by the Company’s organizational documents. Following the presentation by Simpson Thacher, at the request of the Board, representatives of J.P. Morgan and Centerview discussed preliminary valuation topics regarding the Company based on the 5-Year Plan and the Preliminary Proposal submitted by Buyer, including observations regarding the valuation multiples in the Preliminary Proposal relative to other transactions in the food and consumer packaged goods industry. Centerview and J.P. Morgan also discussed financial topics in the food and consumer packaged goods industry generally, including the M&A environment thereof and the positioning of the pet food sector within the industry as well as the elevated trading multiples of most participants in the sector. In the context of the discussion of the Preliminary Proposal there was also a discussion of the Company’s stand-alone prospects, including the risks and opportunities embedded in the 5-Year Plan that could impact the Company’s stand-alone value. Such risks include the Company’s ability to execute its prospective channel expansion and related existing customer concentration risks, pricing pressure in e-commerce and competition in FDM and the significance of the continuation of the existing “authentic/founder led” management team. As part of their discussion with the Board, the representatives of J.P. Morgan and Centerview also discussed with the Board other potential acquirers of the Company, with J.P. Morgan and Centerview expressing their view that it was likely there were a limited number of other potential buyers for the Company at the valuations reflected in the Preliminary Proposal. Simpson Thacher and representatives of senior management also discussed with the Board the potential increased execution risks and timing considerations presented by certain of the noted potential alternative acquirers relative to Buyer. The Board then discussed the Preliminary Proposal and strategies it might pursue with respect to next steps and determined, given the attractive valuation reflected in the price range presented by Buyer, to authorize management to continue discussions and due diligence with Buyer to facilitate the submission of a more refined value proposal that the Board could subsequently assess against its other strategic alternatives, including continuing to operate as a stand-alone company. The Board further concluded that efforts regarding a potential transaction should remain focused on Buyer and the Company should not contact other potential buyers at this time given the associated risks, including potential management distraction, risk of disruptive publicity and the potential impact on Buyer’s engagement, but directed that the Company require any definitive agreement for a potential transaction include an adequate period of time for other potential acquirers to submit alternative proposals to the Board following any announcement of a potential transaction and adequate flexibility for the Board to evaluate and accept any such alternative proposals determined by the Board to be superior to a transaction with Buyer.

On January 24, 2018, Mr. Bishop and Mr. Harmening spoke regarding the status of the diligence process. During this discussion, Mr. Bishop expressed his initial views regarding the positive fourth quarter results the Company was likely to report and expressed his hope that any refined proposal from Buyer would take such strong performance and other positive factors into account. Later that day, the Company provided Buyer and its representatives with access to a virtual data room containing due diligence information requested by Buyer, which data room included the 5-Year Plan.

Also on January 24, representatives of Simpson Thacher and Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), outside counsel to Buyer, spoke regarding process matters and the representatives of Cleary Gottlieb noted, among other things, that they would provide to Simpson Thacher for discussion a draft merger agreement. Later that day, Cleary Gottlieb sent Simpson Thacher a draft merger agreement (such draft, and subsequent iterations thereof exchanged between the parties, referred to as the “Draft Merger Agreement”) that, among other things, (i) contemplated the Company’s Majority Stockholders delivering an irrevocable written consent approving the transaction immediately after signing of the Draft Merger Agreement, (ii) did not include any flexibility for the Company to accept a “superior proposal” between signing and closing, and (iii) included a requirement that Buyer be permitted to avail itself of a so-called “marketing period” after all of the conditions to closing had been satisfied in order for Buyer to market and obtain permanent acquisition financing.

Also on January 24, Messrs. Bishop and Miller spoke with Mr. Harmening and Jacqueline Williams-Roll, the Chief Human Resources Officer of Buyer, to discuss preliminary diligence topics regarding the Company’s employees. No retention or employment arrangements were discussed.

Between January 24 and February 13, 2018, representatives of J.P. Morgan, Centerview and Goldman Sachs & Co. LLC (“Goldman Sachs”), financial advisor to Buyer, discussed at regular intervals the progress of the due diligence process and the expected timing of Buyer’s submission of a more refined value proposal.

On January 31, 2018, Mr. Miller spoke with Mr. Allendorf to discuss several topics, including the progress of due diligence and the continued importance of (and the Company’s sensitivity regarding) confidentiality. Louis Lambert, Associate General Counsel of Buyer, e-mailed Mr. Miller regarding several follow-up items the next day, including coordination in the event of any media coverage of the parties’ discussion and specific diligence matters.

On February 1, 2018, Cleary Gottlieb provided a draft of a form support agreement, including a form of written consent, that it requested the Majority Stockholders sign concurrently with the execution of the Draft Merger Agreement. Later in the day on February 1, Simpson Thacher provided a revised Draft Merger Agreement to Cleary Gottlieb which provided for, among other things, a 60-day “window shop” period during which the Company could consider and engage with third parties regarding unsolicited acquisition proposals and, in the event any such acquisition proposal was deemed a “superior proposal”, terminate the Draft Merger Agreement to accept such superior proposal, subject to a two-business day match right period and payment of a termination fee equal to 2.25% of transaction equity value. Simpson Thacher’s revised Draft Merger Agreement also deleted the proposed “marketing period” concept. The revised Draft Merger Agreement also indicated, consistent with Buyer’s request, that the Company might establish a retention program for non-named executive officers on terms determined in consultation with Buyer.

On February 4, 2018 and again on February 6, 2018, representatives of Simpson Thacher discussed with Cleary Gottlieb the revised Draft Merger Agreement provided by Simpson Thacher. In particular, Simpson Thacher conveyed that the Board would not proceed with any transaction that did not permit the Company to consider and engage with unsolicited acquisition proposals from third parties received after announcement of any transaction with Buyer. On the morning of February 6, Cleary Gottlieb distributed a revised Draft Merger Agreement to Simpson Thacher which included, among other things: (i) a “window shop” period of 25 days with no extension for any match period in process at the 25th day, (ii) a match right period of four business days, (iii) a termination fee equal to 3.50% percent of transaction equity value and (iv) acceptance of obligations on the Buyer to make any divestitures required to obtain required antitrust clearance, except to the extent doing so would cause a Material Adverse Effect on the Company.

During the day on February 5 and February 6, 2018, members of the Company’s management participated in commercial and legal due diligence calls with representatives of Buyer.

On February 5, 2018, Mr. Bishop spoke with Mr. Harmening. The conversation between the CEOs focused on (i) a status update on the progress of due diligence and (ii) a conceptual discussion of the parameters of any retention and incentive programs for non-executive officer employees as requested by Buyer to ensure a smooth transition.

On February 6, 2018, the Board held a special meeting, at which representatives of senior management, Simpson Thacher, J.P. Morgan and Centerview were in attendance. Representatives of Centerview first provided a report to the Board on Buyer’s diligence and financing efforts and noted for the Board the positive message being conveyed by Buyer with respect thereto. Mr. Bishop also made a report to the Board on his conversation with Mr. Harmening the previous day. Representatives of Simpson Thacher then reported to the Board on the status of negotiations regarding the Draft Merger Agreement and observed for the Board that the revised Draft Merger Agreement received from Cleary Gottlieb earlier in the day reflected an agreement-in-principle by Buyer with the Board’s requirement that the Draft Merger Agreement include a “window shop” period, noting, however, that the details of such provision were still being negotiated. In connection with the Board’s further consideration of whether to continue operating the Company as a stand-alone business in lieu of a strategic transaction, representatives of Centerview and J.P. Morgan then discussed with the Board the 5-Year Plan. This discussion addressed, among other things, the key components of the plan, comparisons to research analyst expectations and a discussion of key risks and opportunities facing the Company. The financial advisors observed that the 5-Year Plan included projections for revenue growth and margin expansion that were above research analyst expectations, and in particular discussed with the Board the fact that Buyer’s representatives had communicated on multiple occasions during their due diligence efforts a belief that the 5-Year Plan did not sufficiently reflects risks associated with the Company’s ongoing expansion of its sales channels. The representatives of Centerview also highlighted again for the Board the elevated trading multiples currently being experienced by participants in the food and consumer packaged goods industry. Representatives of J.P. Morgan also provided an update on recent developments in financial markets and discussed with the Board the increased financial market volatility since the Board’s last meeting, including the resulting decline in the trading price of Buyer’s stock and the increased financing costs for corporate borrowers. Notwithstanding Buyer’s perceived risks in the execution of the 5-Year Plan and the volatility in the debt and equity markets, the Board directed its financial advisors to, in advance of Buyer’s next meeting of its board of directors the following week, encourage Buyer to improve its offer.

On February 8, 2018, representatives of J.P. Morgan and Centerview spoke with representatives of Goldman Sachs and, consistent with the Board’s prior instructions, encouraged Buyer to improve its offer. Also on February 8, Simpson Thacher sent a revised draft of the majority stockholders’ support agreement and an initial draft of the Company’s disclosure schedules to Cleary Gottlieb. Later in the day on February 8, 2018, Cleary Gottlieb provided a draft of its debt commitment letter with affiliates of Goldman Sachs for the potential transaction to Simpson Thacher.

On February 9, 2018, Simpson Thacher sent a revised Draft Merger Agreement to Cleary Gottlieb, which draft included, among other things: (i) a “window shop” period of 50 days, (ii) a match right period of three business days and (iii) a termination fee equal to 2.50% of transaction equity value.

On February 13, 2018, representatives of Centerview and J.P. Morgan spoke with representatives of Goldman Sachs, who, at the direction of the board of directors of Buyer, conveyed a revised proposal from Buyer to acquire the Company for $38.50 per share in cash. In conveying this proposal, the representatives of Goldman Sachs emphasized to the Company’s financial advisors several potential risks that Buyer had identified during due diligence as well as the recent financial market volatility and associated increases in Buyer’s expected borrowing costs and the industry leading multiple for a transaction of this size reflected in Buyer’s revised proposal, while also reiterating Buyer’s eagerness to conclude a transaction at an appropriate valuation. Representatives of Goldman Sachs also conveyed to the Company’s financial advisors Buyer’s desire to maintain a specific investment-grade rating and its plan to issue up to $1 billion in new equity to finance the transaction. Representatives of Goldman Sachs also requested on behalf of Buyer meetings with additional members of the Company’s management and an opportunity to visit the Company’s production and manufacturing facilities.

On February 14, 2018, an article was published in certain media outlets suggesting that the Company had been approached about a potential takeover, without naming an acquirer or proposed price. At the direction of the Board, representatives of Centerview and J.P. Morgan discussed these rumors with representatives of Goldman Sachs per a pre-agreed protocol for rapidly reacting to media reports to minimize disruption to the respective parties’ businesses.

Later in the day on February 14, the Board held a special meeting in person at the offices of Simpson Thacher, at which representatives of senior management, Simpson Thacher, J.P. Morgan and Centerview were in attendance. Prior to the meeting, the Board was provided with disclosures for its review regarding Centerview’s involvement in certain transactions involving the Company, Invus and its affiliates, Buyer and certain other relevant parties. Representatives of Centerview and J.P. Morgan began by updating the Board on the revised proposal received from Buyer and certain additional due diligence requests. They also reported to the Board the market rumors from earlier that day regarding a potential transaction and the Board determined not to comment or otherwise respond to such rumors while continuing to monitor developments. Representatives of Centerview and J.P. Morgan next presented to the Board regarding market perspectives of the Company and updates on its industry and reviewed with the Board again certain elements of the 5-Year Plan. At the request of the Board, representatives of each of J.P. Morgan and Centerview then presented their respective preliminary financial analyses with respect to the Company and the proposed transaction and they also reviewed with the Board a presentation regarding Buyer and its financing considerations. The Board engaged in a lengthy discussion with its financial advisors regarding valuation considerations with respect to the Company and tactics for obtaining a higher per share price from Buyer. The Board then convened an executive session to discuss these and other topics, following which, notwithstanding the observation by the Board that Buyer’s revised proposal reflected an attractive price in light of the financial analyses conducted by its advisers and the ongoing risks associated with execution of the Company’s stand-alone strategy, the Board directed J.P. Morgan and Centerview to convey to Buyer that the Company would not proceed with a transaction at a price of $38.50 per share and Buyer should therefore increase its price if they wished to proceed.

Shortly after the Board meeting on February 14, representatives of Centerview and J.P. Morgan spoke with representatives of Goldman Sachs to convey the Board’s directive that the revised price did not represent a proposal the Board would consider moving forward with and that Buyer should resubmit its proposal with a higher price, without providing Goldman Sachs further guidance as to what price would be acceptable to the Board.

On February 17, 2018, at the direction of the board of directors of Buyer, representatives of Goldman Sachs called representatives of Centerview and J.P. Morgan to convey a revised proposal from Buyer to acquire the Company for $39.50 per share in cash. Later on February 17, following discussions with members of the Board, at the direction of the Board representatives of Centerview and J.P. Morgan conveyed to representatives of Goldman Sachs that Buyer’s proposed price of $39.50 per share remained inadequate and, consistent with the Board’s prior instructions to continue to push for the highest price available, requested Buyer to again increase its proposal. During these exchanges on February 17, at the direction of the Board to further emphasize the rationale for the Company’s request for an improved proposal, the representatives of Centerview and J.P. Morgan conveyed to representatives of Goldman Sachs that the Company expected to offer stronger earnings guidance during its upcoming earnings call than previously anticipated.

On February 18, 2018, Mr. Harmening reached out to Mr. Bishop to convey that Buyer remained enthusiastic about a potential transaction, but Buyer was unwilling to offer more than $40.00 per share, noting that if the parties could not reach a deal at $40.00 per share Buyer would be compelled to turn its attention to other opportunities. Mr. Bishop emphasized the strong financial performance of the Company, including its plans for stronger earnings guidance, but Mr. Harmening reiterated that $40.00 per share represented the maximum price Buyer would offer and already incorporated all such positive considerations. Mr. Harmening also conveyed to Mr. Bishop in connection with raising Buyer’s price to $40.00 per share that any “window shop” period in the merger agreement would need to be limited to 30 days from signing of the Draft Merger Agreement to ensure it did not unduly delay or otherwise complicate the significant acquisition financing Buyer expected to pursue to consummate a potential transaction with the Company.

On February 19, 2018, the Board held a conference call to discuss Buyer’s revised proposal. Representatives of Centerview and J.P. Morgan first provided a report to the Board on negotiations with Buyer since the previous Board meeting on February 14. Mr. Bishop then reported to the Board his conversation with Mr. Harmening the day before, during which Mr. Harmening had indicated that Buyer would not offer to acquire the Company at a price greater than $40.00 per share and would require any “window shop” period be limited to 30 days. Representatives of Simpson Thacher then reminded the Board of the status of negotiations regarding the Draft Merger Agreement, noting that Cleary Gottlieb had also indicated the “window shop” period should be limited to 30 days and that Buyer’s most recent proposal in the Draft Merger Agreement provided for a termination fee of 3.50%. The Board then engaged in a lengthy discussion regarding Buyer’s offer price and request for a 30-day window shop period and 3.50% termination fee. The Board assessed that, following several successful attempts to extract price increases from Buyer, Buyer was unlikely to increase its price above $40.00 per share and that, based on the Company’s and its advisors’ knowledge of other potential acquirers, neither a 30-day “window shop” period nor a 3.50% termination fee would deter any truly interested third party from submitting a competing proposal and, in fact, the public announcement of a transaction might spur other potential acquirers to action without jeopardizing the value opportunity at hand. Nevertheless, the Board directed that the Company’s management and advisors continue to negotiate the “window shop” period and termination fee to obtain the best terms possible and authorized management to finalize terms of definitive agreements at a price equal to $40.00 per share in cash.

During the course of the week of February 19 until the execution of the Merger Agreement, the respective management teams of the parties, together with representatives of Simpson Thacher and Cleary Gottlieb and the parties’ financial advisors, discussed and negotiated the remaining open items in the transaction documents.

On February 21, 2018, following agreement between the parties with respect to the merger consideration (subject to finalizing the other terms of the Merger Agreement) and consistent with the respective boards’ expectations regarding the timing of such discussions, representatives of Buyer presented to Mr. Bishop an offer letter (the “February 21 Offer Letter”) reflecting proposed terms for Mr. Bishop’s employment, following closing, as a Senior Vice President of Buyer and head of its newly established pet segment, including terms regarding base salary, incentive and retention bonuses and awards and severance protection following consummation of a transaction. Mr. Bishop did not negotiate or engage with Buyer regarding the terms of the February 21 Offer Letter.

On February 21 and February 22, 2018, representatives of Buyer accompanied representatives of the Company on diligence visits to the Company’s production and manufacturing facilities in Richmond, Indiana and Joplin, Missouri.

Late in the evening on February 21, 2018 and early in the morning on February 22, 2018, Cleary Gottlieb sent revised drafts of the transaction documents to Simpson Thacher, including a revised Draft Merger Agreement which included, among other things: (i) a “window shop” period of 30 days subject to an extension (solely with respect to a superior proposal made prior to the 30th day) until the next business day following the end of any in process match right period with respect to such superior proposal and (ii) a termination fee equal to 2.95% of transaction equity value. During the day on February 22, Simpson Thacher and Cleary Gottlieb finalized the transaction documents consistent with such terms.

Also on February 22, Mr. Bilimer, in his capacity as chairman of the Board’s compensation committee, spoke with Ms. Williams-Roll to discuss the February 21 Offer Letter. During this conversation, Mr. Bilimer indicated that the Board expected to offer Mr. Bishop an increase in his base salary for the subsequent year in the ordinary course absent the potential transaction. Following this conversation, representatives of Buyer presented to Mr. Bishop a revised offer letter (the “February 22 Offer Letter”) reflecting an increased base salary, which base salary was also approved by the compensation committee of the Board during the day on February 22. Later that day, Mr. Bishop executed the February 22 Offer Letter. See also “Interests of Our Directors and Executive Officers in the Merger—Offer Letter between Buyer and William Bishop, Jr” beginning on page 48.

On February 22, 2018, the Board held a special meeting, with representatives of senior management, Simpson Thacher, J.P. Morgan and Centerview in attendance. At the request of the Board, J.P. Morgan reviewed with the Board J.P. Morgan’s financial analysis of the Merger Consideration, and rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such holders. J.P. Morgan subsequently confirmed its February 22, 2018 oral opinion by delivering its written opinion to the Board, dated February 22, 2018, that, as of such date, the Merger Consideration to be paid to the holders of shares of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such holders. For a detailed discussion of J.P. Morgan’s opinion, please see below under “The Merger — Opinion of J.P. Morgan Securities LLC.” At the request of the Board, representatives of Centerview reviewed with the Board Centerview’s financial analysis of the Merger Consideration, and rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 22, 2018 that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Centerview’s opinion, please see below under the caption “The Merger — Opinion of Centerview Partners LLC.” Representatives of Simpson Thacher then provided the Board with a summary of the key terms of the Draft Merger Agreement and described the resolutions before the Board. After further discussion by the Board, including further discussion of the resolutions to be adopted by the Board, the Board unanimously (i) resolved that the Draft Merger Agreement and the transactions contemplated thereby, including the potential merger, were advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved the Draft Merger Agreement and the transactions contemplated thereby, including the potential merger, (iii) directed that the Draft Merger Agreement be submitted to the stockholders of the Company and (iv) determined and resolved to recommend that the stockholders of the Company adopt the Draft Merger Agreement.

Following the meeting, on February 22, 2018, the Company and Buyer executed the Merger Agreement, Buyer delivered a copy of the executed debt commitment letter and the Majority Stockholders delivered executed support agreements. Shortly after execution of the Merger Agreement and the support agreements, the Majority

Stockholders delivered the Written Consent. The Company and Buyer issued a joint press release announcing the entry into the Merger Agreement before the opening of the U.S. stock exchanges on February 23, 2018.

Reasons for the Merger

In the course of the Board making the determinations described above in “The Merger — Background of the Merger” beginning on page 17, the Board consulted with management of the Company, as well as the Company’s legal and financial advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	Merger Consideration. The Board considered the $40.00 per share in cash to be paid as merger consideration in relation to (i) the Board’s estimate of the current and future value of the Company as an independent entity, (ii) the multiple of enterprise value to EBITDA implied by such price and (iii) the market price of the Company Common Stock on February 13, 2018, the last trading day prior to news reports that the Company had received an approach about a possible acquisition of the Company.

•	Negotiations with Buyer: The Board considered its belief that, after extensive negotiations and several increases in price by Buyer, the Company obtained the highest price and most favorable terms to which Buyer was willing to agree.

•	Strategic Alternatives: The Board considered the likelihood and potential benefits of other potential strategic or other business combination transactions (including with alternative acquirers) and continuing as an independent company.

•	The Board considered the potential values, benefits, risks and uncertainties facing the Company’s stockholders associated with possible strategic alternatives to the Merger (including possible alternative business combinations and scenarios involving the possibility of remaining independent), and the timing, risks and likelihood of accomplishing such alternatives, taking into account (i) the fact that the Company has, since its initial public offering, engaged in discussions with parties that have expressed interest in a potential transaction with the Company and which have historically not resulted in formal proposals for the Board to evaluate or and (ii) after consultation with the Financial Advisors, the fact that there were likely no other potential strategic purchasers that would be reasonably likely to engage in a transaction in the near term at a price greater than the price being offered by Buyer and no financial sponsors that would be reasonably likely to make an offer at a price greater than the price being offered by Buyer.

•	The Board also considered the fact that the Company had not been contacted regarding any alternative acquisition proposals since the initial meeting with Buyer in October 2017, despite the February 14, 2018 publication of an article suggesting that the Company was approached about a potential takeover.

•	The Board also considered the risk that prolonging the sale process further could have resulted in the loss of an opportunity to consummate a transaction with Buyer and distracted senior management from implementing the Company’s business plan.

•	While the Board remained supportive of the Company’s strategic plan and optimistic about its prospects on a stand-alone basis, the Board considered the Company’s future prospects if the Company were to remain an independent public company, including the competitive landscape, the business, financial and execution risks and the Company’s relationships with customers, providers and suppliers and the potential impact of those factors on the trading price of Company Common Stock (which cannot be quantified numerically).

•	Based on the value, risk allocation, timing and other terms and conditions negotiated with Buyer, the Board ultimately determined that the acquisition by Buyer is more favorable to the Company’s stockholders than any other strategic alternative reasonably available to the Company, including continuing as an independent public company.

•	Premium to trading price: The Board considered that the Merger Consideration of $40.00 per share to be received by the Company stockholders in the Merger represents a significant premium over the market prices at which shares of Company Common Stock traded prior to the announcement of the execution of the Merger Agreement, including the fact that the Merger Consideration of $40.00 represented a premium of approximately:

•	21.0% over the closing price of shares of Company Common Stock as of February 13, 2018, the day before the publication of an article suggesting that the Company was approached about a potential takeover (the “Unaffected Date”),

•	17.2% over the closing price of shares of Company Common Stock on February 22, 2018, the last trading day before the announcement of the execution of the Merger Agreement,

•	26.2% to the volume weighted average price of the Company Common Stock during the 90 days prior to the Unaffected Date, and

•	100% over the Company’s initial public offering price.

•	Cash consideration: The Board considered the fact that the Merger Consideration is all cash, which provides certainty and immediate liquidity and value to the Company’s stockholders, enabling the Company’s stockholders to realize value that has been created at the Company while eliminating long-term business and execution risk.

•	Majority Stockholder support: The Board considered the support of the Majority Stockholders, which collectively controlled approximately 51.8% of the aggregate outstanding shares of Company Common Stock as of February 22, 2018 and which will be receiving the same form and amount of Merger Consideration for their shares of Company Common Stock as all other stockholders of the Company.

•	Buyer’s reputation: The Board considered the business reputation, experience and capabilities of Buyer and its management.

•	Fairness opinions: The Board considered the respective financial analyses of J.P. Morgan and Centerview, as well as the respective opinion of each of J.P. Morgan and Centerview, rendered to the Board on February 22, 2018, which was subsequently confirmed by delivery of a written opinion dated February 22, 2018 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by J.P. Morgan and Centerview in preparing their respective opinions, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The J.P. Morgan and Centerview opinions are more fully described below under the captions “The Merger — Opinion of J.P. Morgan Securities LLC” beginning on page 31 and “The Merger — Opinion of Centerview Partners LLC” beginning on page 38 and the full text of the J.P. Morgan opinion and the Centerview opinion is attached to this information statement as Annex B and Annex C, respectively.

•	Merger Agreement: The board considered, in consultation with its outside legal counsel, the terms of the Merger Agreement, which were the product of arm’s-length negotiations and contained terms and conditions that were, in the Board’s view, advisable and favorable to the Company and its stockholders, including:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the Merger Agreement;

•	the limited number and nature of the conditions to Buyer’s obligation to consummate the Merger;

•	the Company’s ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding an acquisition proposal;

•	the fact that the definition of “material adverse effect” has a number of customary exceptions and is generally a very high standard applied by courts;

•	the fact that the Company has sufficient operating flexibility to conduct its business in the ordinary course between execution of the Merger Agreement and consummation of the Merger;

•	the Merger not being subject to a financing condition, the limited number and nature of the conditions to funding set forth in the financing commitment letter and the obligation of Buyer and Merger Sub to use their reasonable best efforts to obtain the financing;

•	the ability of the Company to seek specific performance in the event that Buyer breaches the Merger Agreement;

•	the requirement that the parties use their respective reasonable best efforts to complete the transactions contemplated by the Merger Agreement as promptly as practicable, including obtaining all necessary governmental approvals;

•	the inclusion of provisions that will allow the Board, under certain circumstances and even though the Company already obtained stockholder approval by written consent, until 11:59 p.m. New York City time on March 24, 2018, in response to an unsolicited bona fide acquisition proposal, to engage in negotiations or discussions, otherwise contact, or furnish any confidential information and reasonable access to, the third party making such acquisition proposal and its representatives, subject to certain notice and other requirements, and until 11:59 p.m. New York City time on March 24, 2018 to terminate the Merger Agreement to accept a superior proposal, subject to certain notice requirements and other conditions and the requirement that the Company pay the Company Termination Fee as more fully described in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 70, which provisions the Board determined were reasonable in light of, among other things, the benefits of the Merger to the Company stockholders, the typical length of time of such window shop periods and size of such fees in similar transactions and the likelihood that a window shop period of such length and a fee of such size would not preclude or unreasonably restrict the emergence of an acquisition proposal or acquisition transaction.

•	Likelihood of consummation: The Board considered the likelihood that the Merger would be completed, in light of, among other things, the conditions to the Merger, the absence of a financing condition, the covenants by the parties to use their respective reasonable best efforts to obtain all necessary governmental approvals and the likelihood of obtaining required regulatory approvals for a transaction with Buyer prior to the outside date (as defined in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 70) and the potential regulatory challenges that certain other potential buyers would face in connection with an acquisition of the Company.

•	Financing: The Board considered that Buyer obtained committed debt financing for the transaction from a reputable financial institution as well as the fact that Buyer must use its reasonable best efforts to consummate the debt financing or other permanent financing in lieu thereof, and such financing, together with cash available on hand at Buyer, provides for sufficient funds to consummate the transactions contemplated by the Merger Agreement, including related fees and expenses required to be paid as of the consummation of the Merger.

•	Appraisal rights: The Board considered the fact that appraisal rights are available to the Company’s stockholders who properly exercise their statutory rights under Section 262 of the DGCL (see “Appraisal Rights” beginning on page 76 and Annex D).

The Board also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the Merger, including the following factors:

•	Participation in future gains: The Board considered the fact that following the completion of the Merger, the Company will no longer exist as an independent public company and that the Company’s existing stockholders will not be able to participate in any future earnings or growth of the Company, or in any future appreciation in value of shares of Company Common Stock.

•	Risks associated with announcement of the Merger: The Board considered the possibility of disruption to the Company’s business that could result from the announcement of the Merger on the Company’s operations, stock price, business ventures, employees, distributors, customers, suppliers and other business partners and the resulting distraction of management’s attention from day-to-day operations of the business and its ability to attract and retain key employees during the pendency of the Merger.

•	Risks associated with a failure to consummate the Merger: The Board considered the fact that, while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed, as described under “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 70. The Board noted the fact that, if the Merger is not completed, (i) the Company will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to its operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and client relationships, (ii) depending on the circumstances that caused the Merger not to be completed, it is likely that the trading price of the Company Common Stock will decline, potentially significantly and (iii) the market’s perception of the Company’s prospects could be adversely affected.

•	Restrictions on the operation of the Company’s business: The Board considered the fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without the prior written consent of Buyer, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed.

•	Solicitation Efforts: The fact that the Company decided not to engage in a competitive bid process or other broad solicitation of interest prior to execution of the Merger Agreement, which decision by the Board, however, was informed by (i) the price and premium proposed by Buyer, (ii) the board’s concern regarding increased risk of leaks if the Company contacted third parties regarding a potential transaction, (iii) the views expressed by J.P. Morgan and Centerview that there was a limited likelihood that other strategic buyers would be interested in pursuing a transaction with the Company at this time and that financial buyers would not be interested in making a fully financed, non-contingent offer to acquire the Company at a price per share greater than $40.00, (iv) the Company’s historical experience with the most likely other strategic acquirers being uninterested in moving forward with an acquisition process and (v) the inclusion in the Merger Agreement of a “window shop period” during which potentially interested parties could submit a superior proposal.

•	No-solicitation provision: The Board considered the fact that the Merger Agreement restricts the Company’s ability to actively solicit acquisition proposals.

•	Written Consent: The Board considered the fact that, as a condition to entering into the Merger Agreement, Buyer required that the Merger Agreement include a provision permitting Buyer to terminate the Merger Agreement if the Majority Stockholders failed to execute and deliver the Written Consent within twenty-four (24) hours of executing the Merger Agreement.

•	Termination fees: The Board considered the possibility that the $234 million termination fee payable to Buyer if the Board accepts a superior proposal might have the effect of discouraging acquisition proposals.

•	Tax Treatment: The Board considered the fact that any gains arising from the receipt of the Merger Consideration would generally be taxable to the Company stockholders for U.S. federal income tax purposes.

•	Stockholder Litigation: The board considered the risk of litigation arising from stockholders in respect of the Merger Agreement or transactions contemplated thereby.

During its consideration of the transaction with Buyer, the Board was also aware of and considered that the Company’s directors and executive officers may have interests in the Merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 48.

After taking into account all of the factors set forth above, as well as others, the Board determined that the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the Merger. The Board reached the decision to recommend and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, in light of the factors described above and other factors the Board felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and individual members of the Board may have given different weights to different factors. The Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, senior management of the Company, J.P. Morgan and Centerview as financial advisors, and Simpson Thacher as legal advisors, and considered the factors overall to be favorable to, and to support, its determinations. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 14.

Opinion of J.P. Morgan Securities LLC (page 31 and Annex B)

Pursuant to an engagement letter dated February 9, 2018, the Company retained J.P. Morgan as its financial advisor in connection with the proposed Merger. At the meeting of the Board on February 22, 2018, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its February 22, 2018 oral opinion by delivering its written opinion to the Board, dated February 22, 2018, that, as of such date, the Merger Consideration to be paid to the holders of shares of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such holders. The full text of the written opinion of J.P. Morgan dated February 22, 2018, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this Information Statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Information Statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this Information Statement is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should consent with respect to the proposed Merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•	compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the shares of Company Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and projections prepared by the management of the Company relating to its business (referred to in this section as the “Company Forecasts”), which projections are set forth in the section of this Information Statement entitled “The Merger — Certain Financial Projections”; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with the Company, did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Buyer under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement would be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by the Company and Buyer in the Merger Agreement and the related agreements were and would be true and correct in all respects material to its analysis. J.P Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of shares of Company Common Stock in the proposed Merger, and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the proposed Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Merger, or any class of such persons relative to the consideration to be paid to the holders of shares of Company Common Stock in the proposed Merger or with respect to the fairness of any such compensation. J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

The terms of the Merger Agreement were determined through arm’s-length negotiations between the Company and Buyer, and the decision to enter into the Merger Agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board or management with respect to the proposed Merger or the Merger Consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Board on February 22, 2018 and contained in the presentation delivered to the Board on such date in connection with the rendering of such opinion. The following summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples Analysis.

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous in certain respects to the Company or aspects thereof based on J.P. Morgan’s experience and its familiarity with the industries in which the Company operates. The companies selected by J.P. Morgan were as follows:

•	The Estée Lauder Companies Inc.

•	Monster Beverage Corporation

•	lululemon athletica inc.

•	Under Armour, Inc.

•	National Beverage Corp.

•	Freshpet, Inc.

None of the selected companies reviewed is identical to the Company. Certain of these companies may have characteristics that are materially different from those of the Company. However, the companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect the Company.

With respect to the selected companies, the information J.P. Morgan presented included the multiple of firm value (calculated as equity value plus or minus, as applicable, net debt or net cash) to estimates of earnings before interest expense, income taxes, depreciation and amortization less stock-based compensation expense and adjusted for non-recurring items, or “Adjusted EBITDA,” of the applicable selected company for calendar year

2018, referred to in this section as “FV/2018 Adjusted EBITDA.” Financial data for the selected companies was based on the selected companies’ filings with the SEC and publicly available Wall Street research analyst consensus estimates for calendar year 2018 that J.P. Morgan obtained from FactSet Research Systems. Results of this analysis were presented for the selected companies, as indicated in the following table:

Selected Company	FV/2018 Adjusted EBITDA[1]
The Estée Lauder Companies Inc.	18.7x
Monster Beverage Corporation	24.2x
lululemon athletica inc.	15.4x
Under Armour, Inc.	25.2x
National Beverage Corp.	18.2x
Freshpet, Inc.	NM

Mean	20.3x
Median	18.7x

[1]	Enterprise Value/Adjusted EBITDA 2018E noted as “NM” as value is above 40.0x.

Based on the above analysis and other factors that J.P. Morgan considered appropriate in its professional judgment, J.P. Morgan selected an FV/2018 Adjusted EBITDA multiple reference range for the Company of 17.5x to 23.0x. J.P. Morgan then applied that range to the Company’s estimated calendar year 2018 Adjusted EBITDA of approximately $352 million derived from the Company Forecasts (utilizing the Company’s estimated 2018 calendar year Adjusted EBITDA as set forth in the Company Forecasts and subtracting estimated stock-based compensation as set forth in the Company Forecasts). The analysis indicated an implied equity value per Share (rounded to the nearest $0.25), which J.P. Morgan compared to the Merger Consideration of $40.00 per share of Company Common Stock, to the closing price per Share as of February 20, 2018 and to the closing price per share of Company Common Stock as of February 13, 2018 (the day before the publication of an article suggesting that the Company was approached about a potential takeover), as follows:

Implied Equity Value per Share Reference Range[1]	Merger Consideration	2/20/2018 Closing Price Per Share	2/13/2018 Closing Price Per Share
$30.50 - $40.25	$40.00	$34.76	$33.05

[1]	Assumes debt of $394mm and cash of $282mm as of 12/31/17 as per management guidance.

Selected Transaction Analysis.

Using publicly available information, J.P. Morgan examined selected transactions with respect to businesses which J.P. Morgan judged to be analogous to the Company’s business or aspects thereof based on J.P. Morgan’s experience and familiarity with the industries in which the Company operates. The transactions indicated in the following table were selected by J.P. Morgan as relevant in evaluating the proposed Merger. Using publicly available information, J.P. Morgan calculated, for each selected transaction, among other things, the multiple of the target company’s firm value (calculated as described above) implied in the relevant transaction to the target company’s EBITDA for the last twelve-month period for which financial information had been made public (which we refer to as “LTM”) at the time of the transaction announcement (such multiple referred to in this section as FV/LTM Adjusted EBITDA). Financial data for the target companies was based on press releases, equity research and the target company’s filings with the SEC, including filings made in connection with the applicable selected transaction. Results of this analysis were presented for the selected transactions, as indicated in the following table:

Announcement Date	Acquiror	Target	FV/LTM Adjusted EBITDA
September 2014	General Mills, Inc.	Annie’s, Inc.	38.7x
November 2012	Reckitt Benckiser Group plc	Schiff Nutrition International, Inc.	26.2x

Announcement Date	Acquiror	Target	FV/LTM Adjusted EBITDA
July 2007	Danone	Royal Numico N.V.	24.3x
July 2016	Danone	The WhiteWave Foods Company	23.4x
October 2007	The Clorox Company	Burt’s Bees, Inc.	22.2x
April 2012	Nestle S.A.	Wyeth Nationals (Pfizer)	21.7x
May 2014	Bayer AG	Merck Consumer Care	21.0x
December 2017	Campbell Soup Company	Snyder’s-Lance, Inc.	20.9x
January 2014	Suntory Holdings Limited	Beam Inc.	20.3x
July 2017	McCormick & Company, Incorporated	The French’s Food Company	20.0x
December 2017	The Hershey Company	Amplify Snack Brands, Inc.	19.7x
April 2008	Mars, Incorporated	Wm. Wrigley Jr. Company	18.4x
February 2017	Reckitt Benckiser Group plc	Mead Johnson Nutrition Company	17.4x
Median			21.0x

None of the selected transactions reviewed was identical to the Merger. Certain of these transactions may have characteristics that are materially different from those of the Merger. However, the transactions selected were chosen because the participants in and certain other aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the participants in and aspects of the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger.

Based on the above analysis and other factors that J.P. Morgan considered appropriate in its professional judgment, J.P. Morgan then selected an FV/LTM Adjusted EBITDA multiple reference range for the Company of 17.5x to 26.0x. J.P. Morgan then applied that range to the Company’s LTM Adjusted EBITDA of approximately $315 million included in the Company Forecasts. The analysis indicated an implied equity value per share of Company Common Stock (rounded to the nearest $0.25), which J.P. Morgan compared to the Merger Consideration of $40.00 per share of Company Common Stock, to the closing price per share of Company Common Stock as of February 20, 2018 and to the closing price per share of Company Common Stock as of February 13, 2018 (the day before the publication of an article suggesting that the Company was approached about a potential takeover), as follows:

Implied Equity Value per Share Reference Range[1]	Merger Consideration	2/20/2018 Closing Price Per Share	2/13/2018 Closing Price Per Share
$27.25 - $40.75	$40.00	$34.76	$33.05

[1]	Assumes debt of $394mm and cash of $282mm as of 12/31/17 as per management guidance.

Discounted Cash Flow Analysis.

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share of Company Common Stock of the Company. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during calendar years 2018 through 2022 as derived from the Company Forecasts. J.P. Morgan also calculated a range of terminal values of the Company at the end of this period by applying perpetuity growth rates ranging from 2.5% to 3.5% to estimates of the unlevered free cash flow of the Company during calendar year 2022 as provided in the Company Forecasts. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 8.25% to 9.25% and the mid-period convention, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for the Company’s 2017 fiscal year-end excess cash and total debt. This analysis indicated a range of implied equity values for the Company, which J.P. Morgan divided by the total number of share of Company Common Stock outstanding as of February 20, 2018, calculated on a fully-diluted basis based on information provided by the Company’s management, to derive a range of implied equity values per share of Company Common Stock (rounded to the nearest $0.25), which J.P. Morgan compared to the Merger Consideration of $40.00 per share of Company Common Stock, to the closing price per share of Company Common Stock as of February 20, 2018 and to the closing price per share of Company Common Stock as of February 13, 2018 (the day before the publication of an article suggesting that the Company was approached about a potential takeover), as follows:

Implied Equity Value per Share Reference Range	Merger Consideration	2/20/2018 Closing Price Per Share	2/13/2018 Closing Price Per Share
$33.50 - $46.75	$40.00	$34.76	$33.05

Other Information.

Historical Trading Range for the Company. For reference purposes only and not as a component of its fairness analysis, J.P. Morgan reviewed the historical closing prices of the shares of Company Common Stock during the 52-week period prior to February 20, 2018, noting that the low and high closing prices during such period ranged from $21.51 per Share to $35.81 per share of Company Common Stock, as compared to the Merger Consideration of $40.00 per Share, the closing price per Share as of February 20, 2018 of $34.76 and to the closing price per share of Company Common Stock as of February 13, 2018 (the day before the publication of an article suggesting that the Company was approached about a potential takeover) of $33.05.

Analyst Price Targets for the Company. For reference purposes only and not as a component of its fairness analysis, J.P. Morgan reviewed certain publicly available equity research analyst share price targets for the shares of Company Common Stock, noting that these share price targets ranged from $28.50 per share of Company Common Stock to $52.00 per share of Company Common Stock, with an average price target of $34.50 per share of Company Common Stock, as compared to the Merger Consideration of $40.00 per share of Company Common Stock, the closing price per share of Company Common Stock as of February 20, 2018 of $34.76 and to the closing price per share of Company Common Stock as of February 13, 2018 (the day before the publication of an article suggesting that the Company was approached about a potential takeover) of $33.05.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the Merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

For financial advisory services rendered in connection with the proposed Merger (including the delivery of its opinion), the Company has agreed to pay J.P. Morgan a fee of approximately $22 million, $3 million of which was payable upon delivery by J.P. Morgan of its opinion, and the remainder of which will become due upon the closing of the proposed Merger. In addition, the Company has agreed to reimburse J.P. Morgan for certain of its reasonable costs and expenses incurred in connection with its services, including certain of the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company and Buyer for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on the Company’s offerings of equity securities in June 2016 and September 2016 and as joint lead arranger and joint bookrunner on the Company’s credit facility in May 2017, and acting as joint lead arranger and joint bookrunner on Buyer’s credit facility in May 2016 and joint lead bookrunner on Buyer’s offering of debt securities in September 2017. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have also had commercial or investment banking relationships with portfolio companies of Invus, the Company’s financial sponsor that are unrelated to the Merger, for which J.P. Morgan and such affiliates have received customary compensation. Such services have included debt syndication and equity and debt underwriting. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of such portfolio companies, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, Invus and Buyer. During the two year period preceding delivery of its opinion, the aggregate fees received by J.P. Morgan from the Company were approximately $6 million. During the two year period preceding delivery of its opinion, the aggregate fees received by J.P. Morgan from Buyer were approximately $3 million. During the two year period preceding delivery of its opinion, the aggregate fees received by J.P. Morgan from Invus were approximately $12 million. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Buyer for its own account or for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities or other financial instruments.

Opinion of Centerview Partners LLC (page 38 and Annex C)

On February 22, 2018, Centerview rendered to the Board its oral opinion, subsequently confirmed in a written opinion dated February 22, 2018, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by

Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated February 22, 2018, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of Centerview’s written opinion attached as Annex C. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Company Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to whether such stockholder should have executed a consent with respect to the Merger or as to how such stockholder or other person should otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft of the Merger Agreement dated February 22, 2018, referred to in this summary of Centerview’s opinion as the “Draft Merger Agreement”;

•	Annual Reports on Form 10-K of the Company for the years ended December 31, 2016 and December 31, 2015;

•	the Registration Statements on Form S-1 of the Company, as amended;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain publicly available research analyst reports for the Company;

•	certain other communications from the Company to its stockholders; and

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company (including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to Centerview by the Company for purposes of Centerview’s analysis, which are set forth in the section of this Information Statement entitled “The Merger — Certain Financial Projections” and referred to in this summary of Centerview’s opinion as the “Forecasts”), which are collectively referred to in this summary of Centerview’s opinion as the “Internal Data.”

Centerview also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Company’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Company’s direction, that the Internal Data (including, without limitation, the Forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied at the Company’s direction on the Internal Data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at the Company’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the Company’s direction, that the final executed Merger Agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Merger Agreement reviewed by Centerview. Centerview also assumed, at the Company’s direction, that the Transaction will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the shares of Company Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Merger Consideration to be paid to the holders of the shares of Company Common Stock pursuant to the Merger Agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’ written opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to whether such stockholder should have executed a consent with respect to the Merger or as to how such stockholder or other person should otherwise act with respect to the Transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the members of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Board in connection with Centerview’s opinion, dated February 22, 2018. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Transaction. None of the Company, Buyer, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 20, 2018 and is not necessarily indicative of current market conditions.

Selected Public Company Analysis

Centerview reviewed certain financial information of the Company and compared it to corresponding financial information of certain publicly traded companies that Centerview selected based on its experience and professional judgment (which we refer to as the “selected companies” in this summary of Centerview’s opinion). Although none of the selected companies is directly comparable to the Company, the companies listed below were chosen by Centerview, among other reasons, because they are publicly traded companies with certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of the Company. However, because none of the selected companies is exactly the same as the Company, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other data sources as of February 20, 2018, Centerview calculated, among other things, for each selected company set forth below, the implied enterprise value (calculated, to the extent publicly available, as the market value of common equity (determined using the treasury stock method and taking into account outstanding in the money options, other equity awards and other convertible securities, as applicable) plus the debt, preferred stock and noncontrolling interests less cash and cash equivalents (excluding cash held on trust and restricted cash, as applicable) and equity investments) as a multiple of Wall Street research analyst consensus estimated earnings before interest expense, income taxes, depreciation and amortization and non-recurring items (which we refer to in this summary of Centerview’s opinion as “Adjusted EBITDA”) for calendar year 2018. The results of this analysis are summarized as follows:

Selected Companies	Enterprise Value/ 2018E Adjusted EBITDA
Freshpet, Inc.	44.7x
McCormick & Company, Incorporated	16.6x	[1]
Monster Beverage Corporation	24.2x
National Beverage Corp.	18.2x
The Hain Celestial Group, Inc.	12.5x
The Hershey Company	12.8x	[2]
The J.M. Smucker Company	11.0x

Mean (including Freshpet, Inc.)	20.0x
Median (including Freshpet, Inc.)	16.6x
Mean (excluding Freshpet, Inc.)	15.9x
Median (excluding Freshpet, Inc.)	14.7x

[1]	McCormick & Company, Incorporated figures pro forma for acquisition of The French’s Food Company.
[2]	The Hershey Company figures pro forma for acquisition of Amplify Snack Brands, Inc.

Based on the foregoing analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference of multiples of enterprise value to estimated 2018 calendar year Adjusted EBITDA of 16.5x to 21.0x. In selecting this range of multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analysis. Centerview applied this range to the Company’s estimated 2018 calendar year Adjusted EBITDA of approximately $352 million derived from the Forecasts (utilizing the Company’s estimated 2018 calendar year Adjusted EBITDA as set forth in the Forecasts and subtracting estimated stock-based compensation as set forth in the Forecasts) to derive a range of implied enterprise values for the Company. Centerview subtracted from this range of implied enterprise values the Company’s net debt as of December 31, 2017, as set forth in the Internal Data, to derive a range of equity values for the Company. Centerview then divided these ranges of implied equity values by the number of fully-diluted outstanding shares of Company Common Stock as of February 20, 2018 set forth in the Internal Data to derive a range of implied values per share of Company Common Stock of approximately $28.80 to $36.75, rounded to the nearest $0.05. Centerview compared this range to the Merger Consideration of $40.00 per share of Company Common Stock to be paid pursuant to the Merger Agreement.

Selected Transactions Analysis

Centerview reviewed and compared certain information relating to the following selected transactions that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to the Company and the Transaction. These transactions were selected, among other reasons, because their participants, size or other factors, for purposes of Centerview’s analysis, may be considered similar to the Transaction. Centerview used its experience, expertise and knowledge of these industries to select transactions that involved companies with certain operations, results, business mix or product profiles that, for purposes of this analysis, may be considered similar to certain operations, results, business mix or product profiles of the Company.

Centerview calculated, for each selected transaction set forth below, among other things, the enterprise value (calculated as described above) implied for the applicable target company based on the consideration payable in the applicable selected transaction as a multiple of the target company’s Adjusted EBITDA for the latest twelve-month period (which we refer to as “LTM”) at the time of the transaction announcement. The results of this analysis are summarized as follows:

Announcement Date	Acquiror	Target	Enterprise Value / LTM Adjusted EBITDA
January 2001	Nestle S.A.	Ralston Purina Company	15.7x
April 2007	Nestle S.A.	Gerber Products Company	15.7x	[1]
July 2007	Danone	Royal Numico N.V.	24.3x
April 2008	Mars, Incorporated	Wm. Wrigley Jr. Company	18.4x
January 2010	Kraft Foods Inc.	Cadbury plc	13.0x
April 2012	Nestle S.A.	Pfizer Nutrition	21.7x	[2]
February 2013	3G Capital Partners, L.P.	H. J. Heinz Company	13.5x
April 2013	JAB Holdings	D.E. Master Blenders 1753 N.V.	18.3x
July 2014	Tyson Foods, Inc.	The Hillshire Brands Company	16.8x
September 2014	General Mills, Inc.	Annie’s, Inc.	38.7x
February 2015	The J.M. Smucker Company	Big Heart Pet Brands, Inc.	15.3x
December 2015	JAB Holdings	Keurig Green Mountain, Inc.	13.3x
July 2016	Danone	The WhiteWave Foods Company	23.4x
February 2017	Reckitt Benckiser Group plc	Mead Johnson Nutrition Company	17.4x
July 2017	McCormick & Company, Incorporated	The French’s Food Company	20.0x	[3]
September 2017	Post Holdings, Inc.	Bob Evans Farms, Inc.	16.5x
December 2017	Campbell Soup Company	Snyder’s-Lance, Inc.	20.9x
December 2017	The Hershey Company	Amplify Snack Brands, Inc.	19.7x

Median			17.9x

[1]	Utilized a CY2007 multiple.
[2]	Utilized an estimated FY2011 multiple.
[3]	Utilized an estimated LTM multiple based on an average of FY2016 and 2017E figures publicly disclosed

No company or transaction used in this analysis is identical or directly comparable to the Company or the Transaction. The companies included in the selected transactions listed above were selected, among other reasons, based on Centerview’s experience and professional judgment, because they have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of the Company. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected transactions analysis. Accordingly, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected transactions analysis. This analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies and the Company.

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference of multiples of enterprise value to LTM Adjusted EBITDA of 17.5x to 24.5x. In selecting this range of multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of the Company and the companies included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or the Company in order to provide a context in which to consider the results of the quantitative analysis. Centerview applied this range to the Company’s LTM Adjusted EBITDA of $315 million for the period ended December 31, 2017 to derive a range of implied enterprise values for the Company. Centerview subtracted from this range of implied enterprise values the Company’s net debt as of December 31, 2017, as set forth in the Internal Data, to derive a range of equity values for the Company. Centerview then divided these ranges of implied equity values by the number of fully-diluted outstanding shares of Company Common Stock as of February 20, 2018 as set forth in the Internal Data to derive a range of implied values per share of Company Common Stock of approximately $27.30 to $38.40, rounded to the nearest $0.05. Centerview compared this range to the Merger Consideration of $40.00 per share of Company Common Stock to be paid pursuant to the Merger Agreement.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of the Company based on the Forecasts and the calculations of unlevered free cash flows set forth in “The Merger — Certain Financial Projections.” A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated a range of illustrative equity values for the Company by (a) discounting to present value using discount rates ranging from 8.5% to 9.5% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital) and the mid-year convention: (i) the forecasted fully taxed unlevered free cash flows of the Company over the period beginning January 1, 2018 and ending on December 31, 2022, as set forth in “The Merger — Certain Financial Projections,” and (ii) a range of illustrative terminal values of the Company, calculated by Centerview applying perpetuity growth rates ranging from 2.5% to 3.5% to the Company’s fully taxed unlevered free cash flows for the terminal year (as set forth in “The Merger — Certain Financial Projections”) and (b) subtracting from the foregoing results the Company’s net debt as of December 31, 2017, as set forth in the Internal Data. Centerview divided the result of the foregoing calculations by the number of fully-diluted outstanding shares of Company Common Stock as of February 20, 2018 based on the Internal Data to derive a range of implied values per Share of approximately $32.20 to $44.30 per share of Company Common Stock, rounded to the nearest $0.05. Centerview compared this range to the Merger Consideration of $40.00 per share of Company Common Stock to be paid pursuant to the Merger Agreement.

Other Factors

Centerview noted for the Board certain additional factors solely for informational purposes, including, among other things, the following:

•	Historical Stock Price Trading Analysis. Centerview reviewed historical share price performance of the shares of Company Common Stock for the 52-week period ended February 20, 2018, which reflected low and high intraday prices for the shares of Company Common Stock during this 52-week period of $21.51 and $35.81 (or $34.31, disregarding high closing prices for the shares of Company Common Stock after February 14, 2018, the day of the publication of an article suggesting that the Company was approached about a potential takeover).

•

Analyst Price Target Analysis. Centerview reviewed stock price targets for the shares of Company Common Stock in Wall Street research analyst reports publicly available as of February 20, 2018, noting these stock price targets ranged from $28.50 per share of Company Common Stock to $52.00 per share of Company

Common Stock. The 25th percentile and 75th percentile for the equity research analyst share price targets for the shares of Company Common Stock were as follows:

25th Percentile	$30.00 per share of Company Common Stock
75th Percentile	$37.00 per share of Company Common Stock

•	Enterprise Value to LTM Net Revenue Multiple. For reference purposes only, Centerview performed the selected transactions analysis described above using enterprise value to LTM net revenue multiples. Centerview calculated, for each selected transaction set forth above, among other things, the implied enterprise value (calculated as described above) as a multiple of the target company’s LTM net revenue at the time of the transaction announcement (except with respect to Pfizer Nutrition/Nestle where estimates of fiscal year 2011 were used, and Gerber/Nestle where calendar year 2007 was used). This analysis resulted in a median enterprise value to LTM net revenue multiple of 3.38x. Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a range of multiples of enterprise value to LTM net revenue of 4.00x to 5.50x. In selecting this range of multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of the Company and the companies included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or the Company in order to provide a context in which to consider the results of the quantitative analysis. Centerview applied this range to the Company’s LTM net revenue of $1.275 billion for the period ended December 31, 2017, to derive a range of implied enterprise values for the Company. Centerview subtracted from this range of implied enterprise values the Company’s net debt as of December 31, 2017, as set forth in the Internal Data, to derive a range of equity values for the Company Centerview then divided these ranges of implied equity values by the number of fully-diluted outstanding shares of Company Common Stock as of February 20, 2018 set forth in the Internal Data to derive a range of implied values per share of Company Common Stock of approximately $25.20 to $34.80, rounded to the nearest $0.05. Centerview compared this range to the Merger Consideration of $40.00 per share of Company Common Stock to be paid pursuant to the Merger Agreement.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Board or management of the Company with respect to the Merger Consideration or as to whether the Board would have been willing to determine that a different consideration was fair. The consideration for the transaction was determined through arm’s-length negotiations between the Company and Buyer and was approved by the Board. Centerview provided advice to the Company during these negotiations. Centerview did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion Centerview was not (except for its current engagement) engaged to provide financial advisory or other services to the Company, and Centerview did not receive any compensation from the Company. In the two years prior to the date of its written opinion, Centerview was not engaged to provide financial advisory or other services to Buyer, and Centerview did not receive any compensation from Buyer. Centerview may provide financial advisory and other services to or with respect to the Company or Buyer or their respective affiliates and portfolio companies of such affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview and Centerview’s affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Buyer, Invus or any of their respective affiliates and portfolio companies of such affiliates, or any other party that may be involved in the Transaction.

The Board selected Centerview as its financial advisor in connection with the Transaction based on, among other things, Centerview’s overall reputation and experience as an investment banking firm generally and its knowledge of the food and consumer packaged goods industry in particular. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.

In connection with Centerview’s services as the financial advisor to the Board, the Company has agreed to pay Centerview an aggregate fee of approximately $22 million, $3 million of which was payable upon the rendering of Centerview’s opinion and approximately $19 million of which is payable contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Certain Financial Projections

The Company does not, as a matter of general practice, publicly disclose detailed internal projections of its future financial performance. The Company has, however, as part of its ordinary course strategic and business planning efforts prepared forecasts and projections for internal use, which forecasts and projections, among other things, may have informed its publicly disclosed high level financial guidance. Certain financial forecasts were prepared by the Company’s management in Fall 2017 and subsequently updated in January 2018 to take into account, among other things, fourth quarter actual results and updates to management’s revised forecast in light of such performance and additional information, including updated tax rate information (the “Financial Projections”). The Financial Projections were provided to J.P. Morgan and Centerview for use in connection with performing their respective financial analyses summarized under “Opinion of J.P. Morgan Securities LLC” and

“Opinion of Centerview Partners LLC” above and Buyer in connection with its due diligence review. A summary of the Financial Projections is set forth below.

FYE December, $Mns	2018	2019	2020	2021	2022
Net Revenue	1,406	1,649	1,807	1,971	2,148
% Growth	10.3%	17.3%	9.6%	9.1%	9.0%

Adjusted operating income	335	470	550	626	709
% Margin	23.8%	28.5%	30.5%	31.8%	33.0%

Net interest expense (income)	11	7	(1)	(11)	(22)

Income before income taxes	324	463	551	637	732

Provision for income taxes	81	115	137	159	182
Income tax rate	24.9%	24.9%	24.9%	24.9%	24.9%

Adjusted net income (1)	243	347	414	478	550
% Margin	17.3%	21.1%	22.9%	24.3%	25.6%

Adjusted EBITDA (2)	357	499	580	655	738
% Margin	25.4%	30.2%	32.1%	33.2%	34.4%

Supplemental Financial Information
Depreciation and amortization	18	23	23	23	23
Stock-based compensation	5	6	6	6	7
Capital expenditures	111	15	15	15	15

In conducting their respective financial analyses described above under the captions “The Merger—Opinion of J.P. Morgan Securities LLC” and “The Merger—Opinion of Centerview Partners LLC,” J.P. Morgan and Centerview undertook the following calculations utilizing the information provided by management of the Company, including the Financial Projections set forth above.

FYE December, $Mns	2018	2019	2020	2021	2022
Adjusted EBITDA (2)	357	499	580	655	738
Less: Stock-based compensation	(5)	(6)	(6)	(6)	(7)
Less: Taxes	(83)	(117)	(137)	(156)	(177)
Less: Capital expenditures	(111)	(15)	(15)	(15)	(15)
Less: Increase in net working capital	(39)	(16)	(12)	(15)	(17)
Plus/Less: Deferred taxes	13	(3)	(3)	(3)	(3)
Unlevered free cash flow	132	342	406	460	521

(1)	Adjusted net income represents net income plus the after-tax impact of litigation expenses.
(2)	Adjusted EBITDA represents adjusted net income plus net interest expense (income), provision for income taxes, depreciation and amortization, and stock-based compensation.

The Financial Projections were not prepared with a view to public disclosure and are included in this information statement only because such Financial Projections were made available to Buyer, Merger Sub and certain of their representatives in connection with their due diligence review of the Company, and J.P. Morgan and Centerview for use in connection with their respective financial analyses. The Financial Projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Financial Projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and express no opinion on, the Financial Projections.

The Financial Projections included in this information statement have been prepared by the Company’s management and are subjective in many respects. Furthermore, the Financial Projections do not take into account any circumstances or events occurring after the date they were prepared. The Financial Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information. Although this summary of the Financial Projections is presented with numerical specificity, the projections reflect numerous variables, assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Financial Projections were prepared, taking into account the relevant information available to management at the time. However, such variables, assumptions and estimates are inherently uncertain and many of which are beyond the control of our management. Because the Financial Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The Financial Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The Financial Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Financial Projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the Company’s Form 10-K for the year ended December 31, 2017 and the other reports filed by the Company with the SEC.

As a result, there can be no assurance that the Financial Projections will be realized, and actual results may be materially better or worse than those contained in the Financial Projections. The inclusion of this information should not be regarded as an indication that the Board, the Company, J.P. Morgan, Centerview, Buyer, Buyer’s representatives and affiliates or any other recipient of this information considered, or now considers, the Financial Projections to be predictive of actual future results.

The Financial Projections are forward-looking statements. For information on factors that may cause the Company’s future results to materially vary, see the section entitled “Cautionary Statement Regarding Forward- Looking Statements.”

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Financial Projections to reflect circumstances existing after the date when management prepared the Financial Projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Financial Projections are shown to be in error. By including in this document a summary of certain Financial Projections, neither the Company nor any of its representatives or advisors (including J.P. Morgan and Centerview) nor Buyer, Buyer’s representatives and affiliates makes any representation to any person regarding the ultimate performance of the Company or the surviving corporation compared to the information contained in such financial forecasts and should not be read to do so.

Financing

In connection with its entry into the Merger Agreement, Buyer has entered into the Commitment Letter with the Goldman Sachs Lenders pursuant to which and subject to the terms and conditions set forth therein, the Goldman Sachs Lenders have agreed to provide a Bridge Facility of up to $8.5 billion in the aggregate for the purpose of providing the financing necessary to fund the consideration to be paid pursuant to the terms of the Merger Agreement, refinance certain outstanding indebtedness of the Company and pay related fees and expenses. Commitments under the Bridge Facility will be reduced in equivalent amounts in respect of any Permanent Financing or upon other events specified in the Commitment Letter. The funding of the Bridge Facility is contingent on the satisfaction of certain customary conditions, including, among others:

•	the consummation of the Merger substantially concurrently with the borrowing under the Bridge Facility, in all material respects in accordance with the Merger Agreement after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests that are materially adverse to the lenders without the consent of GS Bank;

•	the delivery of certain financial statements relating to Buyer and its subsidiaries;

•	since February 22, 2018, the absence of a Company Material Adverse Effect;

•	the accuracy in all material respects of certain limited representations and warranties;

•	the execution and delivery of definitive documentation with respect to the Bridge Facility;

•	the Goldman Sachs Lenders’ receipt of standard closing deliverables (including, among others, a solvency certificate and customary legal opinions);

•	payment of fees and expenses to the Goldman Sachs Lenders and the other lenders; and

•	delivery of all “know your customer” and anti-money laundering documentation and other information reasonably requested by the Goldman Sachs Lenders regarding Buyer.

The obligations of Buyer and Merger Sub to complete the Merger are not subject to any financing condition.

Interests of Our Directors and Executive Officers in the Merger

You should be aware that the Company’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of the Company stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below.

Offer Letter from Buyer to William Bishop, Jr.

In connection with the Merger and subject to its consummation, Buyer has offered Mr. William Bishop, Jr. employment with the Buyer as SVP, Group President, Pet Segment, in overseeing the Blue Buffalo Pet Products business (the “Blue Buffalo Business”), effective upon closing of the Merger, with an annual base salary of $650,000.00 (consistent with Mr. Bishop’s expected 2018 base salary at the Company) and annual bonus and long-term incentive opportunities. Mr. Bishop will also be entitled to a retention bonus equal to $1,200,000.00 (the “Retention Bonus”) if Mr. Bishop remains employed with Buyer for at least twelve (12) months following the closing of the Merger and a performance-based retention bonus of up to $800,000.00, subject to certain performance objectives and Mr. Bishop’s continued employment with the Buyer through Buyer’s 2019 fiscal year. In addition, Mr. Bishop will be entitled to receive a retention stock award composed of 25% Buyer restricted stock units, 50% Buyer stock options and 25% Buyer performance share units, having a combined value equal to $800,000.00. The restricted stock units and options will have a two-year graded vesting schedule and the performance share units will have a three-year cliff vesting schedule, subject to achievement of certain performance measures. Mr. Bishop will be entitled to severance under Buyer’s Separation Pay and Benefits Program for Officers (the “Severance Plan”) and payment of the Retention Bonus if he is terminated under circumstances making him eligible for severance under the Severance Plan. Payment of the Retention Bonus will reduce the amount owed to Mr. Bishop under the Severance Plan. Mr. Bishop will be restricted from competing with the Blue Buffalo Business, soliciting customers of the Blue Buffalo Business or employees of the Buyer or the Blue Buffalo Business until the later of (x) three years following the closing of the Merger and (y) two years following Mr. Bishop’s termination of employment with Buyer. Mr. Bishop will also be restricted from disclosing any trade secrets or other confidential information about the Company or Buyer.

Long-Term Incentive Awards

On March 13, 2018, as permitted by the Merger Agreement, in connection with the Company’s fiscal year 2018 annual grant process in the ordinary course of business consistent with past practice, our compensation committee granted long-term incentive awards to certain employees thereunder, including Messrs. Bishop and

Nathenson. These awards will become effective on April 2, 2018 and will entitle the recipients to a cash bonus based on the achievement of certain net revenue and adjusted operating income performance goals at the end of a three-year performance period. The amounts payable to Messrs. Bishop and Nathenson on achievement of the goals are $975,000 and $357,499, respectively. In the event an award recipient is terminated without cause within twelve months following a change in control of the Company, the award recipient will be entitled to payment of a pro rata portion of his or her bonus amount, based on the time such recipient was employed during the performance period.

Treatment of Company Stock Awards

Under our equity compensation program, we grant equity awards in the form of Options and RSUs to our executive officers to incentivize and reward them for our long-term corporate performance, based on the value of the Company Common Stock. Our non-employee directors are granted fully vested Restricted Stock, with a three-year holding period, as part of their annual retainer.

Options. The Merger Agreement provides that each Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will automatically be cancelled and will only entitle the holder of such Option to receive an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to the Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price of such Option.

RSUs. The Merger Agreement also provides that each RSU outstanding immediately prior to the Effective Time will, whether vested or unvested, automatically be cancelled and will only entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to the RSU multiplied by (ii) the Merger Consideration.

Restricted Stock. The Merger Agreement provides that immediately prior to the Effective Time, the holding restrictions applicable to each share of Restricted Stock outstanding immediately prior to the Effective Time will automatically expire and each such share of Restricted Stock will be converted into the right to receive the Merger Consideration.

Based on equity compensation holdings as of March 15, 2018, the number of vested and unvested Options held by the executive officers are as follows: William Bishop, Jr., 119,819.00 (unvested); Mike Nathenson, 489,762.00 (vested), 69,525.00 (unvested).

Based on equity compensation holdings as of March 15, 2018, the number of unvested RSUs held by the executive officers are as follows: William Bishop, Jr., 17,998.00; Mike Nathenson, 10,461.00. None of the RSUs granted to the executive officers have vested.

Based on equity compensation holdings as of March 15, 2018, the number of fully vested shares of Restricted Stock held by our non-employee directors (as a group) are 114,051.00.

Other Interests

As of the date of this information statement, none of our other executive officers has entered into any agreement, arrangement or understanding with Buyer regarding employment with, or compensation going forward from, Buyer. Prior to the closing of the Merger, however, our other executive officers may discuss or enter into agreements, arrangements or understandings with Buyer regarding employment with, or compensation going forward from, Buyer.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K of the Securities Act, the table below sets forth the compensation that is based on, or otherwise relates to, the Merger that will or may become payable to each named executive officer of the Company in connection with the Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Our Directors and Executive Officers in the Merger” above.

The amounts shown in the table below are estimates based on several assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the Merger. The following table does not include any amounts that are payable to the named executive officer irrespective of the closing of the Merger. For example, the table does not include amounts that are payable with respect to Options, RSUs and Restricted Stock that are vested prior to the effective time of the Merger. For purposes of calculating such amounts, the value of the Company Common Stock was based on the Merger Consideration ($40.00 per share) and the following assumptions were used:

•	The effective date of the Merger is March 16, 2018, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section; and

•	The employment of Messsrs. Bishop and Nathenson will have been terminated by Buyer without “cause” or, with respect to Mr. Nathenson, due to his resignation for “good reason” (as such terms are defined in the Long Term Incentive Plan (“LTIP”) and Mr. Nathenson’s offer letter, as applicable), in either case immediately following the assumed effective time of the Merger on March 16, 2018.

Name	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Total ($)
Billy Bishop	2,000,000	3,470,293	N/A	5,460,293
Michael Nathenson	0	1,507,313	29,439	1,536,752

(1)	The amounts set forth in the table for Messrs. Bishop and Nathenson represent the pro rata portion of their LTIP awards, assuming that they were terminated without cause immediately following the assumed effective date of the Merger and are based on the time they were employed with us during the three-year performance period, measured as of the date of termination. As noted above, the LTIP provides for the payment of a pro rata portion of an award recipient’s bonus amount if such recipient’s employment is terminated by us without cause within twelve months following a change in control of the Company. The amount payable to each of Messrs. Bishop and Nathenson is a “double-trigger” payment, which means the amount will become payable only upon a termination of employment within twelve months following the effective time of the Merger. The amount set forth in the table for Mr. Bishop also represents the maximum amount payable as retention bonuses in accordance with the offer letter from Buyer to Mr. Bishop, pursuant to which Mr. Bishop will be entitled to a retention bonus equal to $1,200,000.00 if Mr. Bishop remains employed with Buyer for at least twelve (12) months following the closing of the Merger and a performance-based retention bonus of up to $800,000.00, subject to certain performance objectives and Mr. Bishop’s continued employment with the Buyer through Buyer’s 2019 fiscal year. The cash-based retention arrangements with regard to Mr. Bishop are more fully described under the caption “Interests of Our Directors and Executive Officers in the Merger—Offer Letter from Buyer to William Bishop, Jr.” above.
(2)	As noted above, all of the unvested Options and RSUs held by the executive officers will be cancelled at the Effective Time and the executive officers will be entitled to a cash payment equal to the Merger Consideration multiplied by the number of shares of Company Common Stock underlying the unvested Options and RSUs. The amounts set forth in the table represent the following amounts that will become payable to Messrs. Bishop and Nathenson on account of their unvested Options and RSUs, respectively: Mr. Bishop $1,950,373 (Options), $719,920 (RSUs); and Mr. Nathenson $1,088,873 (Options), $418,440 (RSUs). The amount set forth in the table for Mr. Bishop also includes the maximum amount of retention equity issuable in accordance with the offer letter from Buyer to Mr. Bishop, pursuant to which Mr. Bishop will be entitled to receive a retention stock award composed of 25% Buyer restricted stock units, 50% Buyer stock options and 25% Buyer performance share units, having a combined value equal to $800,000.00. The restricted stock units and options will have a two-year graded vesting schedule and the performance share units will have a three-year cliff vesting schedule, subject to achievement of certain performance measures. The equity-based retention arrangements with regard to Mr. Bishop are more fully described under the caption “Interests of Our Directors and Executive Officers in the Merger—Offer Letter from Buyer to William Bishop, Jr.” above.

(3)	The amount set forth in the table for Mr. Nathenson represents the cost of his continued COBRA coverage under our health care plan (assuming a 20% inflation factor) that we are obligated to reimburse him for in the event of his termination without “cause” or for “good reason” (as such terms are defined in his offer letter) in connection with or within 12 months following a change in control of the Company.

Executive Employee Offer Letter

Mr. Nathenson’s offer letter with the Company provides that in the event of his termination without “cause” or for “good reason” (as such terms are defined in his offer letter) in connection with or within twelve (12) months following a change in control of the Company, subject to his signing a standard release of claims, (i) all of his unvested options will become fully vested and (ii) the Company will reimburse him for the actual cost of his continued health care coverage under the Company’s health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the maximum period of time permitted by law.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that for six (6) years following the Effective Time, the Company, as the surviving corporation, will maintain in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such indemnified person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to such coverage and in amounts no less favorable in any material respect than those of such policy in effect on the date of the Merger Agreement; provided, however, that Buyer and the surviving corporation will not be required to pay an aggregate premium in excess of 300% of the amount the Company paid in its last full fiscal year prior to the date of the Merger Agreement. The foregoing insurance requirement will be deemed satisfied if prepaid “tail” or “runoff” policies are obtained by the Company prior to the Effective Time or by the surviving corporation at, or after, the Effective Time with coverage as described above for a period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, provided the surviving corporation does not pay more than 300% of the annual premiums as described above.

The Merger Agreement provides that, following the Effective Time, the Company, as the surviving corporation, will indemnify and hold harmless all past and present officers and directors of the Company or any of the Company’s subsidiaries to the fullest extent permitted by applicable law, pursuant to each indemnification agreement in effect as of the date of the Merger Agreement between the Company or any of its subsidiaries and such indemnified person or the Company’s certificate of incorporation, as amended, and bylaws as in effect on the date of the Merger Agreement, subject to any limitation imposed from time to time under applicable law, for acts or omissions occurring at or prior to the Effective Time.

Retention Plan

Prior to entering into the Merger Agreement, but in anticipation of consummation of the Merger, the Company established a retention program to encourage Company employees to remain employed with the Company and the surviving corporation prior to and following the Effective Time (the “Retention Program”). The Retention Program allows for up to $6.5 million (in the aggregate) in payments of retention bonus awards. Individual awards to be made under the Retention Program will be determined by the Company’s chief executive officer in consultation with the compensation committee and the chief executive officer of Buyer. Each retention bonus will be payable on March 1, 2019, subject to the employee’s continued employment with the surviving corporation (or such other affiliate of Buyer that employs the individual after the closing of the Merger), but will be payable earlier upon any termination of such employment without “cause” (as defined in the Company’s 2015 Omnibus Incentive Plan).

Delisting and Deregistration of Company Common Stock

If the Merger is completed, the Company Common Stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Company Common Stock.

United States Federal Income Tax Consequences of the Merger

The following is a summary of United States federal income tax consequences of the Merger generally applicable to holders of Company Common Stock who exchange their shares of Company Common Stock for cash pursuant to the Merger. The summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), applicable United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders whose shares of Company Common Stock are held as capital assets (generally, property held for investment), and does not address the tax consequences that may be relevant to holders of Company Common Stock that are subject to special tax rules, such as insurance companies, United States expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, tax-exempt organizations, broker-dealers, financial institutions, cooperatives, traders in securities that elect to mark to market, United States Holders whose functional currency is not the United States dollar, holders who hold Company Common Stock through pass-through entities for United States federal income tax purposes or as part of a hedge, straddle or conversion transaction, holders deemed to sell Company Common Stock under the constructive sale provisions of the Code, holders who exercise appraisal rights, or holders who acquired Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. Except as specifically noted below, this summary does not address any aspect of state, local or foreign taxation, and does not address any United States federal taxation other than income taxation.

For purposes of this information statement, a “United States Holder” means a beneficial owner of Company Common Stock that is a citizen or individual resident of the United States, a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or any state thereof (including the District of Columbia), an estate, the income of which is subject to United States federal income tax regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a United States person. If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a holder of Company Common Stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partners should consult their own tax advisors as to the particular United States federal income tax consequences to them. The term “Non-United States Holder” refers to any beneficial owner of Company Common Stock, other than a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes, that is not a United States Holder.

The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Company Common Stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Merger, including the application and effect of state, local, foreign income and other tax laws.

United States Holders. The receipt of the Merger Consideration by a United States Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a United States Holder who receives the Merger Consideration will recognize gain or loss in an amount equal to the difference between (x) the amount of cash the United States Holder receives (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Company Common Stock. A United States Holder’s adjusted tax basis generally will equal the price the United States Holder paid for such shares. Gain or loss will be calculated separately for each block of Company Common Stock converted in the Merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Company Common Stock has been held for more than one year as of the Effective Time. Long-term capital gains of non-corporate United States Holders may be eligible for reduced rates of taxation. The deductibility of capital losses is limited.

Cash consideration received by a United States Holder in the Merger may be subject to backup withholding. Backup withholding generally will apply only if the United States Holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each United States Holder should complete and sign the Form W-9 that will be part of the letter of transmittal to be returned to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other agent). Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service, or IRS.

Non-United States Holders. Subject to the discussion below regarding backup withholding, a Non-United States Holder that receives cash for shares of Company Common Stock pursuant to the Merger generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base with the United States) or (iii) such holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Company Common Stock at any time during the five-year period preceding the Merger, and the Company is or has been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the Non-United States Holder held Company Common Stock. The Company believes it has not been a “United States real property holding corporation” for United States federal income tax purposes at any time during the five-year period preceding the Merger.

If you are a Non-United States Holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are satisfied, you will be subject to a 30% (or a lower treaty rate) tax on your net capital gains.

If you are a Non-United States Holder and your gain is effectively connected with a United States trade or business (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base with the United States), you will be subject to United States federal income tax on your gain on a net basis in the same manner as United States Holders. Non-United States Holders that are corporations may also be subject to a branch profits tax on their effectively connected income at a rate of 30% or such lower rate as may be specified in an applicable income tax treaty, subject to adjustments.

Backup withholding and information reporting may apply to the payment of cash to a Non-United States Holder for Company Common Stock pursuant to the Merger unless the holder certifies under penalties of perjury to its Non-United States Holder status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. To avoid backup withholding, a tendering Non-United States Holder should complete IRS Form W-8BEN or other applicable IRS Form W-8.

Non-United States Holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

Regulatory Approvals

Under the Merger Agreement, we and the other parties to the Merger Agreement have agreed to use our respective reasonable best efforts to complete the transactions contemplated by the Merger Agreement as promptly as practicable, including obtaining all necessary governmental approvals.

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On March 7, 2018, both the Company and Buyer filed their respective notification and report forms under the HSR Act and requested early termination of the initial 30-day waiting period under the HSR Act. Early termination was granted on March 16, 2018.

At any time before or after the Effective Time of the Merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets of the Company or Buyer or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT

This section describes the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with factual information about the Company. Such information can be found elsewhere in this information statement and in the public filings the Company makes with the SEC, which may be obtained by following the instructions set forth in the section entitled, “Where You Can Find More Information,” beginning on page 84.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, Buyer or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company’s public disclosures, as well as additional nonpublic information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to you. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Buyer or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Form of Merger

Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, and the Company will continue its existence under Delaware law as the surviving corporation and a wholly-owned subsidiary of Buyer.

Consummation and Effectiveness of the Merger

The Merger will become effective on such date and at such time as when the certificate of merger has been filed with the Secretary of State of the State of Delaware, or at such date and time as Buyer and the Company agree in writing and specify in the certificate of merger. The closing of the Merger will occur on the date that is the third (3rd) business day after the satisfaction or, to the extent permitted, waiver of all conditions to the consummation of the Merger set forth in the Merger Agreement, unless another time, date or place is agreed to in writing by Buyer and the Company.

Consideration to be Received in the Merger

Upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shares held in treasury or shares owned by

Buyer, Merger Sub or any other subsidiary of Buyer or the Company, will automatically be cancelled and converted into the right to receive the Merger Consideration, upon the surrender of such shares in accordance with the Merger Agreement.

In addition, upon consummation of the Merger:

•	each Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will automatically be cancelled and will only entitle the holder of such Option to receive an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to the Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price of such Option;

•	each RSU outstanding immediately prior to the Effective Time will, whether vested or unvested, automatically be cancelled and will only entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to the RSU multiplied by (ii) the Merger Consideration;

•	the holding restrictions applicable to each share of Restricted Stock outstanding immediately prior to the Effective Time will automatically expire and each such share of Restricted Stock will be converted into the right to receive the Merger Consideration.

Dissenting Shares

Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by any person who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares of Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, but, instead, will be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. If any such holder of Dissenting Shares fails to timely perfect, effectively withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL with respect to such shares, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such shares will immediately cease to be Dissenting Shares and will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration. The Company will provide Buyer prompt notice of any demands for appraisal, withdrawals of such demand and any other demand, notice or instrument delivered prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Buyer will have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Buyer, the Company will not make any payment with respect to, settle or offer to settle, or otherwise negotiate any such demands or agree to do any of the foregoing.

Procedures for Receiving Merger Consideration

Promptly after the Effective Time (but in no event later than two (2) business days thereafter or on the closing date of the Merger with respect to any stockholder holding five percent (5%) or more of the outstanding shares of Company Common Stock who has taken the appropriate steps required by the Merger Agreement, Buyer will provide, or will cause a paying agent to provide, to each holder of record of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, and each holder of record of shares of Company Common Stock outstanding immediately prior to the Effective Time held in book-entry form, (A) transmittal materials and (B) instructions for use in effecting the surrender of shares of Company Common Stock, as applicable, in exchange for Merger Consideration.

Upon surrender of such certificates to the paying agent (or delivery of an affidavit of loss thereof in accordance with the Merger Agreement), together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the paying agent, the holder of such certificate will be entitled to receive, in exchange thereof, the amount of cash into which the shares of Company Common Stock theretofore represented by such certificate are converted pursuant to the Merger Agreement, and the surrendered certificate will be immediately canceled. No interest will be paid or accrued on the cash payable upon surrender of such certificates.

If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered certificate is registered, it will be a condition to such payment that (i) either such certificate be properly endorsed or otherwise be in proper form for transfer and (ii) the person requesting such payment will pay to the paying agent any transfer or other tax required as a result of such payment or establish to the satisfaction of the paying agent that such tax has been paid or is not payable.

Buyer, the surviving corporation, any affiliates of the foregoing, or the paying agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the Merger Agreement to any holder of shares of Company Common Stock, Dissenting Shares, Options, RSUs, or shares of Restricted Stock, such amounts as are required to be deducted and withheld pursuant to any applicable tax laws.

Holders of record of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the Merger Consideration. In lieu thereof, such holder will, upon receipt by the paying agent of an “agent’s message” in customary form, be entitled to receive as promptly as reasonably practicable thereafter), an amount of cash into which such book-entry shares are converted pursuant to the Merger Agreement, and such book-entry shares will be cancelled. No interest will be paid or accrued on the cash payable upon surrender or transfer of such book-entry shares.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Buyer, Merger Sub and the Company, including representations and warranties relating to, among other things:

•	organization, good standing and similar company matters;

•	due authorization, execution, delivery and enforceability of the Merger Agreement;

•	absence of conflicts with the parties’ governing documents, applicable laws and contracts;

•	accuracy of information supplied by each of Buyer and the Company in connection with the information statement; and

•	absence of brokers’, finders’ and investment bankers’ fees or commissions.

In addition, the Merger Agreement contains the following customary representations and warranties of the Company relating to, among other things:

•	ownership of the Company’s subsidiaries;

•	capitalization;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•	compliance of financial statements with applicable accounting requirements and SEC rules and regulations and preparation in accordance with the United States generally accepted accounting principles, and the absence of certain undisclosed liabilities;

•	compliance with laws and product compliance;

•	since December 31, 2016, the absence of any Effect (as defined below) that have had or would reasonably be expected to have a Company Material Adverse Effect;

•	absence of pending or, to the knowledge of the Company, threatened litigation that would reasonably be expected to have a Company Material Adverse Effect;

•	antitrust matters;

•	material contracts;

•	employee benefits matters and labor matters;

•	filing of tax returns, payment of taxes and other tax matters;

•	insurance;

•	the receipt of fairness opinions from each of J.P. Morgan and Centerview;

•	ownership and use of intellectual property;

•	real property;

•	top customers and top suppliers;

•	environmental matters

•	transactions with affiliates; and

•	inapplicability of certain takeover laws.

The Merger Agreement also contains the following customary representations and warranties of Buyer and Merger Sub:

•	absence of pending or, to the knowledge of Buyer, threatened litigation that challenges or seeks to prevent, enjoin, alter or materially delay the Merger Agreement;

•	the existence of financing commitments and sufficiency of funds necessary to consummate the Merger;

•	the formation of Merger Sub solely for the purpose of the transactions contemplated by the Merger Agreement; and

•	absence of ownership by Buyer or its subsidiaries of Company Common Stock.

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect”. The Merger Agreement provides that a Company Material Adverse Effect means, any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in combination with any other Effect, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent, materially impair or materially delay the performance by the Company of its obligations under the Merger Agreement; provided, however, that in the case of clause (i), no Effect will constitute a Company Material Adverse Effect to the extent that such Effect arises out of, relates to or results form:

•	changes after the date of the Merger Agreement in general global economic or business conditions;

•	general changes after the date of the Merger Agreement in the global securities, credit or other financial markets;

•	changes after the date of the Merger Agreement in conditions generally affecting the industry in which the Company and its subsidiaries operate;

•	changes arising after the date of the Merger Agreement in United States generally accepted accounting principles or applicable law or in the enforcement or interpretation thereof;

•	any outbreak (or escalation) of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism;

•	any hurricane, flood, tornado, earthquake or other natural disaster;

•	any failure by the Company or any of its subsidiaries to meet any internal or external projections, budgets, forecasts, estimates or analysts’ expectations in respect of revenue, profitability, cash flow or position, earnings or other financial or operating metric for any future period (but, in each case, the underlying causes of such failure will be taken into account except to the extent such underlying causes would otherwise be excepted from this definition);

•	the execution and delivery of the Merger Agreement or the public announcement of the Merger Agreement or the Merger or the other transactions contemplated thereby, including the announcement of the identity of Buyer, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors, lenders, partners, contractors, distributors or employees of the Company and its subsidiaries, or the performance of the Merger Agreement and the transactions contemplated thereby, including any actions or omissions by the Company taken at the express written direction, or with the express written consent, of Buyer;

•	changes in the trading price or trading volume of shares of Company Common Stock (but, in each case, the underlying causes of such changes will be taken into account except to the extent such underlying causes would otherwise be excepted from this definition); and

•	any Company stockholder litigation (other than in the case of the seventh bullet above, for purposes of certain representations and warranties).

Any Effect arising out of or resulting from any change or event referred to in the first six bullets above may constitute, and will be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent such Effect has, or would reasonably be expected to have, a disproportionately adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, as compared to any other companies or participants that operate in the industry in which the Company and its subsidiaries operate.

Conduct of Business by the Company Prior to Consummation of the Merger

The Company agrees that prior to the Effective Time, except for matters (i) required by applicable law, (ii) undertaken with the prior written consent of Buyer (which will not be unreasonably withheld, conditioned or delayed) or (iii) expressly contemplated or required by the Merger Agreement, the Company will and will cause each of its subsidiaries to conduct in all material respects its business in the ordinary course of business, consistent with past practice, and use its commercially reasonable efforts to (A) maintain and preserve substantially intact its business organization and material assets and (B) maintain and preserve satisfactorily its material business relationships with customers, suppliers, distributors and others having material business relationships with the Company or any of its subsidiaries.

Further, the Company agrees that until the Effective Time, it will not and will cause each of its subsidiaries not to (except as may be required by applicable law, as expressly contemplated or required by the Merger Agreement or the confidential disclosures the Company delivered in connection therewith, or with the prior written approval of Buyer, such approval not to be unreasonably withheld, conditioned or delayed):

•	amend the Company’s certificate of incorporation or bylaws or, in any material respects, the equivalent organizational documents of its subsidiaries (including by merger, consolidation or otherwise) or otherwise take any action to exempt a person from any provision of such organizational documents;

•	split, combine or reclassify any of its capital stock;

•	amend any term of any Company security, Options, RSUs, Restricted Stock or other equity-based awards or interests (in each case, including by merger, consolidation or otherwise);

•

make, declare, accrue, set aside or pay any dividend, or make any other distribution on (whether in cash, stock, property or otherwise), or directly or indirectly redeem, purchase or otherwise acquire, any shares of the Company’s capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of the company’s capital stock (except (A) dividends paid by any subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company (to the extent such dividends would not result in a material tax liability to the Company or any subsidiary of the Company) or (B) the acceptance of shares of Company Common Stock as payment for the exercise price of Options or for withholding taxes incurred in connection with the exercise of Options or the vesting or settlement of such stock awards outstanding as of the date of the Merger Agreement or granted after the date of the Merger Agreement in compliance with the Merger Agreement, in each case in accordance with past practice and the terms of the applicable award agreements);

•	issue, sell, grant, pledge or otherwise dispose of or permit to become outstanding any additional shares of the Company’s capital stock, options, RSUs or Restricted Stock or other equity or other equity-based awards or interests, or securities convertible or exchangeable into, or exercisable for, any shares of the Company’s capital stock or any options, warrants, or other rights of any kind to acquire any shares of the Company’s capital stock (except for the issuance of shares of Company Common Stock upon the exercise of Options or the settlement of Options, RSUs or Restricted Stock outstanding as of the date of the Merger Agreement or granted after the date of the Merger Agreement in compliance with the Merger Agreement, in each case in accordance with their terms) or enter into any agreement, understanding or arrangement with respect to the sale or voting of the Company’s capital stock or equity interests;

•	adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, of the Company or any of its subsidiaries, file a petition in bankruptcy under any provisions of applicable law on behalf of the Company or any of its subsidiaries or consent to the filing of any bankruptcy petition against any the Company or any of its subsidiaries under any similar applicable law;

•	incur, assume or guarantee any new indebtedness in excess of $5,000,000.00 in the aggregate;

•	except under the Company’s credit agreement, create or incur any material liens on any properties or assets, tangible or intangible, of the Company or any of its subsidiaries, other than permitted liens or in the ordinary course of business;

•	make any loan or advance to, or forgive any loan to, any other person, other than the making of any loans or advances (i) by any wholly-owned subsidiary of the Company to the Company or any other wholly-owned subsidiary of the Company, (ii) to vendors or suppliers in the ordinary course of business or (iii) customary expenses and travel advances to employees in the ordinary course of business;

•	(i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material tangible properties or assets (other than inventory and finished goods) to any person other than to the Company or a wholly-owned subsidiary of the Company or (ii) cancel, release or assign any material indebtedness of any such person owed to it or any claims held by it against any such person, in each case other than pursuant to the Company’s credit agreement;

•	(i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets or properties of any other person or (ii) make any material investment in any other person either by purchase of stock or securities, contributions to capital, property transfers, purchase of property or assets of any person, other than a wholly-owned subsidiary of the Company, in either case, in which the purchase price or fair market value of such investment is in excess of $5,000,000.00 in the aggregate;

•	(i) make any capital expenditures other than capital expenditures up to the amount set forth in the capital expenditure budget of the Company disclosed to Buyer in the confidential disclosures the Company delivered in connection with the Merger Agreement or (ii) make any other capital expenditures in excess of $5,000,000.00 in any fiscal year;

•	except in the ordinary course of business, (A) terminate, cancel, renew, fail to exercise an expiring renewal option, amend, grant a waiver under or otherwise modify any material contract of the Company or material (with respect to the Company and its subsidiaries, taken as a whole) real property lease of the Company or any contract that would constitute a material contract of the Company or a material (with respect to the Company and its subsidiaries, taken as a whole) real property lease of the Company if in effect as of the date of the Merger Agreement (including any buyout of such contract) or (B) enter into any contract that would constitute any of the foregoing if in effect as of the date of the Merger Agreement;

•	except in the ordinary course of business, renew or amend any distribution, sales agency or similar contract that is material to the Company and its subsidiaries, taken as a whole;

•	except as set forth in the Merger Agreement, required by applicable law or required by the terms of any company benefit plan as in effect on the date of the Merger Agreement, (i) establish, adopt, amend or terminate any material company benefit plan, (ii) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits (x) of any employee with an annual base salary of greater than or equal to $150,000.00 or (y) of any employee with an annual base salary of less than $150,000.00, except for increases in salaries and wages in the ordinary course of business; provided, that in no case will the total aggregate compensation and benefits for such employees increase by more than five percent (5%), (iii) except as set forth in the confidential disclosure the Company delivered in connection with the Merger Agreement, pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) accelerate any rights or benefits except in the ordinary course of business, (v) fund any rabbi trust or similar arrangement or otherwise accelerate the time of funding, vesting or payment of any payments or benefits under any company benefit plan, or (vi) hire, promote or terminate the employment or services of (other than for cause) any employees who are “officers” of the Company within the meaning of 17 CFR 240.16a-1; provided, however, that the Company may hire an individual for any position set forth in the confidential disclosure that the Company delivered in connection with the Merger Agreement, which represents current open positions;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by United States generally accepted accounting principles;

•	except with respect to taxes, commence, settle, pay, discharge, satisfy or compromise any dispute, investigation or proceeding, except for (i) settlements, compromises, payments or discharges that (A) involve monetary remedies with a value not in excess of $1,000,000.00, with respect to any individual dispute, investigation or proceeding, or $3,500,000.00, in the aggregate, (B) do not impose any restriction on its assets, properties or business or the assets, properties or business of its subsidiaries, and (C) do not relate to any Company stockholder litigation, and (ii) the commencement of any proceeding that is in the ordinary course of business;

•	(i) make, change or revoke any material tax election, (ii) adopt or change any tax accounting method, (iii) file any amended material tax return or claim for a material tax refund, (iv) enter into any closing agreement within the meaning of Section 7121 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. applicable law), (v) request any tax ruling or special tax incentive from any governmental entity, (vi) settle or compromise any tax proceeding or audit, (vii) surrender or compromise any material claim for a refund of taxes, (viii) enter into any tax allocation, indemnity or sharing agreement, (ix) extend or waive the statute of limitations period applicable to any material tax or tax return or (x) take or cause any action outside the ordinary course of business in respect of any non-U.S. subsidiary of the Company which could (1) materially increase Buyer’s or any of its affiliates’ (which following the closing of the Merger will include the Company and its subsidiaries) liability for taxes or (2) result in, or change the character of any, material income or gain (including any “subpart F income” as defined in Section 952 of the Code) that Buyer or any of its affiliates (which following the closing of the Merger will include the Company and its subsidiaries) must report on any tax return;

•	cancel, fail to renew, fail to continue to prosecute, fail to protect or defend, abandon or permit to lapse any intellectual property that is owned by and material to the Company and its subsidiaries, taken as a whole;

•	sell, assign, transfer, grant a lien on, grant a license, release, immunity or a covenant not to sue under or in respect of any intellectual property that is owned by and is material to the Company and its subsidiaries, taken as a whole (other than the grant of non-exclusive licenses to the Company’s or any subsidiary’s customers, distributors or suppliers in the ordinary course of business), in each case other than pursuant to the Company’s credit agreement;

•	enter into any transaction with (i) any stockholder that, solely or together with its affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding shares of Company Common Stock, (ii) director, (iii) officer or (iv) employee of the Company or any of its subsidiaries, other than as otherwise permitted by the Merger Agreement, and other than pursuant to any Company benefit plans

•	amend any engagement letter between the Company and J.P. Morgan or Centerview, or enter into a new engagement letter relating to the transactions contemplated by the Merger Agreement with any such financial advisor; or

•	authorize, resolve, agree to take (by contract or otherwise), or make any commitment to take, or otherwise become obligated to take, any of the foregoing actions that are prohibited pursuant to the above bullets.

Regulatory Filings; Efforts

The Company and Buyer will each use their reasonable best efforts to take all actions and to do all things reasonably necessary under applicable law to consummate the Merger, including (i) obtain all necessary actions, waivers, consents and approvals from governmental entities, the expiration or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Merger Agreement; provided, that the Company will not be required or permitted to pay, and Buyer will not be obligated to pay or agree to the Company paying, any material cash consideration to any third party from whom consent or approval is required.

Each of the Company and Buyer will (i) promptly prepare and file any notification and report forms and related material required under the HSR Act and any additional filings or notifications and related material that are necessary or proper to permit consummation of the Merger and (ii) provide or cause to be provided as promptly as practicable any information and documentary material that may be requested by the Antitrust Division, the FTC or any other governmental entity with respect to the transactions contemplated by the Merger Agreement.

The Company, Buyer and their respective subsidiaries, affiliates and counsel will provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all communications with a governmental entity in connection with the transactions contemplated by the Merger Agreement and will promptly inform each other of any material communication with any governmental entity in connection with the transactions contemplated by the Merger Agreement and promptly furnish each other with copies of all such material correspondences, filings and written communications.

Notwithstanding anything to the contrary, Buyer will not be required to, and the Company will not, without the prior written consent of Buyer, offer, propose, agree, or commit (i) to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of any of the respective affiliates of the Company or Buyer or any of their respective operations, divisions, businesses, product lines, customers, assets, properties or rights, prior to, contemporaneously with or after the closing of the Merger, (ii) to take any other actions that may limit Buyer’s, its affiliates’, the Company’s or its affiliates’ conduct in any way or any of the foregoing’s freedom of action with respect to, or ability to retain, one or more of its operations, divisions, businesses, products lines, customers, assets, properties or rights or (iii) to enter into any order, consent decree or other agreement to effectuate the foregoing except to the extent that such actions set forth in clauses (i) through (iii) above would not be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company.

Furthermore, Buyer will not, and will cause its affiliates not to, acquire or agree to acquire, in any manner, any business, person or assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition or other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any governmental entity necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

Written Consent

As soon as practicable following receipt of the Written Consent, the Company will provide Buyer with a copy of such Written Consent. The Written Consent was delivered on February 22, 2018 shortly after the execution of the Merger Agreement.

No Solicitation

The Company agrees that (i) it and its officers and directors will not and (ii) will direct and otherwise use reasonable best efforts to cause its and their other representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage, or knowingly facilitate the submission or making of, any Acquisition Proposal ;

•	other than informing third parties of the existence of these restrictions, participate or engage in negotiations or discussions, or furnish any information concerning the Company or any of its subsidiaries to, any third party, relating to any Acquisition Proposal or Acquisition Transaction;

•	enter into any contract or other agreement (binding or non-binding, preliminary or definitive) for any Acquisition Proposal or Acquisition Transaction;

•	enter into any contract or other agreement to reimburse any third party for costs, expenses or other liabilities incurred in connection with making (or evaluating for the purpose of making) a potential Acquisition Proposal or Acquisition Transaction; or

•	enter into any agreement that would prevent the Company from complying with any provision of the foregoing no-solicitation covenant.

The Merger Agreement provides that the term “Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Buyer, Merger Sub or their respective affiliates) regarding, or that would reasonably be expected to lead to, an Acquisition Transaction.

The Merger Agreement provides that the term “Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of transactions with a person or “group” (as defined in the Exchange Act) relating to:

•	acquisition of at least fifteen percent (15%) of the assets of, equity interests in, or business of the Company and its subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, joint venture or other business combination, sale combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or otherwise; or

•	any related combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings of the Company involved is fifteen percent (15%) or more.

From and after the execution and delivery of the Merger Agreement, the Company will, and will cause its affiliates and will direct its and their respective representatives to:

•	immediately cease and cause to be terminated all discussions or negotiations with any person existing on the date of the Merger Agreement with respect to such person making (or evaluating for the purpose of making) any Acquisition Proposal or Acquisition Transaction;

•	terminate access by any third party to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with such person making (or evaluating for the purpose of making) any Acquisition Proposal or engaging in a potential Acquisition Transaction

•	request the prompt return or destruction of all information provided to any third party in connection with such third party making (or evaluating for the purpose of making) any Acquisition Proposal or any potential Acquisition Transaction; and

•	enforce, and not waive or modify, the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any Acquisition Proposal or any potential Acquisition Transaction, including any standstill provisions contained therein.

Superior Proposal

Notwithstanding the restrictions described above, if at any time prior to 11:59 p.m. Eastern Time on March 24, 2018 the Company receives an unsolicited, written bona fide Acquisition Proposal, the Company has not breached its obligations pursuant to the no-solicitation covenant of the Merger Agreement, and if the Board determines in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to or result in, a Superior Proposal (as defined below), then the Company, Board and its representatives may, until the Alternative Transaction End Time engage in negotiations or discussions with and furnish information with respect to the Company and its subsidiaries to the third party making such Acquisition Proposal pursuant to an acceptable confidentiality agreement and provided that all such information has previously been provided to Buyer or is provided to Buyer promptly (and in no event later than twenty-four (24) hours) following it being furnished to such third party. The Company will give Buyer written notice of such determination promptly after the Board makes any such determination described in the previous sentence (and in no event later than twenty-four (24) hours).

With respect to the Company receiving an Acquisition Proposal, the Company will promptly (and in any event within one (1) business day) advise Buyer in writing of:

•	the receipt of any bona fide Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, including the identity of the third party making any such Acquisition Proposal, copies of documentation and a written summary of any oral proposals;

•	any determination of the Board pursuant to the paragraph above; and

•	any material changes to the terms of any such Acquisition Proposal.

The Merger Agreement provides that the term “Alternative Transaction End Time” means March 24, 2018 unless prior to such date, the Company has delivered to Buyer a Superior Proposal Notice (as defined below) in accordance with the terms of the Merger Agreement, in which case the Alternative Transaction End Time will be extended solely with respect to the third party making the Superior Proposal set forth in such Superior Proposal Notice, and the Company may continue to engage in the activities with such third party and its representatives that would otherwise be permitted under the Merger Agreement, until the earlier of (x) 11:59 p.m. Eastern Time on the next calendar day following the three (3) business day period (or two (2) business day period if such Superior Proposal Notice is delivered prior to such time in response to a change in material terms) contemplated by the Merger Agreement and (y) the time of withdrawal or termination of the Superior Proposal set forth in such Superior Proposal Notice.

If, in response to an unsolicited, written bona fide Acquisition Proposal, the Board determines in good faith (after consultation with its outside legal counsel and financial advisors), that such Acquisition Proposal constitutes a Superior Proposal and the failure to approve such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, the Company may terminate the Merger Agreement; provided that the Company has:

•	provided Buyer three (3) business days prior written notice (the “Superior Proposal Notice”) advising Buyer that Company intends to take such action and specifying the reasons for such action and the terms and conditions of any such Superior Proposal, including the identity of the third party who has made such Superior Proposal and provided Buyer a copy of the relevant proposed transaction agreement or the latest draft thereof (including any related financing commitments, fee letters and other transaction documents received by the Company) or, if no such agreement, draft commitments, letters or documents exist, a written summary of the material terms and conditions of such Superior Proposal;

•	during such (3) business day period, (x) if requested by Buyer, engaged in good faith negotiations with Buyer regarding improvements to the terms of the Merger Agreement or any other proposal intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal, (y) considered any adjustments to the Merger Agreement (including a change to the price terms hereof) and any other agreements that may be proposed or other proposals made, in each case to the extent binding, irrevocable and in writing by Buyer (the “Proposed Changed Terms”) and (z) determined in good faith (after consultation) that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were given effect and failure to approve such Superior Proposal would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law. If Buyer, within such three (3) business day period, makes Proposed Changed Terms that, as determined in good faith by the Board (after consultation with its outside counsel and financial advisors), results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Company will have no right to terminate this Agreement pursuant to the terms of the Merger Agreement as a result of such Acquisition Proposal (on such terms), and any (1) revisions to the financial terms or any other material terms of a Superior Proposal or (2) revisions to the financial terms or any other material terms to an Acquisition Proposal that the Board had determined no longer constitutes a Superior Proposal, will constitute a new Acquisition Proposal and will in each case require the Company to deliver to Parent a new Superior Proposal Notice and comply with the applicable terms of the Merger Agreement and a new two (2) business day period (in lieu of a three (3) business day period) will commence thereafter.

•	prior to or concurrently with such termination pays the Termination Fee; and

•	concurrently with or immediately following such termination, enters into a definitive written acquisition agreement for such Superior Proposal.

The Merger Agreement provides that the term “Superior Proposal” means any bona fide written Acquisition Proposal, (provided, that for purposes of this definition, the references to “at least fifteen percent (15%)” in the definition of Acquisition Transaction will be deemed to be references to “more than fifty percent (50%)”) made by a third party that the Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, and considering all the relevant terms of the Acquisition Proposal (including the legal, financial and regulatory aspects of such proposal, the identity of the third party making such proposal, whether the financing for such proposal is fully committed and reasonably likely to be obtained and the conditions for completion of such proposal), (i) would, if consummated, result in a transaction that is more favorable, from a financial point of view, to the holders of Company Common Stock than the transactions contemplated by the Merger Agreement (after giving effect to all Proposed Changed Terms) and (ii) is reasonably expected to be consummated (if accepted).

Nothing in the Merger Agreement prohibits the Company from taking and disclosing to its stockholders a position pursuant to SEC rules with respect to a tender or exchange offer by a third party or any similar disclosure to its stockholders if the Board determines (after consultation with its outside counsel) that failure to do so would be inconsistent with its obligations under applicable law, subject to compliance with the procedures set forth above in connection with a change of recommendation.

Change of Recommendation

The Board and any committee thereof cannot:

•	withdraw (or qualify or modify in any manner adverse to Buyer), or publicly propose to withdraw (or modify), the Board’s recommendation that the stockholders of the Company adopt the Merger Agreement;

•	Take any action to exempt any person (other than Buyer and its affiliates) from the provisions of Section 203 of the DGCL or any other moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation or provision in the organizational documents of the Company;

•	fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal or Acquisition Transaction subject to Regulation 14D under the Exchange Act within ten (10) business days after the commencement of such Acquisition Proposal or Acquisition Transaction or any material amendment of such Acquisition Proposal or Acquisition Transaction;

•	approve, adopt or recommend any Acquisition Proposal or Acquisition Transaction, or propose publicly to approve, adopt or recommend, any Acquisition Proposal or Acquisition Transaction (any action described in the first four bullets is referred to herein as a “Change in Recommendation”);

•	approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Company or any of its subsidiaries to execute or enter into any contract or other agreement, other than an acceptable confidentiality agreement as permitted by the Merger Agreement, with a third party constituting or relating to, or that is intended to or would reasonably be expected to lead to or result in, any Acquisition Proposal or Acquisition Transaction.

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the receipt of the Written Consent by the Company, in the event a material development or material change in circumstances (other than relating to an Acquisition Proposal, Acquisition Transaction or Superior Proposal) occurs or arises after the date of the Merger Agreement that was not known and not reasonably foreseeable by the Board as of the date of the Merger Agreement, the Board may make a Change in Recommendation if the Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law; provided, that the Company provided Buyer three (3) business days’ prior written notice advising Buyer of its intention to take such action and specifying, in reasonable detail, the reasons for such action and during such three (3) business day period:

•	if requested by Buyer, the Company engaged in good faith negotiations with Buyer regarding improvements to the terms of the Merger Agreement or any other proposal; and

•	the Company considered any Proposed Changed Terms and determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make a Change in Recommendation would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law.

Employees

Following the Effective Time and continuing through December 31, 2018, Buyer will or will cause the surviving corporation to provide each of the Company’s employees that remain employees of the surviving corporation or any of its subsidiaries with employee benefits (excluding equity-based compensation) that are at least as favorable, in the aggregate, to the employee benefits (excluding equity-based compensation) provided to such employees immediately prior to the Merger. Following the Effective Time and continuing for a period of one year, Buyer will or will cause the surviving corporation to provide each of the Company’s employees that remain employees of the surviving corporation or any of its subsidiaries (i) at least the same level of hourly salary or base wages and annual target bonus opportunity as provided to such employee immediately prior to the Effective Time, (ii) such equity-based compensation and other long-term incentive compensation substantially similar to that provided to similarly situated employees of Buyer and (iii) severance benefits that are no less favorable than the severance benefits provided to similarly situated employees of Buyer.

Buyer will give (or cause the surviving corporation to give) the Company employees full credit for such employees’ service with the Company for purposes of eligibility and vesting, but not for purposes of benefit accruals (except for vacation and severance) or for purposes of any plan, program or arrangement (x) under which similarly situated employees of Buyer and its subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation, under any benefit plans made generally available to employees maintained by Buyer or the surviving corporation in which an employee participates to the same extent recognized by the Company immediately prior to the consummation of the Merger, provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

With respect to any plan that provides medical, dental or vision insurance benefits, for the plan year in which any Company employee is first eligible to participate following the Effective Time, Buyer will use reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such employee to the extent such limitation would have been waived or satisfied under the Company benefit plan in which such employee participated immediately prior to the Effective Time, and (B) credit each employee for an amount equal to any medical, dental or vision expenses incurred by such employee in the year that includes the date of the closing of the Merger (or, if later, the year in which such employee is first eligible to participate in such plan) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such plan to the extent such expenses would have been credited under the Company benefit plan in which such employee participated immediately prior to the Effective Time. Such credited expenses will also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

Indemnification and Insurance

For six (6) years following the Effective Time, the Company, as the surviving corporation will maintain directors’ and officers’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to such coverage and amount no less favorable in any material respect than those of such policy in effect on the date of the Merger Agreement; provided, however, that Buyer and the surviving corporation will not be required to pay an aggregate premium in excess of 300% of the amount the Company paid in its last full fiscal year prior to the date of the Merger Agreement. The foregoing insurance requirement will be deemed satisfied if prepaid “tail” or “runoff” policies are obtained by the Company prior to the Effective Time or by the surviving corporation at, or after, the Effective Time, which policies provide each such person currently covered by the Company’s officers’ and directors’ liability insurance policy with coverage and amount no less favorable in any material respect than those of such policy in effect on the date of the Merger Agreement for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated thereby, provided that the surviving corporation does not pay more than 300% of the annual premiums as described above. If requested by Buyer, the Company will cooperate with Buyer to obtain such tail or runoff policies as of the Effective Time.

From and after the Effective Time, the Company, as the surviving corporation, will indemnify and hold harmless each past and present officers and directors of the Company or any of the Company’s subsidiaries, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened proceeding, arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time by virtue of the fact that such person is or was a director or officer of the Company or any of its subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable law, pursuant to each indemnification agreement in effect as of the date of the Merger Agreement between the Company or any of its subsidiaries and such indemnified person or the Company’s certificate of incorporation, as amended, and bylaws in effect on the date of the Merger Agreement, subject to any limitation imposed from time to time under applicable law.

Financing Covenant; Company Cooperation

Buyer will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the debt financing pursuant to the Commitment Letter (the “Bridge Financing”), or the Permanent Financing in lieu thereof on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to enforce its rights and exercise any remedies under the Commitment Letter. Buyer will keep the Company reasonably informed on a timely basis of the status of its efforts to obtain the Bridge Financing or Permanent Financing and will give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on any portion of the Bridge Financing or Permanent Financing necessary for the satisfaction of all of Buyer’s obligations under the Merger Agreement.

Buyer has also agreed not to permit certain amendments, replacements, modifications, assignments, terminations, waivers, reductions or substitutions under the Commitment Letter without the Company’s prior written consent. In addition, if any portion of the Bridge Financing becomes unavailable, other than as a result of the availability of proceeds from the Permanent Financing, Buyer will (i) give the Company prompt written notice when it becomes aware of such event and (ii) use reasonable best efforts to arrange alternative financing, including from alternative sources, in an amount sufficient to consummate the transactions contemplated by the Merger Agreement, provided that Buyer is not obligated to obtain alternative financing on terms and conditions materially less favorable to Buyer in the aggregate than the Bridge Financing contemplated by the Merger Agreement.

The Company and its subsidiaries will use reasonable best efforts to, and will use reasonable best efforts to cause their respective representatives to, cooperate with Buyer as necessary in connection with the Bridge Financing and Permanent Financing as may be reasonably requested by Buyer.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, in which each of Buyer and the Company covenants or agrees to:

•	consult with the other party before issuing, and will not issue without the prior consent of the other party, any press release or other public statement with respect to the Merger Agreement or the Merger, except as may be required by law or stock exchange listing requirement; and

•	notify each other, in writing, of certain events, including or any notice or other communication (i) received from any person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Merger or (ii) received from any governmental entity in connection with the transactions contemplated by the Merger Agreement, if the subject matter of such communications would reasonably be expected to be material to the Company, the surviving corporation or Buyer.

In addition, the Company will:

•	and will cause its subsidiaries and use reasonable best efforts to cause its other representatives to afford Buyer’s authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to senior Company employees, representatives, properties, books, contracts and records and will furnish Buyer and Merger Sub all financial, operating and other data and information, in each case, in the Company’s possession as Buyer and Merger Sub may reasonably request; provided, however, that neither the Company nor its subsidiaries will be obligated to provide any such access that would, in the reasonable judgment of Company counsel, would violate any applicable law or result in a loss or waiver of the attorney-client or other privilege held by the Company or any of its subsidiaries. Notwithstanding the foregoing, any such access will be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries;

•	as promptly as reasonably practicable (and in any event within one (1) business day) notify Buyer in writing of, and will keep Buyer reasonably apprised with respect to any, stockholder litigation. The Company will consult with Buyer in connection therewith and will not agree to any full or partial settlement of any stockholder litigation without the prior written consent of Buyer (not to be unreasonably conditioned, withheld or delayed); and

•	in consultation with Buyer, prepare and file with the SEC this information statement and, promptly after receiving clearance from the SEC, mail this information statement to its stockholders.

Conditions to Consummation of the Merger

The obligation of each party to consummate the Merger are subject to the satisfaction or, to the extent not prohibited by applicable law, waiver of, as of the closing of the Merger, of the following conditions:

•	the adoption of the Merger Agreement by holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL;

•	the termination or expiration of any applicable waiting period (or any extensions thereof) under the HSR Act relating to the consummation of the Merger;

•	the absence of any order, injunction or judgment by a court of competent jurisdiction or any governmental entity having jurisdiction over any party thereto and the absence of any applicable law or other legal restraint, injunction or prohibition that makes consummation of the Merger illegal or otherwise prohibited; and

•	the mailing of this information statement to the stockholders of the Company at least twenty (20) days prior to the date of closing of the Merger.

The obligation of Buyer and Merger Sub to consummate the Merger are further subject to satisfaction or, to the extent not prohibited by applicable law, waiver of, as of the closing of the Merger of, among other things, the following additional conditions:

•	the representations and warranties of the Company (i) related to fundamental portions of its capitalization representation are true and correct in all but de minimis respects, (ii) related to other portions of the capitalization representation, organization, corporate authority, opinion of the financial advisors, brokers and takeover statutes are true and correct in all material respects as of the date of the Merger Agreement and as of the date of closing (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties are so true and correct as of such specific date only), (iii) related to the absence of a Company Material Adverse Effect are true and correct in all respects as of the date of the Merger Agreement and as of the date of closing as though made on and as of such date and (iv) all other representations and warranties of the Company, without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein, are true and correct as of the date of the Merger Agreement and as of the date of closing (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties are so true and correct as of such specific date only), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	the Company has performed and complied in all material respects with all agreements and covenants required by it under the Merger Agreement at or prior to the consummation of the Merger;

•	the absence of, since the date of the Merger Agreement, a Company Material Adverse Effect; and

•	the receipt by Buyer of a certificate signed by an executive officer of the Company on behalf of the Company stating that each of the conditions specified above has been satisfied.

The obligations of the Company to consummate the Merger are further subject to satisfaction or, to the extent not prohibited by applicable law, waiver, as of the closing of the Merger of, among other things, the following additional conditions:

•	the representations and warranties of Buyer and Merger Sub are true and correct except where such failure to be true and correct would not, individually or in the aggregate, prevent or have a material adverse effect on the ability of Buyer or Merger Sub to consummate the Merger;

•	Buyer and Merger Sub have performed and complied in all material respects with all agreements and covenants required by it under the Merger Agreement at or prior to the consummation of the Merger;

•	the receipt by the Company of a certificate signed by an executive officer of Buyer on behalf of Buyer stating that each of the conditions specified above has been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of Buyer and the Company.

In addition, the Merger Agreement may be terminated by either Buyer or the Company:

•	pursuant to the End Date Termination Right; or

•	if any court of competent jurisdiction or any governmental entity has issued a final, non-appealable order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger, or any applicable law is in effect that makes consummation of the Merger illegal or otherwise prohibited.

The Merger Agreement also may be terminated by Buyer:

•	pursuant to the Alternative Acquisition Transaction Termination Right;

•	pursuant to the Non-Solicit Willful Breach Termination Right;

•	if prior to the receipt of the Written Consent, the Board has effected a Change in Recommendation;

•	pursuant to the Company Breach Termination Right; or

The Merger Agreement also may be terminated by the Company:

•	pursuant to the Superior Proposal Termination Right; or

•	if Buyer or Merger Sub has breached or failed to perform in any material respects its covenants or any representation or warranty of Buyer or Merger Sub contained in the Merger Agreement is not true and correct in a manner such that the conditions to the Company’s obligation to consummate the closing would not be satisfied and is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is given by the Company (or, if earlier, by the end date); provided that the Company is not in material breach of the Merger Agreement.

The Merger Agreement also provided that Buyer could have terminated the Merger Agreement if the Written Consent was not been executed and delivered to Buyer within twenty-four (24) hours following execution of the Merger Agreement; however, this termination provision expired following delivery of the Written Consent on February 22, 2018.

Termination Fees and Expenses

Fees Payable by the Company. The Company will pay Buyer (or its designee) a termination fee of $234 million (the “Termination Fee”) if the Merger Agreement is terminated as follows:

•	if the Merger Agreement is terminated:

•	by (i) Buyer pursuant to the Company Breach Termination Right or (ii) either Buyer or the Company pursuant to the End Date Termination Right;

•	prior to the date of such termination an Acquisition Proposal has been communicated to the management of the Company or the Board or has been publicly disclosed;

•	within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to any Acquisition Transaction with a third party that is thereafter consummated or the Company consummates any Acquisition Transaction with a third party, which, in either such case, need not be the same Acquisition Transaction referred to in the immediately preceding sub-bullet) (provided; that for the purpose of this and the immediately preceding sub-bullet, all references in the definition of the term Acquisition Transaction to “15%” will be deemed to be references to “50%”).

•	if the Merger Agreement is terminated (i) by Buyer pursuant to the Alternative Acquisition Transaction Termination Right or the Non-Solicit Willful Breach Termination Right or (ii) by Buyer pursuant to the Superior Proposal Termination Right.

Expenses: Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense, except that any filing fees paid to the FTC or the Antitrust Division in connection with filings made pursuant to the HSR Act will be paid by Buyer.

Amendment and Waiver

The Merger Agreement may be amended, modified or waived at any time by the respective boards of directors of the parties if such amendment, modification or waiver is in writing and signed, in the case of an amendment, by each party to the Merger Agreement, or, in the case of a waiver, by each party against whom the waiver is effective, provided that following receipt of the Written Consent, no such amendment, modification or waiver may be made that requires the approval of the stockholders of the Company under the DGCL unless such further approval is obtained.

The failure of any party to the Merger Agreement to exercise any of its rights, powers or privileges under the Merger Agreement will operate as a waiver thereof, nor will any single or partial exercise of such rights, powers or privileges under the Merger Agreement preclude any other or further exercise thereof. Certain amendments that are adverse to any debt financing source will not be effective without the written consent of the lenders thereunder.

Specific Performance

The parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware and any states appellate court therefrom, or, such courts do not have proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity.

Governing Law

The Merger Agreement and any proceedings arising out of or related thereto will be governed by and construed in accordance with the applicable law of the State of Delaware, including all matters of construction, validity and performance, without regard to the conflicts of law rules of such State that would refer a matter to the laws of another jurisdiction. Notwithstanding the foregoing, except to the extent relating to the interpretation of any provisions of the Merger Agreement, any proceeding to which the debt financing sources are a party in connection with the Merger Agreement or any of the transactions contemplated thereby or that may be based upon, arise out of or relate to the Commitment Letter or financing will be governed by and construed in accordance with the applicable law of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause application of the applicable law of any jurisdiction other than the State of New York.

SUPPORT AGREEMENT

The summary of the material provisions of the Support Agreements (as defined below) set forth below and elsewhere in this information statement is qualified in its entirety by reference to the Support Agreements, the form of which is attached to this information statement as Annex E and which is incorporated by reference in this information statement. The rights and obligations of the parties are governed by the express terms and conditions of the Support Agreements and not by this discussion, which is summary by nature. This summary does not purport to be complete and may not contain all of the information about the Support Agreement that is important to you. We encourage you to read the form of Support Agreement carefully in its entirety, as well as this information statement and any documents incorporated herein by reference.

Concurrently with the execution of the Merger Agreement, each of the Majority Stockholders, who collectively are the record owners of 101,294,224 shares of Company Common Stock (which excludes shares of Company Common Stock held by such Majority Stockholder in street name) entitled to vote on the adoption of the Merger Agreement, entered into a support agreement with Buyer (each, a “Support Agreement”). Each Support Agreement provides that immediately following the execution of the Support Agreement and the Merger Agreement, the Majority Stockholders are required to execute and deliver to the Company (with a copy to Buyer) the Written Consent. Following the execution of the Merger Agreement, on February 22, 2018, the Majority Stockholders, collectively owning approximately 51.8% of the shares of Company Common Stock issued and outstanding on such date, executed and delivered the Written Consent.

The Support Agreement further provides that, during the term of the Support Agreement, each Majority Stockholder must, among other things, vote (or deliver a duly executed written consent with respect thereto) all of the shares of Company Common Stock such Majority Stockholder is entitled to vote (or deliver a duly executed written consent with respect thereto) (i) in favor of adopting the Merger Agreement, (ii) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other proposal, agreement or action made in opposition to the adoption of the Merger Agreement, (iii) against any action that would reasonably be expected to result in a breach by the Company of the Merger Agreement or any of the conditions to closing set forth there in not being satisfied, (iv) against any action that would change the capitalization of the Company, except as expressly contemplated by the Merger Agreement or consented to in writing by Buyer and (v) against any other action that is intended or could prevent, impede or, in any material respect, interfere with or delay the transactions contemplated by the Merger Agreement.

Each Majority Stockholder has also agreed to waive and not exercise any appraisal or right to dissent from the merger that it may have under applicable law. While the Support Agreement remains in effect, each Majority Stockholder is prohibited from transferring any shares of Company Common Stock beneficially owned by such Majority Stockholder (excluding shares of Company Common Stock or options, warrants and other rights to purchase shares of voting capital stock or other voting equity interests of the Company or any securities convertible into or exchangeable for such shares or equity interests held by such Majority Stockholder in street name), subject to certain exceptions. Each Majority Stockholder has also agreed that it will not, and that such Majority Stockholder will cause its affiliates and representatives not to, directly or indirectly (i) initiate, solicit, or knowingly encourage, or knowingly facilitate the submission or making of, any Acquisition Proposal, (ii) other than informing third parties of the existence of the non-solicitation provision in the Support Agreement, participate or engage in negotiations or discussions, or furnish any information concerning the Company or any of its subsidiaries to, any third party relating to any Acquisition Proposal or Acquisition Transaction, (iii) enter into any contract or other agreement for any Acquisition Proposal or Acquisition Transaction, (iv) enter into any contract or other agreement to reimburse any third party for costs, expenses or other liabilities incurred in connection with making (or evaluating for the purpose of making) a potential Acquisition Proposal or Acquisition Transaction or (v) enter into any agreement that would prevent such Majority Stockholder from complying with any provision of this covenant. Each Majority Stockholder has agreed to promptly (and in any event within one (1) business day following receipt) advise Buyer in writing in the event that prior to the Alternative Transaction End Time, such stockholder or, if applicable, its affiliates or representatives, receives any bona fide Acquisition Proposal, and in connection with such notice, provide to Buyer the material terms and conditions (including the identity of the third party making any such Acquisition Proposal, copies of any documentation and a written summary of any oral proposals) of any such Acquisition Proposal; provided that such Majority Stockholder’s obligation pursuant to this sentence will be satisfied if the Company provides a notification with respect to such Acquisition Proposal pursuant to the terms of the Merger Agreement.

Each Support Agreement will terminate automatically upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) any amendment to the Merger Agreement effected without the consent of such Majority Stockholder that is adverse to such Majority Stockholder.

MARKET PRICE OF OUR STOCK

Company Common Stock began trading on the NASDAQ under the symbol “BUFF” on July 27, 2015. Prior to that, there was no public market for Company Common Stock. As of March 15, 2018, 195,584,998 shares of Company Common Stock were issued and outstanding, held by approximately 28,122 stockholders of record.

The following table sets forth the reported high and low sales prices per share of Company Common Stock on the NASDAQ for the periods indicated.

	High	Low
Fiscal Year Ended December 31, 2016
First Quarter	$25.98	$15.19
Second Quarter	27.37	22.51
Third Quarter	27.50	23.16
Fourth Quarter	26.03	21.60
Fiscal Year Ended December 31, 2017
First Quarter	25.96	22.85
Second Quarter	25.44	21.71
Third Quarter	28.96	21.51
Fourth Quarter	33.09	25.00
Fiscal Year Ended December 31, 2018
First Quarter (through March 15, 2018)	40.15	31.47

The closing sale price of Company Common Stock on the NASDAQ on February 13, 2018, the last trading day before the publication of an article suggesting that the Company was for sale, was $33.05. The closing sale price of Company Common Stock on the NASDAQ on February 22, 2018, which was the last trading day before we announced the Merger, was $34.12. On [•], 2018, the last practicable trading day before the date of this information statement, the closing price of Company Common Stock on the NASDAQ was $[•]. You are encouraged to obtain current market quotations for Company Common Stock.

We have never paid dividends on outstanding Company Common Stock. The terms of the Merger Agreement do not allow us to declare or pay a dividend between February 22, 2018 and the earlier of the consummation of the Merger or the termination of the Merger Agreement. Following the Merger there will be no further market for the Common Stock.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the full text of Section 262 of the DGCL which is attached to this information statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL will result in a loss of these rights.

Under the DGCL, holders of shares of Company Common Stock who did not consent to the adoption of the Merger Agreement, who submit a demand for appraisal rights and who otherwise follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, together with interest, if any, to be paid upon the amount determined to be “fair value,” but exclusive of any element of value arising from the accomplishment or expectation of the Merger. To exercise and perfect appraisal rights, a record holder of shares of Company Common Stock must follow precisely the statutory procedures required to be followed by a stockholder to perfect appraisal rights by Section 262 of the DGCL.

Section 262 of the DGCL is reprinted in its entirety as Annex D to this information statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures required to be followed by a stockholder to perfect appraisal rights under Section 262 of the DGCL. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is attached to this information statement as Annex D. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of Company Common Stock as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under Section 262 of the DGCL, where a merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, then either the corporation, before the effective time of the merger or the surviving corporation within ten (10) days thereafter, shall notify each of its stockholders who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such stock of the corporation, and shall include in such notice a copy of Section 262 of the DGCL. For purposes of determining the stockholders entitled to receive the notice required under Section 262 of the DGCL, each constituent corporation may fix in advance, a record date that shall not be more than ten (10) days prior to the date notice is given, provided, that if the notice is given on or after the effective date of the merger, the record date shall be such effective date. If no record date is fixed in advance and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given. This information statement constitutes such notice to the holders of shares of Company Common Stock and Section 262 of the DGCL is attached to this information statement as Annex D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of shares of Company Common Stock who desire to exercise their appraisal rights must deliver to the Company a written demand for appraisal of their shares of Company Common Stock no later than twenty (20) days after the date of mailing of this Notice of Written Consent and Appraisal Rights and Information Statement, or [●], 2018. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company Common Stock in connection with the Merger. If you wish to exercise your appraisal rights you must be the record holder of such shares of Company Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares of Company Common Stock through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Company Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares of Company Common Stock must be mailed or delivered to: Blue Buffalo Pet Products, Inc., 11 River Road, Wilton, Connecticut 06897, Attention: General Counsel. Only a holder of record of shares of Company Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of shares of Company Common Stock (a) must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, (b) should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and (c) must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Company Common Stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm, trust or other nominee, submit the required demand in respect of those shares of Company Common Stock. If you hold your shares of Company Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, brokerage firm, trust or the other nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank, trust or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights in accordance with Section 262 of the DGCL.

If shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by the fiduciary in that capacity. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of Company Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. If you hold shares of Company Common Stock through a broker who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares of Company Common Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the record owner.

Within ten (10) days after the Effective Time, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of the Company’s stockholders; provided that if such notice is sent more than twenty (20) days following the sending of this notice, such notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded an appraisal of such holder’s shares in accordance with Section 262 of the DGCL. At any time within sixty (60) days after the Effective Time, any stockholder who has demanded an appraisal, but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the Merger Consideration for that stockholder’s shares of Company Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. Any such attempt to withdraw the demand and accept the Merger Consideration made more than sixty (60) days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty (60) days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration.

Within one hundred twenty (120) days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders of shares of Company Common Stock should not assume that the surviving corporation will file a petition.

Accordingly, it is the obligation of the holders of shares of Company Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Company Common Stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL will result in a loss of such stockholder’s appraisal rights. In addition, within one hundred twenty (120) days after the Effective Time, any stockholder who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten (10) days after such written request has been received by the surviving corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within twenty (20) days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached by the surviving corporation. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who hold stock represented by certificates and who have demanded payment for their shares of Company Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock, or (2) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock exceeds $1 million.

Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. After determination of the stockholders entitled to appraisal of their shares of Company Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will determine the fair value of the shares of Company Common Stock, as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender of the certificates representing shares of Company Common Stock, in the case of holders of shares of Company Common Stock represented by certificates, and forthwith, in the case of holders of book-entry shares. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each holder of shares of Company Common Stock entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (a) the difference, if any, between the amount so paid and the fair value of the shares of Company Common Stock as determined by the Delaware Court of Chancery and (b) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Company Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company Common Stock, other than with respect to payment as of a record date prior to the Effective Time. If no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL at any time within sixty (60) days after the Effective Time (or thereafter with the written approval of the Company) and accept the Merger Consideration offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of the Company without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within sixty (60) days after the Effective Time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 15, 2018 with respect to shares of Company Common Stock beneficially owned by each of the Company’s directors and the named executive officers, all directors and executive officers as a group and each person the Company believes to be the beneficial owner of more than 5% of the outstanding shares of Company Common Stock as of such date. Each beneficial owner’s percentage ownership is determined by assuming that options or warrants that are held by this person (but not those held by any other person) and that are exercisable within sixty (60) days have been exercised. Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to shares owned by such stockholder. In the case of the Company’s directors and executive officers, the information below has been provided by such persons at the Company’s request.

As of March 15, 2018, 195,584,998 shares of Company Common Stock were issued and outstanding.

Name and Address of Beneficial Owner (1)	Number of Outstanding Shares of Company Common Stock Owned (2)	Percentage of Outstanding Shares of Company Common Stock
Greater than 5% Stockholders:
Invus, L.P. (3)	87,460,875	44.7%
Christopher T. Bishop (4)(5)(9)(10)	14,722,439	7.5%
The Bishop Family Limited Partnership (5)	12,147,914	6.2%
Wellington Management Group LLP (11)	12,981,942	6.6%
Named Executive Officers and Directors:
William W. Bishop, Jr. (5)(6)(9)	14,130,149	7.2%
Michael Nathenson (7)	489,762	*
William W. Bishop	27,318	*
Raymond Debbane (8)	10,569	*
Philippe Amouyal (8)	10,569	*
Evren Bilimer (8)	10,569	*
Aflalo Guimarães (8)	10,569	*
Michael A. Eck	14,819	*
Frances Frei	14,819	*
Amy Schulman	14,819	*
All directors and executive officers as a group (10 persons)	14,733,962	7.5%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each person listed in this table is c/o Blue Buffalo Pet Products, Inc., 11 River Road, Wilton, Connecticut 06897.
(2)	Includes shares of Restricted Stock.
(3)

Invus Advisors, L.L.C., or Invus Advisors, is the general partner of Invus, L.P. Artal International S.C.A. is the managing member of Invus Advisors. Artal International Management S.A. is the managing partner of Artal International S.C.A. Artal Group S.A. is the sole shareholder of Artal International Management S.A. Westend S.A. is the sole shareholder of Artal Group S.A. Stichting Administratiekantoor Westend, or the Stichting, is the sole shareholder of Westend S.A. Pascal Minne is the sole member of the board of the Stichting. Accordingly, each of Invus Advisors, Artal International S.C.A., Artal International Management S.A., Artal Group S.A., Westend S.A., the Stichting and Pascal Minne may be deemed to beneficially own the shares of common stock held of record by Invus, L.P. The address of Invus, L.P. and Invus Advisors is c/o The Invus Group, LLC, 750 Lexington Avenue, 30th Floor, New York, NY 10022. The address of Artal International S.C.A., Artal International Management S.A., Artal Group S.A. and Westend S.A. is 10-12

avenue Pasteur, L-2310, Luxembourg, Luxembourg. The address of the Stichting is De Boelelaan 7, NL-1083 HJ Amsterdam, The Netherlands. The address of Pascal Minne is Place Ste. Gudule, 19, B-1000, Bruxelles, Belgium.
(4)	Includes (i) 371,087 shares of common stock held by Christopher T. Bishop, (ii) 865,873 shares of common stock held by the American Phoenix Trust, (iii) 12,147,914 shares of common stock held by The Bishop Family Limited Partnership and (iv) 1,387,565 shares of common stock held by The Orca Trust. Christopher T. Bishop is the sole trustee of the American Phoenix Trust and has voting and investment power over the shares of common stock held by the American Phoenix Trust. Christopher T. Bishop is a primary beneficiary of The William W. Bishop Children’s Spray Trust, or the Bishop Trust, which is the general partner of The Bishop Family Limited Partnership, and, collectively with William W. Bishop, Jr., our Chief Executive Officer and President, has the ability to remove and replace the trustee of the Bishop Trust. As a result, Christopher T. Bishop may be deemed to possess beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. Christopher T. Bishop disclaims beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. Christopher T. Bishop is the protector of The Orca Trust and has the ability to remove the trustee. As a result, Christopher T. Bishop may be deemed to possess beneficial ownership of the shares of common stock held by The Orca Trust. Christopher T. Bishop disclaims beneficial ownership of the shares of common stock held by The Orca Trust.
(5)	Stephen Saft is the sole trustee of the Bishop Trust, which is the general partner of The Bishop Family Limited Partnership. Accordingly, Stephen Saft may be deemed to possess beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. Stephen Saft disclaims beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. William W. Bishop, Jr. and Christopher T. Bishop are the primary beneficiaries of the Bishop Trust and they collectively have the ability to remove and replace the trustee of the Bishop Trust. As a result, William W. Bishop, Jr. and Christopher T. Bishop may be deemed to possess beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. William W. Bishop, Jr. and Christopher T. Bishop each disclaim beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership.
(6)	Includes (i) 594,670 shares of common stock held by William W. Bishop, Jr., (ii) 12,147,914 shares of common stock held by The Bishop Family Limited Partnership and (iii) 1,387,565 shares of common stock held by The Orca Trust. William W. Bishop, Jr. is a primary beneficiary of the Bishop Trust, which is the general partner of The Bishop Family Limited Partnership, and, collectively with Christopher T. Bishop, has the ability to remove and replace the trustee of the Bishop Trust. As a result, William W. Bishop, Jr. may be deemed to possess beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. William W. Bishop, Jr. disclaims beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. William W. Bishop, Jr. is the sole trustee of The Orca Trust and has voting and investment power over the shares of common stock held by The Orca Trust.
(7)	Includes 489,762 shares of common stock issuable upon exercise of stock options held by Mr. Nathenson that maybe exercised within sixty (60) days of March 15, 2018.
(8)	Raymond Debbane, Philippe Amouyal, Evren Bilimer and Aflalo Guimarães are each officers of Invus Advisors, but each disclaims beneficial ownership of the shares beneficially owned by Invus, L.P. The address for each of Raymond Debbane, Philippe Amouyal, Evren Bilimer and Aflalo Guimarães is c/o The Invus Group, LLC, 750 Lexington Avenue, 30th Floor, New York, NY 10022.
(9)	William W. Bishop, Jr., is the sole trustee of The Orca Trust and has voting and investment power over the shares of common stock held by The Orca Trust. Christopher T. Bishop is the protector of The Orca Trust and has the ability to remove and replace the trustee. As a result, Christopher T. Bishop may be deemed to possess beneficial ownership of the shares of common stock held by The Orca Trust. Christopher T. Bishop disclaims beneficial ownership of the shares of common stock held by The Orca Trust.
(10)	Christopher T. Bishop is the sole trustee of the American Phoenix Trust and has voting and investment power over the shares of common stock held by the American Phoenix Trust.
(11)	Based on information contained in the Schedule 13G filed with the SEC on March 8, 2018 and prepared as of December 29, 2017, Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington

Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, “Wellington”), an investment advisor, reported that it may be deemed to beneficially own the shares shown that are held of record by its clients who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Wellington had shared dispositive power as to all shares and shared voting power as to 10,826,539 shares. The address of Wellington is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other documents with the SEC. These reports contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. The Company’s SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at www.bluebuffalo.com. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

Blue Buffalo Filings:	Periods:
Annual Report on Form 10-K	Fiscal Year ended December 31, 2017

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at Blue Buffalo Pet Products, Inc., 11 River Road, Wilton, Connecticut 06897, Attention: Investor Relations Department, Telephone: (203) 665-3400.

Buyer and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Buyer and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document upon written or oral request. Please direct your inquiry or request by mail or telephone to us at the above address and telephone number. If you want to receive separate copies of this information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated [●], 2018. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

GENERAL MILLS, INC.

BLUE BUFFALO PET PRODUCTS, INC.

and

BRAVO MERGER CORP.

FEBRUARY 22, 2018

A-i

A-ii

Exhibits

Exhibit A – Certificate of Incorporation of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 22, 2018, is entered into by and among General Mills, Inc., a Delaware corporation (“Parent”), Bravo Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Blue Buffalo Pet Products, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company Board (as defined below) has (i) determined and resolved that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company and (iv) determined and resolved to recommend that the stockholders of the Company adopt this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and each issued and outstanding share (each, a “Share” and collectively, the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Dissenting Shares (as defined below) and Shares owned by Parent, Merger Sub, the Company or any of their respective wholly owned Subsidiaries (as defined below) (including Shares held in treasury by the Company), will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration (as defined below), on the terms and subject to the conditions set forth herein;

WHEREAS, the Parent Board (as defined below) has (i) determined and resolved that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of Parent and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into support agreements in favor of Parent (each, a “Support Agreement,” and collectively, the “Support Agreements”) and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less restrictive of, and otherwise no more favorable to, in each case, other than in any immaterial respect, the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives (except for such changes as are specifically necessary in order for the Company to comply with its obligations hereunder and to permit such Third Party to make an Acquisition Proposal).

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Parent, Merger Sub or their respective Affiliates) regarding, or that would reasonably be expected to lead to, an Acquisition Transaction.

“Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of transactions with a Person or “group” (as defined in the Exchange Act) relating to (i) acquisition of at least fifteen percent (15%) of the assets of, equity interests in, or business of the Company and its Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, joint venture or other business combination, sale combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or otherwise, or (ii) any related combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings of the Company involved is fifteen percent (15%) or more.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anticorruption Laws” means the US Foreign Corrupt Practices Act of 1977, as amended and any other anticorruption or anti-bribery Applicable Law applicable to the Company or any of its Subsidiaries.

“Applicable Law” means, with respect to any Person, any supranational, national, federal, state, provincial, local or other law, constitution, treaty, convention, statute, ordinance, code, rule, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel, in each such case that is binding on or applicable to such Person, or its Subsidiaries or its or their respective properties, assets or businesses.

“Audited Balance Sheet” means the audited consolidated balance sheets of the Company as of December 31, 2016.

“Bridge Financing” means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter, including the borrowing of loans contemplated by the Commitment Letter.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York, or Governmental Entities in the State of Delaware are authorized or required by Applicable Law to close.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each compensatory or employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, employment, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, for the benefit of any current or former employee, officer, director, consultant or independent contractor (in each case, who is a natural person or is a personal services entity) of the Company or any Subsidiary maintained by the Company or any Subsidiary, or to which the Company or any Subsidiary contributes or is obligated to contribute or otherwise has or would reasonably expected to have any Liability.

“Company Board” means the Board of Directors of the Company.

“Company Employee” means any current or former employee, consultant, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in combination with any other Effect, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, Liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent, materially impair or materially delay the performance by the Company of its obligations under this Agreement; provided, however, that in the case of clause (i) above, no Effect shall constitute a Company Material Adverse Effect to the extent that such Effect arises out of, relates to or results from: (A) changes after the date of this Agreement in general global economic or business conditions; (B) general changes after the date of this Agreement in the global securities, credit or other financial markets; (C) changes after the date of this Agreement in conditions generally affecting the industry in which the Company and its Subsidiaries operate; (D) changes arising after the date of this Agreement in GAAP or Applicable Law or in the enforcement or interpretation thereof; (E) any outbreak (or escalation) of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (F) any hurricane, flood, tornado, earthquake or other natural disaster; (G) any failure by the Company or any of its Subsidiaries to meet any internal or external projections, budgets, forecasts, estimates or analysts’ expectations in respect of revenue, profitability, cash flow or position, earnings or other financial or operating metric for any future period (but, in each case, the underlying causes of such failure shall be taken into account except to the extent such underlying causes would otherwise be excepted from this definition); (H) the execution and delivery of this Agreement or the public announcement of this Agreement or the Merger or the other transactions contemplated hereby, including the announcement of the identity of Parent, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors, lenders, partners, contractors, distributors or employees of the Company and its Subsidiaries, or the performance of this Agreement (other than Section 6.01(a)) and the transactions contemplated hereby, including any actions or omissions by the Company taken at the express written direction, or with the express written consent, of Parent; (I) changes in the trading price or trading volume of Shares (but, in each case, the underlying causes of such changes shall be taken into account except to the extent such underlying causes would otherwise be excepted from this definition); and (J) any Company Stockholder Litigation; (other than in the case of clause (H), for purposes of any representation or warranty set forth in Section 4.03(c), Section 4.09(e) or clause (D) of Section 4.16(b)); provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E) or (F) above may constitute, and shall be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent such Effect has, or would reasonably be expected to have, a disproportionately adverse effect on the business, financial condition, assets, Liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, as compared to any other companies or participants that operate in the industry in which the Company and its Subsidiaries operate.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Related Parties” means (i) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, successors or assignees of the Company and (ii) any former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, successors or assignees of any of the Persons described in clause (i), in each case, other than the Company.

“Company Restricted Stock” means each outstanding share of Company Common Stock granted under the Company Stock Plans that remains subject to holding restrictions.

“Company RSU” means a restricted stock unit award for shares of Company Common Stock granted under any Company Stock Plan.

“Company SEC Document” means the all reports, schedules, registration statements and other documents publicly filed with or publicly furnished to the SEC by the Company on or after July 21, 2015.

“Company Security” means all outstanding Shares, or any other outstanding equity or debt securities of the Company.

“Company Stock Awards” means the Company Stock Options, Company RSUs and Company Restricted Stock.

“Company Stock Option” means an option to acquire Shares granted under a Company Stock Plan.

“Company Stock Plans” means the Company’s 2012 Stock Purchase and Option Plan and the Company’s 2015 Omnibus Incentive Plan, and the forms of agreements thereunder.

“Company Stockholder Litigation” means any Proceeding pending or threatened against the Company by any stockholder of the Company (including any class action, derivative litigation or exercise of any rights under Section 220 of the DGCL) relating directly or indirectly to this Agreement, the Merger or the other transactions contemplated hereby and thereby, including disclosures made under Applicable Law.

“Company’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.01 of the Company Disclosure Letter and the knowledge such individuals would have acquired in the exercise of a reasonable inquiry.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 2, 2018, between Parent and the Company (as amended).

“Continuing Company Employee” means each Company Employee who continues to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time.

“Contract” means any written or legally binding oral contract, agreement, or other instrument or obligation, including any note, bond, indenture, mortgage, guarantee, undertaking, commitment, promise, option, lease, sublease, license, sublicense, joint venture agreement, warranty or sales or purchase order.

“Credit Agreement” means that certain Credit Agreement, dated as of May 25, 2017, by and among the Company and/or its applicable Subsidiary, Citibank, N.A., as the administrative agent, and the lenders and other parties thereto (as amended, restated, supplemented or otherwise modified through the Closing Date).

“Data Room” means the electronic data site established on behalf of the Company and to which Parent and certain of its Representatives have been given access in connection with the transactions contemplated by this Agreement.

“Debt Financing Sources” means (i) the Lenders or any Person who, after the date hereof, becomes a lender or a commitment party with respect to the Bridge Financing and (ii) any of such Person’s Affiliates or its or their respective officers, directors, employees, agents, representatives and their respective successors or permitted assigns. For the avoidance of doubt, neither Parent nor any of its Affiliates nor any of its or their respective officers, directors, employees, trustees, shareholders, controlling persons or successors shall be considered a Debt Financing Source.

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Environmental Laws” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources, or (iii) Releases of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Financing” means collectively, the Bridge Financing and the Permanent Financing.

“Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the Lenders and the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates and their respective officers, directors, employees, agents, representatives and their respective successors or permitted assigns. For the avoidance of doubt, neither Parent nor any of its Affiliates nor any of its or their respective officers, directors, employees, trustees, shareholders, controlling persons or successors shall be considered a Financing Source.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any supranational, national, federal, state, provincial, local or other government, department, authority, court, tribunal, commission, arbitrator, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Hazardous Materials” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are the subject of Liability or requirements for investigation or remediation under, or otherwise subject to, Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, all obligations (whether or not due and payable as of such date) of such Person to pay principal, interest, premiums, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding, breakage fees, pre-payment fees or penalties, and other Liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment obligations, but excluding trade payables or accruals in the ordinary course of business consistent with past practice), (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (vi) obligations of such Person as an account party under letters of credit, letters of guaranty, banker’s acceptances, performance bonds or similar instruments, to the extent drawn upon or an event has occurred that (with notice or lapse of time or both) would trigger a right to draw upon, (vii) all obligations of the type described in clauses (i) through (vi) above secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, and (viii) direct or indirect guarantees or other forms of credit support (including all “keepwell” arrangements) of any obligations described in clauses (i) through (vii) above of any other Person.

“Information Statement” means the written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Written Consent, the Merger and the other transactions contemplated by this Agreement.

“Intellectual Property” means all intellectual property and other similar proprietary rights existing anywhere in the world, whether registered or unregistered, including with respect to: (i) patents, utility models, and any other governmental grant for the protection of inventions or industrial designs; (ii) designs, inventions (whether or not patentable) and inventions disclosures; (iii) trademarks, service marks, certification marks, trade dress, logos, slogans, tag lines, corporate names, trade names and any other indicators of source or origin, together with the goodwill associated with any of the foregoing (collectively, “Marks”) and Internet domain names; (iv) copyrights and registrations and applications therefor, works of authorship and moral rights; (v) software and computer programs and applications, including data files, source code, executable or object code, software tools, application programming interfaces, platforms, computerized databases and libraries; and (vi) trade secrets, discoveries, algorithms, know-how, show-how, recipes, formulae, processes, techniques, technical data, drawings, customer lists and other confidential information (collectively, “Trade Secrets”), in each case of (i) through (vii) including all applications for any such rights as well as the right to apply for such rights.

“IRS” means the United States Internal Revenue Service.

“Liability” means any and all Indebtedness, liabilities, commitments or obligations of any kind whatsoever, and including those arising in connection with any Contract, Proceeding or Order.

“Lien” means any charge, claim, adverse interest, pledge, hypothecation, lien (statutory or other), security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease, license, sublicense, or other similar adverse claim of any kind.

“Made Available” means that such information, document or material was (i) publicly filed on the SEC EDGAR database as part of a Company SEC Document (or expressly incorporated by reference into a Company SEC Document) prior to the date hereof or (ii) made available for review by Parent or Parent’s Representatives in the Data Room or in a location otherwise specified to Parent in writing by the Company or the Company’s Representatives prior to the date hereof.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Nasdaq” means the Nasdaq Global Select Market.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Entity, in each case, that is or purports to be binding upon such Person or any of its properties, assets or businesses.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, trust agreement or other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Parent Board” means the Board of Directors of Parent.

“Parent Related Parties” means (i) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates (other than Merger Sub), Representatives, members, managers, general or limited partners, stockholders, successors or assignees of Parent and (ii) any former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates (other than Parent or Merger Sub), Representatives, members, managers, general or limited partners, stockholders, successors or assignees of any of the Persons described in clause (i).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Payoff Letter” means a payoff letter in customary form (subject only to delivery of the Payoff Amount (as defined below) as arranged by Parent) that (i) specifies the aggregate amount required to be paid to fully satisfy and discharge all principal, interest, fees, expenses, premiums and other amounts then due and payable under the Credit Agreement as of the Closing Date (such amount, the “Payoff Amount”), (ii) provides for termination of all guarantees and Liens, if any, in connection therewith relating to the assets of the Company and its Subsidiaries securing such obligations upon the payment of Payoff Amount on the Closing Date and (iii) states that upon receipt of the Payoff Amount, the Credit Agreement and all related loan documents shall be terminated (but excluding any contingent obligations, including indemnification obligations, that in any such case are not then due and payable and that by their terms are to survive the termination of the Credit Agreement and the related loan documents).

“Permanent Financing” means financing obtained through the offering, issuance or sale of any commercial paper, debt, equity or equity-linked securities in the capital markets or term loans, or any combination thereof, in each case in replacement or in lieu of all or any portion of the Bridge Financing.

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Entity.

“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate Proceedings, in each case, only if adequate reserves with respect thereto have been established in the Audited Balance Sheet or the Unaudited Balance Sheet to the extent required in accordance with GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of its Subsidiaries is contesting in good faith by appropriate Proceedings and for which, in the latter scenario, adequate reserves have specifically been established in the Audited Balance Sheet or the Unaudited Balance Sheet to the extent required in accordance with GAAP and (B) that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, and that do not materially adversely affect either continuation of the current use, occupancy or activity conducted by the Company or any of its Subsidiaries at the affected property or the market value of such property, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with Third Parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, (iv) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business and (v) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Entity that are not violated by any current use, occupancy or activity conducted by the Company or any of its Subsidiaries or any condition of the property regulated thereby; provided, however, that in all cases, “Permitted Liens” shall not include any Liens that secure the payment of borrowed money or other Indebtedness.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Entity (or any department, agency, or political subdivision thereof).

“Personally Identifiable Information” means information that alone or in combination with other information can be used to identify an individual natural person, or that is about an identifiable natural person, including name, address, telephone number, email address, Internet protocol address, financial account number or credit card number and government issued identifier (including Social Security number, Social Insurance Number, passport number, taxpayer identification number and driver’s license number).

“Privacy Laws” means any Applicable Law that governs the collection, use, storage, transfer, recording, processing, sharing, disposal or security of Personally Identifiable Information (including such Applicable Laws governing breach notification).

“Proceeding” means any suit (whether civil, criminal, administrative, judicial or investigative), claim, action, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing or criminal prosecution, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any mediator, arbitrator or arbitration panel.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other representatives and advisors of such Person.

“Sanctioned Country” means any country or territory subject to economic sanctions or trade restrictions of the United States, the European Union or the United Nations that broadly prohibit or restrict dealings with such country.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited by any economic sanctions, trade restrictions, or similar restrictions imposed by the United States, the European Union or the United Nations, including (i) any Person identified in any sanctions list maintained by (A) the United States government, including the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, and the United States Department of State; (B) the European Union; or (C) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country and (iii) any Person directly owned 50% or more by any Person described in (i) or (ii).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect at least fifty percent (50%) of the board of directors or other governing body of such Person or (ii) at least fifty percent (50%) of the outstanding voting securities or voting power of such Person. For purposes of this definition, a partnership, association or other business entity shall be deemed to be a Subsidiary of a Person if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is controlled by or controls the managing director or general partner of such partnership, association or other business entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (provided, that for purposes of this definition, the references to “at least fifteen percent (15%)” in the definition of Acquisition Transaction shall be deemed to be references to “more than fifty percent (50%)”) made by a Third Party that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, and considering all the relevant terms of the Acquisition Proposal (including the legal, financial and regulatory aspects of such proposal, the identity of the Third Party making such proposal, whether the financing for such proposal is fully committed and reasonably likely to be obtained and the conditions for completion of such proposal), (i) would, if consummated, result in a transaction that is more favorable, from a financial point of view, to the holders of Company Common Stock than the transactions contemplated hereby (after giving effect to all Proposed Changed Terms) and (ii) is reasonably expected to be consummated (if accepted).

“Tax” means any tax or other like governmental assessment or charge of any kind whatsoever including income, franchise, profits, corporations, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, environmental, registration, capital stock, occupation, import, custom, stamp, duties, alternative, or add-on minimum taxes, or other governmental taxes or charges (including taxes, charges, or other assessments that are imposed upon or incurred under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law)), together with any interest, penalty, addition to tax or additional amount with respect thereto.

“Tax Return” means any report, return, document, declaration, form, information return, statement or other information of any nature regarding Taxes in any jurisdiction for any period, in each case filed with or supplied to, or required to be filed with or supplied to a Taxing Authority (including any amendments thereto and including any schedule or statement thereto) and including any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration form, information return, statement or other information.

“Taxing Authority” means any Governmental Entity exercising or able to exercise any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent and its Subsidiaries (including Merger Sub).

“Trade Secret” has the meaning set forth in the definition of “Intellectual Property.”

“Treasury Regulations” means the temporary and final regulations promulgated under the Code by the United States Department of Treasury.

“Willful Breach” means with respect to any material breach of a covenant or other agreement, a material breach that is a consequence of an act undertaken or omitted to be taken by the breaching party with the knowledge that the taking of such act or failure to take such action would, or would reasonably be expected to, cause a breach of the relevant covenant or agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	6.04(b)
Alternative Financing	6.11(c)
Alternative Transaction End Time	6.04(b)
Antitrust Laws	4.03(b)
Book-Entry Shares	2.07(b)
Certificate of Merger	2.03
Certificates	2.07(b)
Change in Recommendation	6.04(b)
Closing	2.02
Collective Bargaining Agreement	4.14
Commitment Letter	5.06(a)
Company	Preamble
Company 401(k) Plan	6.17(c)
Company Common Stock	Recitals
Company Disclosure Letter	Article 4
Company Leased Real Property	4.16(b)
Company Material Contracts	4.19(a)
Company Organizational Documents	4.01(b)
Company Owned Real Property	4.16(c)
Company Preferred Stock	4.02(a)
Company Real Property Leases	4.16(b)
Company Recommendation	4.03(a)
Company Registered Intellectual Property	4.15(a)
Company Subsidiary Organizational Documents	4.01(b)
Company Termination Fee	8.03(a)
Current Premium	6.09(a)
DGCL	Recitals
Dissenting Shares	2.08
Divestiture	6.10(d)
Effective Time	2.04
End Date	8.01(b)(i)
Enforceability Exceptions	4.03(a)
Financial Advisors	4.24
Indemnified Party	6.09(b)
Initial Alternative Transaction End Time	6.04(b)

Term	Section
Lenders	5.06(a)
Merger	Recitals
Merger Consideration	2.06(a)
Merger Sub	Preamble
Merger Sub Stockholder Approval	5.02(a)
Parent	Recitals
Parent Disclosure Letter	Article 5
Paying Agent	2.07(a)
Payment Fund	2.07(a)
Post-Closing Plans	6.17(b)
Pre-Closing Period	6.01(a)
Privacy Policies	4.15(e)
Proposed Changed Terms	6.04(c)(ii)
Requisite Company Stockholder Approval	4.03(a)
Restraint	6.10(d)
SEC Reports	4.04(a)
Share	Recitals
Shares	Recitals
Stockholder Written Consent	6.18(a)
Superior Proposal Notice	6.04(e)
Support Agreement	Recitals
Surviving Corporation	2.01
Top Customers	4.21
Top Suppliers	4.20
Unaudited Balance Sheet	4.06
Writing	1.02

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified, and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States, (ii) from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (iii) to “days” shall be calendar days unless otherwise indicated.

ARTICLE 2

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 2.02 The Closing. Unless this Agreement is earlier terminated pursuant to Article 8, closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York City time) on the third (3rd) Business Day after the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing) or at such other place, date and time as the Company and Parent may agree in writing. The Closing shall be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, unless another place is agreed to in writing by the Company and Parent.

Section 2.03 Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, concurrently with the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL.

Section 2.04 Effective Time. The Merger shall become effective on such date and at such time as when the Certificate of Merger has been filed with the Secretary of State of the State of Delaware, or at such date and time as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.05 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL and other Applicable Law.

Section 2.06 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities thereof or any other Person:

(a) except as otherwise provided in Section 2.06(b), Section 2.08 or Section 2.09, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $40.00 in cash, without interest (the “Merger Consideration”), and all such Shares shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and each holder of such a Share shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.06(a), the Merger Consideration, upon surrender of such Shares in accordance with Section 2.07;

(b) each Share held by Parent, Merger Sub or the Company (including Shares held in treasury by the Company) immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist without any conversion thereof and no consideration or payment or distribution shall be made with respect thereto, and each Share held by any wholly owned Subsidiary of Parent or the Company (other than Merger Sub) immediately prior to the Effective Time shall remain outstanding without any conversion thereof and no consideration or payment or distribution shall be made with respect thereto; and

(c) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

Section 2.07 Surrender and Payment.

(a) Paying Agent and Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) and shall enter into an agreement in form and substance reasonably acceptable to the Company for payment of the Merger Consideration to record holders of Shares immediately prior to the Effective Time. Concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent the aggregate Merger Consideration to be paid in respect of the Shares pursuant to Section 2.06(a) (the “Payment Fund”).

(b) Transmittal Materials. Promptly after the Effective Time (but in no event later than two (2) Business Days after the Effective Time or on the Closing Date with respect to any stockholder holding five percent (5%) or more of the Shares who has taken the steps required by Section 2.07(c) in advance of the Closing), Parent shall send or otherwise provide, or shall cause the Paying Agent to send or otherwise provide, to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares, if any (“Certificates”), and each holder of record of Shares outstanding immediately prior to the Effective Time held in book-entry form (“Book-Entry Shares”), (A) transmittal materials, including a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates to the Paying Agent) or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for Merger Consideration.

(c) Surrender of Certificates. Upon surrender of Certificates to the Paying Agent (or delivery of an affidavit of loss thereof in accordance with Section 2.13) together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange thereof, and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable thereafter, the amount of cash into which the Shares theretofore represented by such Certificate are converted pursuant to Section 2.06(a) (after giving effect to any required Tax withholdings as provided in Section 2.11), and the Certificates so surrendered shall immediately be cancelled. Until so surrendered or transferred, each Share and each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and no other rights or interests whatsoever. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(d) Book-Entry Shares. No holder of record of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record of Book-Entry Shares shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable thereafter), an amount cash into which such Book-Entry Shares are converted pursuant to Section 2.06(a) (after giving effect to any required Tax withholdings as provide in Section 2.11) and such Book-Entry Shares so surrendered shall be canceled. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Book-Entry Shares.

(e) Unregistered Transferees. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(f) No Other Rights. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates and from and after the Effective Time, there shall be no further registration of transfers of Shares that were outstanding immediately prior to the Effective Time on the stock transfer books of the Company. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer representing Shares that have been converted into the right to receive the Merger Consideration pursuant to Section 2.06(a), they shall be cancelled and exchanged in accordance with this Article 2.

(g) Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with Section 2.06 and this Section 2.07 prior to that time shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of the Merger Consideration.

Section 2.08 Dissenting Shares. Notwithstanding Section 2.06 or any other provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and held by any Person who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if such holder fails to timely perfect, effectively withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL with respect to such Shares, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration in accordance with Section 2.06(a) (less any payments made by the Surviving Corporation with respect to such Shares in accordance with Section 262(h) of the DGCL) without interest thereon, upon surrender of such Certificate formerly representing such Share in accordance with the provisions of Section 2.07. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, otherwise negotiate any such demands or agree to do any of the foregoing.

Section 2.09 Treatment of Company Stock Awards.

(a) Treatment of Company Stock Options. At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Stock Option to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares subject to the Company Stock Option multiplied by (y) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment; provided that any such Company Stock Option with respect to which the per-share exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled in exchange for no consideration. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Stock Options the cash payments described in this Section 2.09(a) through its payroll provider on or as soon as reasonably practicable after the Closing Date, but in any event no later than the first regularly scheduled payroll date for the Company following the Closing Date. From and after the Effective Time, no Company Stock Option shall be exercisable, and each Company Stock Option shall only entitle the holder thereof to the payment (if any) provided for in this Section 2.09(a).

(b) Treatment of Company RSUs. At the Effective Time, each Company RSU outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares subject to the Company RSU multiplied by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company RSUs the cash payments described in this Section 2.09(b) through its payroll provider (or other appropriate means for each holder who is a non-employee director) on or as soon as reasonably practicable after the Closing Date, but in any event no later than the first regularly scheduled payroll date for the Company following the Closing Date.

(c) Treatment of Company Restricted Stock. Immediately prior to the Effective Time, the holding restrictions applicable to each share of Company Restricted Stock outstanding immediately prior to the Effective Time shall, automatically and without any required action on part of the holder thereof, expire and each such share of Company Restricted Stock shall be treated in accordance with Section 2.06(a).

(d) Corporate Actions. Prior to the Effective Time, the Company shall take any actions which are necessary to effectuate the provisions of Section 2.09(a), Section 2.09(b) and Section 2.09(c), it being understood and agreed that from and after the Effective Time, no Company Stock Award holder shall have any right with respect to any Company Stock Award other than to receive the payment (if any) provided for in this Section 2.09. No later than the Effective Time, Parent shall provide to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.09.

Section 2.10 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to specified numbers of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted. Nothing in this Section 2.10 shall be construed as permitting the Company to take any action that is otherwise prohibited by this Agreement.

Section 2.11 Withholding Rights. Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld from such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding.

Section 2.12 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Paying Agent, the posting by such Person of a bond, in such customary amount as the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger

Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.14 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. Subject to Section 6.09, at the Effective Time as part of the Merger and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Company shall be amended to read in the form attached hereto as Exhibit A and as so amended will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms of the DGCL.

Section 3.02 Bylaws. Subject to Section 6.09, at the Effective Time as part of the Merger and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall be amended to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Blue Buffalo Pet Products, Inc.” and as so amended will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and the DGCL.

Section 3.03 Directors and Officers. The parties hereto shall take all requisite action so that, (i) the directors of the Company shall be removed or resign and the directors of Merger Sub immediately prior to the Effective Time shall fill the resulting vacancies and comprise all of the initial directors of the Surviving Corporation immediately following the Effective Time, each of the foregoing directors to hold office in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective death, resignation or removal or until their respective successors are duly elected and qualified in accordance with Applicable Law, and (ii) the officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation, each such officer to hold office in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation, until their successors are duly elected or appointed and qualified.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed or furnished prior to the date hereof (but excluding any disclosures set forth in any risk factors section, any disclosures in any section relating to “forward-looking statements” and any other disclosures to the extent they are predictions or forward-looking in nature and, provided, that in no event shall any disclosure in any Company SEC Document qualify or limit the representations and warranties of the Company set forth in Section 4.01(a) (Organization), Section 4.02 (Capital Stock and Indebtedness), Section 4.03 (Corporate Authority Relative to this Agreement; No Violation), Section 4.18 (Opinion of Financial Advisors) and Section 4.24 (Finders or Brokers)) and (b) as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent that such disclosure is responsive to such other numbered and lettered Section of this Article 4 and, provided, however, that any listing of any fact, item or exception disclosed in any section of the Company Disclosure Letter shall not be construed as an admission of liability under any Applicable Law and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), the Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article 4 are true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date).

Section 4.01 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized and validly existing and, to the extent the concept is applicable to the relevant jurisdiction, in good standing under the Applicable Law of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or in possession of such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary Permits, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified, licensed, in good standing or in possession of such Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has Made Available to Parent prior to the date of this Agreement a true and complete copy of the Organizational Documents of the Company (the “Company Organizational Documents”) and the Organizational Documents of each of its Subsidiaries in existence on the date hereof (collectively, the “Company Subsidiary Organizational Documents”), in each case, as amended through the date hereof. The Company Organizational Documents and the Company Subsidiary Organizational Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their provisions. Section 4.01(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Subsidiaries of the Company and any joint ventures, partnerships or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). Other than the Subsidiaries of the Company, there is no Person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the consolidated financial statements of the Company and its Subsidiaries under GAAP.

Section 4.02 Capital Stock and Indebtedness.

(a) The authorized capital stock of the Company consists of 1,500,000,000 shares of Company Common Stock and 150,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of February 20, 2018, (i) 195,584,998 shares of Company Common Stock were issued and outstanding (not including shares held in treasury, but including 114,051 shares of Company Restricted Stock), (ii) 2,092,774 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 7,779,307 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, of which amount (A) 152,432 shares of Company Common Stock were subject to outstanding Company RSUs and (B) 3,338,636 shares of Company Common Stock were issuable upon the exercise of outstanding Company Stock Options, and (v) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company

Stock Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable. Except (i) as set forth in this Section 4.02(a) or (ii) as expressly permitted to be issued after the date hereof by Section 6.01(b), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity interest of the Company or any Subsidiary of the Company, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (5) make any payment to any Person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings pursuant to which the Company or any of its Subsidiaries has any contractual or other obligations with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since February 20, 2018 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Awards in accordance with their respective terms) or granted any Company Stock Awards or other equity or equity-based awards or interests.

(b) The Company has previously Made Available to Parent a true and complete list of all Company Stock Awards outstanding as of February 20, 2018, specifying (i) the number of shares subject to each such Company Stock Award, (ii) the grant date of each such Company Stock Award, (iii) the vesting schedule of each such Company Stock Award and (iv) the exercise price for each such Company Stock Award, to the extent applicable. With respect to each grant of Company Stock Awards, each such grant was granted under the applicable Company Stock Plan and in accordance with the terms of the applicable Company Stock Plan and Applicable Law.

(c) Except as set forth in Section 4.02(c) of the Company Disclosure Letter, the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any preemptive rights and any Liens (other than restrictions on transfer imposed by Applicable Law). All of such shares of capital stock or other equity interests are, to the extent the concept is applicable in the relevant jurisdiction, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Subsidiaries of the Company or in connection with the Company’s ordinary course treasury or cash management activities, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security or similar commitment or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(d) The Company and its Subsidiaries have no outstanding Indebtedness for borrowed money in a principal amount (in any one case) in excess of $5,000,000, other than as set forth in Section 4.02(d) of the Company Disclosure Letter.

Section 4.03 Corporate Authority Relative to this Agreement; No Violation.

(a) Assuming the representation of Parent set forth in Section 5.08 is true and correct, the Company has the requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by holders of a majority of the outstanding Shares entitled to vote thereon (the “Requisite Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board and, except for the Requisite Company Stockholder Approval, no other corporate proceedings on the part of the Company or vote of the stockholders of the Company are necessary to authorize the consummation of the transactions contemplated hereby, including the Merger. The execution and delivery to the Company of the Stockholder Written Consent will constitute the Requisite Company Stockholder Approval. The Company Board has (i) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”), (ii) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and the stockholders of the Company and (iii) approved this Agreement, the Merger and the Support Agreements. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Laws affecting creditor’s rights generally and the availability of equitable relief (the “Enforceability Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) filings required under, and compliance with other applicable requirements of, the Exchange Act, including the filing of the Information Statement with the SEC and any amendments or supplements thereto, (iii) the rules and regulations of Nasdaq, and (iv) the HSR Act and any other Applicable Law designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively “Antitrust Laws”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under Applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement except for any such authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing, the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company.

(c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under, trigger any material change to the scope of rights granted under, or otherwise contravene any Contract to which the Company or any of its Subsidiaries is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens (other than Permitted Liens), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, violations, defaults, rights, contraventions or Liens as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or the Organizational Documents of any Subsidiary of the Company or (iii) conflict with or violate any Applicable Law or Orders, except, in the case of this clause (iii), for such conflicts or violations as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 4.04 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has timely filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished with the SEC since July 21, 2015 and prior to the date hereof (the “SEC Reports”) and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is, or at any time since July 21, 2015, has been, required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act in connection with the SEC Reports. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the SEC Reports. As of the date hereof, none of the SEC Reports is, to the Company’s Knowledge, the subject of ongoing SEC review.

(b) The consolidated financial statements (taking into account all related notes and schedules) of the Company included in or incorporated by reference into the SEC Reports (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP in effect as of the respective dates thereof (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. KPMG LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as the independent public accountants of the Company.

(c) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.05 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) that ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other Company Employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 4.06 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, except for Liabilities (i) that are reflected or reserved against on the Audited Balance Sheet or the unaudited consolidated balance sheet contained in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2017 (the “Unaudited Balance Sheet”), (ii) incurred in connection with this Agreement and the transactions contemplated hereby, (iii) incurred in the ordinary course of business consistent in type and magnitude with past practice since September 30, 2017 or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07 Compliance with Law; Permits.

(a) Except as set forth in Section 4.07(a) of the Company Disclosure Letter, the Company and its Subsidiaries are, and since January 1, 2016 have been, in compliance with Applicable Law and all Orders to which the Company or any of its Subsidiaries are subject, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, other communication from any Governmental Entity regarding any actual or possible failure to comply with any Applicable Law or Order except with respect to failures to comply which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold all material Permits, and all rights under any Company Material Contract (as defined in Section 4.19) with any Governmental Entities, and have filed all Permits, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted and have paid all fees and assessments due and payable in connection therewith and (ii) all Permits of the Company are valid and in full force and effect, are not subject to any Proceeding that could result in any modification, termination or revocation thereof, the Company and its Subsidiaries are in compliance with the terms and requirements of all such Permits of the Company and, to the Company’s Knowledge, no suspension or cancellation of any such Permit is threatened.

(c) None of the Company or any its Subsidiaries or, to the Company’s Knowledge, any Company Employee, Representative or other Person acting on behalf of the Company or any of its Subsidiaries has, since January 1, 2016, directly or, to the knowledge of the Company, indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to Governmental Entities from funds of the Company or any of its Subsidiaries; (iii) violated or is in violation of any Anticorruption Laws or any similar Applicable Law (including, for the avoidance of doubt, the Patriot Act) except where doing so in the instance of (i) through (iii), has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (vii)  is currently a Sanctioned Person.

Section 4.08 Environmental Laws and Regulations. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no Proceedings, notices of violation or information requests of which the Company or any of its Subsidiaries has received notice in writing that are pending or threatened against the Company or, to the Company’s Knowledge, any of its Subsidiaries or any Person or entity whose Liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Applicable Law, relating to actual or alleged non-compliance with or any other Liability under Environmental Laws, (ii) the Company and its Subsidiaries are and, since January 1, 2016 have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Permits required under Environmental Laws to conduct their respective business and operations as currently conducted, and compliance with the terms and conditions thereof), (iii) to the Company’s Knowledge, (A) there has been no Release of Hazardous Materials by the Company or any of its Subsidiaries and (B) there is otherwise no presence of Hazardous Materials, in each case, at any location currently or, to the Company’s Knowledge, formerly owned or operated by the Company or its Subsidiaries, or to the Company’s Knowledge, as a result of any operations or activities of the Company or any of its Subsidiaries or their contractors or third-party operators, that would reasonably be expected to give rise to any Liability under Environmental Laws to the Company or its Subsidiaries and (iv) none of the Company and its Subsidiaries is currently subject to any Order or any indemnity obligation or other Contract with any other Person that would reasonably be expected to result in obligations or Liabilities under Environmental Laws. The Company has Made Available to Parent copies of all environmental reports, studies and assessments prepared within the past three (3) years that are in the possession, custody or, to the Company’s Knowledge, reasonably within the control of the Company or any of its Subsidiaries (including their environmental contractors and consultants) pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials and that, in each case, contain information that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.09 Employee Benefit Plans.

(a) Section 4.09(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, true and complete copies of the following have been Made Available to Parent by the Company: (i) all material Company Benefit Plans (including all material amendments and attachments thereto and related material agreements or arrangements with Third Party service providers or administrators); (ii) written summaries of any Company Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance Contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the IRS; (vi) the most recent determination letter from the IRS; (vii) the most recent summary plan description and any summary of material modifications thereto; and (viii) the most recent actuarial report and the most recent audited financial reports for any funded Company Benefit Plan.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of ERISA, the Code and any other Applicable Law, (ii) all contributions required to be made to any Company Benefit Plan by U.S. or foreign Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company, (iii) (A) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received (or is entitled to rely on) a timely favorable determination, advisory and/or opinion letter, as applicable, from the IRS with respect to its qualified status (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and, to the Company’s Knowledge, nothing has occurred since the date of the most recent such letter that would reasonably be expected to result in the revocation of such letter and (B) to the Company’s Knowledge, nothing has occurred that would reasonably be expected to have an adverse effect on the Tax status of each international Company Benefit Plan intended to receive Tax favorable treatment, and (iv) each Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(f) of the Code.

(c) None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time, maintained, established, contributed to or been obligated to contribute to any plan that is (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA or (ii) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(d) There are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course) or Proceedings which have been asserted or instituted by the Department of Labor, the IRS, or any other Governmental Entity or by any plan participant or beneficiary, and, to the Company’s Knowledge, threatened against the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could result in any material Liability of the Company or any of its Subsidiaries.

(e) Except as set forth in Section 4.09(e) of the Company Disclosure Letter or otherwise provided for in Section 2.09, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event (whether contingent or otherwise), (i) entitle Company Employee to severance pay, unemployment compensation or accrued pension benefit, (ii) increase the amount of compensation or benefits due to any such Company Employee, (iii) accelerate the time of payment or vesting, or (iv) trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan. There is no Contract to which the Company or any of its Subsidiaries is bound to compensate any current or former Company Employees for excise Taxes paid pursuant to Section 4999 of the Code.

(f) No later than ten (10) Business Days following the date of this Agreement, the Company shall deliver to Parent a list of each “disqualified individual” (as defined in Section 280G of the Code) of the Company and its Subsidiaries and the Company’s reasonable, good faith estimate of the amount of any “excess parachute payments” within the meaning of Section 280G of the Code that would reasonably become payable to each such disqualified individual. Such information shall be updated and delivered to Parent not later than ten (10) Business Days prior to the Effective Time.

(g) Section 4.09(g) of the Company Disclosure Letter sets forth any and all Indebtedness for borrowed money in excess of $50,000 owed by any Company Employee to the Company or any of its Subsidiaries.

Section 4.10 Absence of Certain Changes or Events.

(a) Since September 30, 2017, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Section 6.01(b)(A), (B), (C), (D), (J), (K), (O), (P) and (Q).

(b) From December 31, 2016 through the date of this Agreement, there have not been any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Investigations; Litigation. (a) There are no material Proceedings pending (or, to the Company’s Knowledge, threatened in writing) against or affecting the Company or any of its Subsidiaries, or any of their respective properties, (b) there are no material Orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries or to which any of their respective assets or properties are subject and (c) to the Company’s Knowledge, there are no investigations by a Governmental Entity pending or threatened in writing against or affecting the Company or any of its subsidiaries, or any of their respective properties, in each of (a), (b) and (c) other than any such Proceeding, Order or investigation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened in writing, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with this Agreement, the Support Agreements or the transactions contemplated by this Agreement or the Support Agreements.

Section 4.12 Information Statement. The Information Statement will not, at the time the definitive Information Statement (or any amendment or supplement thereto) is filed with the SEC and at the time the definitive Information Statement is mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub expressly for inclusion therein. The Information Statement will comply in all material respects as to form with the requirements of the Exchange Act, and any other Applicable Law, except that no representation or warranty is made by the Company with respect to statements made in the Information Statement based on information supplied by Parent expressly for inclusion therein.

Section 4.13 Tax Matters.

(a) The Company and each of its Subsidiaries have prepared and timely filed, or have caused to be prepared and timely filed on their behalf (taking into account any valid extension of time within which to file), all income and other material Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.

(b) The Company and each of its Subsidiaries have timely paid (or caused to be timely paid on their behalf) all material Taxes that are due and payable by any of them. All material Taxes required to have been withheld and remitted by the Company and each of its Subsidiaries (including in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder or other party) have been timely withheld and, to the extent required, paid to the appropriate Taxing Authority.

(c) Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to any material Taxes (other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice), or executed or filed any power of attorney with respect to material Taxes.

(d) There is no deficiency for a material amount of Taxes that has been proposed, asserted or assessed in writing by any Taxing Authority against the Company or any of its Subsidiaries. There are no material Proceedings or audits ongoing, pending or threatened in writing in respect of material Taxes or material Tax matters of the Company or any of its Subsidiaries.

(e) There are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(f) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or such Subsidiary, as applicable, is or may be required to file a Tax Return or subject to a material amount of Tax in that jurisdiction, other than any claims that have been fully resolved.

(g) Since the date of the Unaudited Balance Sheet, neither the Company nor any of its Subsidiaries has incurred a material Liability for Taxes outside its ordinary course of business or recognized a material amount of “subpart F income” as defined in Section 952 of the Code.

(h) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law) during the two-year period ending on the date hereof.

(i) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Applicable Law by reason of a change in accounting method initiated by it or any other relevant party.

(j) Neither the Company nor any of its Subsidiaries (i) is a party to any agreement or arrangement relating to the apportionment, sharing, indemnification, assignment or allocation of any Tax or Tax asset (other than an (A) agreement or arrangement solely among members of an affiliated, consolidated, combined or unitary group for Tax purposes the common parent of which is the Company or (B) agreement entered into in the ordinary course of business the principal subject of which is not Taxes), (ii) is or has been a member of a group filing an affiliated, consolidated, combined or unitary Tax Return (other than, in each case, a group the common parent of which was the Company), or (iii) has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law), or as a transferee or successor, or by Contract or otherwise.

(k) None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law) executed prior to the Closing, (ii) any installment sale or open transaction disposition made prior to the Closing, (iii) an election pursuant to Section 108(i) of the Code made prior to the Closing Date; (iv) any prepaid amount received prior to the Closing or (v) any intercompany transaction consummated prior to the Closing or excess loss account existing prior to the Closing, in either case described in Treasury Regulations issued under Section 1502 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law).

(l) The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the five- (5-) year period ending on the Closing Date.

(m) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(n) Neither the Company nor any of its Subsidiaries has agreed and, to the Company’s Knowledge, no Taxing Authority has asserted that the Company is required, to make any adjustments pursuant to Section 482 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law) with respect to the business of the Company or any of its Subsidiaries.

(o) Section 4.13(o) of the Company Disclosure Letter includes a list of all Subsidiaries for which an election has been made under Treasury Regulations Section 301.7701-3, as well as the U.S. federal tax entity classification of such Subsidiary and the effective date of such election, and with respect to any Subsidiary of the Company that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) the taxable year end of such controlled foreign corporation for U.S. federal income Tax purposes.

(p) Section 4.13(p) of the Company Disclosure Letter sets forth all material Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements with or granted by any Taxing Authority outside the United States applicable to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is in material compliance with the requirements for any such Tax exemption, Tax holiday, Tax concession or other Tax reduction agreement or arrangement.

Section 4.14 Employment and Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each, a “Collective Bargaining Agreement”), nor is any such agreement currently being negotiated. No current Company Employee is represented by a labor organization for purposes of collective bargaining with respect to the Company or any of its Subsidiaries. To the Company’s Knowledge, there are no current activities or proceedings of any labor or trade union to organize any current Company Employees. From January 1, 2017 through the date hereof, there has been no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. There is no material pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable U.S. or foreign Governmental Entity, and none of the Company and its Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as set forth in Section 4.14 of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance in all material respects with Applicable Law regarding employment and employment practices (including discrimination, fair labor standards and occupational health and safety, wrongful discharge or violations of the personal rights of employees, former employees or prospective employees), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and Applicable Law in respect of any reduction in force (including notice, information and consultation requirements). Section 4.14 of the Company Disclosure Letter sets forth a true and complete list of all material written notices or, to the Company’s Knowledge, other communications received since January 1, 2017 by the Company or any of its Subsidiaries from any Governmental Entity or other Third Party regarding any actual or possible violation of the Occupational Safety and Health Act of 1970, as amended, and the rules promulgated thereunder or any other Applicable Law establishing standards of, or otherwise relating to, workplace safety.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth, in each case, a true and complete list of all Intellectual Property owned by the Company or any of its Subsidiaries that is registered or subject to an application for registration (the foregoing being, collectively, the “Company Registered Intellectual Property”) listing, as applicable, (A) the name of the current owner of record, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number. The Company or one of its Subsidiaries is the exclusive owner of each item listed on Section 4.15(a) of the Company Disclosure Letter. To the Company’s Knowledge, each material item of Company Registered Intellectual Property is (1) valid and enforceable; and (2) properly recorded with the applicable Governmental Entity as owned by the Company or a Subsidiary, including the correct chain of title for each such item. Except as set forth on Section 4.15(a) of the Company Disclosure Letter, no material item of Company Registered Intellectual Property is subject to any pending or threatened Order, Proceeding, or any challenges to the validity, enforceability or ownership by the Company or its respective Subsidiary of such item.

(b) Except as set forth on Section 4.15(b) of the Company Disclosure Letter, the Company and its Subsidiaries own all right, title and interest to, or otherwise have a valid and enforceable right to use all material Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted; provided, that the foregoing will not be read as a representation of non-infringement of Intellectual Property. All Company Owned IP is owned by the Company or one of its Subsidiaries free and clear of all Liens (except for Permitted Liens).

(c) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries and the products of the Company and its Subsidiaries do not infringe, violate or misappropriate, and since January 1, 2016 have not infringed, violated or misappropriated, any Intellectual Property of any Third Party. To the Company’s Knowledge, no Third Party is infringing, violating or misappropriating any Company Owned IP except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries. Except as set forth in Section 4.15(c)(i) of the Company Disclosure Letter, there is no pending, or to the Company’s Knowledge, threatened in writing, claim (including any “cease and desist” letters, indemnification claims or invitations to license) that the Company or any Subsidiary or their products have infringed, violated or misappropriated any Intellectual Property of any Third Party. Section 4.15(c)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all written notices received since January 1, 2016 by the Company or any of its Subsidiaries from any Third Party regarding any (i) actual or possible infringement, violation or misappropriation by the Company or its Subsidiaries of any Intellectual Property of any Third Party or (ii) challenge to the validity, enforceability or ownership by the Company or its respective Subsidiary of any Company Owned IP, in each case, that have not since been resolved.

(d) To the Company’s Knowledge, each Company Employee that has made contributions to the creation or development of any material Company Owned IP has executed a written Contract with the Company or the relevant Subsidiary assigning to the Company or the relevant Subsidiary all right, title and interest to such contributions.

(e) To the Company’s Knowledge, the Company and its Subsidiaries are, and have been, in compliance in all material respects with all Privacy Laws and with their privacy policies that are posted and/or made accessible on the Company’s and its Subsidiaries’ applicable websites (the “Privacy Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for disclosures of information required by Applicable Law, or authorized by the individual who is the subject of the Personally Identifiable Information, or as described in any Privacy Policies, the Company and its Subsidiaries have not shared, sold, rented or otherwise made available to any unauthorized Third Party any Personally Identifiable Information.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented (i) commercially reasonable measures to protect the confidentiality of the Company’s and its Subsidiaries’ Trade Secrets and the integrity and security of the Company’s and its Subsidiaries’ information technology systems (and the information stored or contained therein) and (ii) commercially reasonable data backup and disaster avoidance and recovery procedures.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no claims pending or, to the Company’s Knowledge, threatened in writing against the Company or its Subsidiaries, and no enforcement notices have been served on the Company or any Subsidiary relating to the loss, theft, misuse, or unauthorized access to, disclosure or transfer of the Trade Secrets of the Company and its Subsidiaries or any Personally Identifiable Information in the possession or control of the Company or its Subsidiaries. Since January 1, 2016, to the Company’s Knowledge, there have been no (i) material breaches or violations of the security of any of the Company’s or its Subsidiaries’ information technology systems or (ii) unauthorized access to, or loss, theft, misuse, unauthorized disclosure or transfer of, any Trade Secrets or Personally Identifiable Information in the possession or control of the Company or its Subsidiaries.

Section 4.16 Property.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good, valid and marketable title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property currently used in the operation of the businesses of the Company and its Subsidiaries free and clear of any Liens, except Permitted Liens.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company has a good and valid leasehold, license or similar interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively and including all amendments thereto, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 4.16(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Company Leased Real Property that is material to the Company and its Subsidiaries taken as a whole. A true and complete copy of each of the Company Real Property Leases that is material to the Company and its Subsidiaries taken as a whole has been Made Available to Parent. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company

Real Property Lease (A) is a valid and binding obligation, enforceable in accordance with its terms, of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (B) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the Company’s Knowledge, the landlord thereunder, exists under any such Company Real Property Lease, (C) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a default under any such Company Real Property Lease and (D) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, with or without notice, the passage of time, or both, give rise to any right of the landlord or any other Person under any Company Real Property Lease. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person any right to use or occupy a Company Leased Real Property, nor has the Company or any of its Subsidiaries granted any Person any future right to sublease, license or otherwise use or occupy a Company Leased Real Property.

(c) Section 4.16(c) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all real property owned by the Company and its Subsidiaries (“Company Owned Real Property”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has valid and marketable title to the Company Owned Real Property, including all appurtenances thereto and fixtures thereon, free and clear of any and all Liens except Permitted Liens. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no purchase right, purchase option, right of first refusal or right of first offer with respect to the Company Owned Real Property or any portion thereof. None of the Company nor any of its Subsidiaries is currently leasing, licensing or otherwise granting any Person any right to use or occupy a Company Owned Real Property.

(d) To the Company’s Knowledge, there are no violations of any zoning ordinances, building codes or other governmental or regulatory laws affecting the Company Leased Real Property or the Company Owned Real Property or planned material changes in any zoning ordinances or building codes or other governmental or regulatory laws that would affect the Company Leased Real Property or the Company Owned Real Property.

Section 4.17 Insurance. (a) All material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account their respective size, geographic region and the industries in which they operate, (b) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) all premiums and other payments due on such insurance policies have been paid.

Section 4.18 Opinions of Financial Advisors. The Company Board has received the opinions of the Financial Advisors to the effect that, as of the date of such opinions and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinions, the Merger Consideration to be paid to the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution and delivery of this Agreement by all parties, furnish a true and complete written copy of said opinions to Parent solely for informational purposes.

Section 4.19 Material Contracts.

(a) Except (i) for this Agreement, (ii) for the Contracts filed as exhibits to the Company SEC Documents prior to the date hereof, (iii) for any Company Benefit Plan and Company Stock Plan and (iv) as set forth in Section 4.19(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any Contract with (A) any directors or officers of the Company or any of its Subsidiaries, (B) any Person that, to the Company’s Knowledge, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding Shares (including all Contracts with Invus, L.P. and its Affiliates), or (C) any Affiliates of the Company (other than Subsidiaries of the Company);

(iii) any Contract that (1) imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, solicit any client or customer, acquire or dispose of the securities of another Person, or any other provision that materially restricts the conduct of any line of business or activities in connection with any product line by the Company or any of its Affiliates (or that following the Closing will restrict the ability of Parent or any of its Affiliates to engage in any line of business or activities in connection with any product line or any geography or impose any other such restriction on Parent or any of its Affiliates), including by granting exclusive rights to any Third Party or (2) contains any “most favored nation”, exclusivity or any similar provision that amounts to a material restriction of the type described in this Section 4.19(a)(iii), in each case, in any material respect;

(iv) any Contract requiring or otherwise relating to any future capital expenditures by the Company or any of its Subsidiaries in excess $5,000,000;

(v) any Contract with or to a labor union or guild (including any Collective Bargaining Agreement);

(vi) any Contract relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $5,000,000;

(vii) any Contract that grants any option, right of first refusal, right of first offer or similar right or any other Lien with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(viii) any Contract that provides for the acquisition or disposition of any asset (other than acquisitions or dispositions of inventory in the ordinary course of business) or Person or business (in each case, whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations that are material to the Company and its Subsidiaries, taken as a whole;

(ix) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management, control, dissolution, wind-up, exit from or buyout of, or any other material rights with respect to, any joint venture, partnership or limited liability company or similar venture, in each case, that is material to the Company and its Subsidiaries, taken as a whole, other than any such Contract solely between the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries;

(x) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to make loans to the Company or any of its Affiliates, or (iii) to grant Liens on the property of the Company or any of its Affiliates;

(xi) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly owned Subsidiaries);

(xii) any Contract (including co-existence agreements) entered into in connection with the settlement of any material Proceeding;

(xiii) any Contract (A) relating to any Intellectual Property that is material to the business of the Company or any of its Subsidiaries (including agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software), (B) pursuant to which the Company or any of its Subsidiaries has licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) any Company Owned IP to a Third Party (except for non-exclusive licenses granted in the ordinary course of business) or (C) the right of the Company or its Subsidiaries to use or register any material Company Owned IP is restricted;

(xiv) any Contract that obligates the Company to sell products other than on a purchase order basis and that is material to the Company and its Subsidiaries taken as a whole; and

(xv) any Contract currently in effect to which a (A) Top Supplier or (B) Top Customer is a party.

All Contracts of the types referred to in clauses (i) through (xv) above (whether or not set forth on Section 4.19 of the Company Disclosure Letter) are referred to herein as “Company Material Contracts”. The Company has Made Available to Parent or its Representatives a true and complete copy of each Company Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and material written waivers thereunder).

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default in any material respect under the terms of any Company Material Contract and, to the Company’s Knowledge, no other party to any Company Material Contract is in breach of or default in any material respect under the terms of any Company Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, through the action or inaction of any Third Party, that with or without notice or the lapse of time or both would (i) constitute a breach of or default in any material respect by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any material right or obligation or the loss of any material benefit for, in each case, any party under any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect except as such enforcement may be subject to the Enforceability Exceptions. As of the date hereof, none of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party to a Company Material Contract has provided or received any written notice or indication of any intention to terminate, not renew or renegotiate in any material respect the terms of any such Company Material Contract.

Section 4.20 Suppliers. Section 4.20 of the Company Disclosure Letter sets forth a true and complete list of the top ten (10) suppliers (the “Top Suppliers”) of purchased materials, ingredients, services (other than professional services), supplies and other goods (measured by dollar volume of purchases from such supplier) by the Company and its Subsidiaries during the fiscal year ended December  31, 2017.

Section 4.21 Customers. Section 4.21 of the Company Disclosure Letter sets forth a true and complete list of the top ten (10) customers (the “Top Customers”) by dollar volume of merchandise sales to such customers by the Company and its Subsidiaries during the fiscal year ended December 31, 2017.

Section 4.22 Product Compliance.

(a) Except as to matters that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company, the Company’s facilities and the Company’s products are in compliance with all Applicable Laws in the relevant governing jurisdiction(s) in which the Company conducts its business, including (i) with respect to the United States, the statutes and implementing regulations administered and enforced by the U.S. Occupational Safety and Health Administration, the U.S. Food and Drug Administration (including the Current Good Manufacturing Practice, Hazard Analysis, and Risk-Based Preventative Controls for Food for Animals), the U.S. Department of Agriculture, and state food and drug laws and other consumer protection statutes and regulations, in each case as amended and implementing regulations, (ii) with respect to Canada, the statutes and implementing regulations administered and enforced by the Canadian Food Inspection Agency and provincial food and drug laws and other consumer protection statutes and regulations, (iii) with respect to Mexico, the Secretariat of Agriculture, Livestock, Rural Development, Fisheries and Food, (iv) with respect to Japan, the Ministry of Agriculture, Forestry and Fisheries and the Ministry of the Environment and (v) all terms, conditions and requirements imposed in or in relation to (A) any material Permits granted to the Company by any Governmental Entity and to (B) any non-Governmental Entity certifications, certificates and accreditations that the Company publicly represents to possess.

(b) The Company has not, since January 1, 2016, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement relating to an alleged lack of safety or regulatory compliance of any of the Company’s products.

(c) The Company has conducted periodic audits and inspections of its material suppliers and contract manufacturers (including co-packers) and none of such inspections or audits conducted since January 1, 2016 have uncovered or revealed practices, circumstances or facts that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s products are marketed in all material respects in compliance with Applicable Law and (ii) none of the marketing and promotional materials used, including sales brochures, product labels and labeling, advertising and promotional claims in any format (whether print or website content or otherwise) is, or has been, materially false or misleading.

Section 4.23 Transactions with Affiliates. Except with respect to the Company Benefit Plans and as set forth on Section 4.23 of the Company Disclosure Letter, there are no material Contracts or Liabilities between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than Contracts strictly between the Company and its Subsidiaries) or their respective directors or officers, on the other hand.

Section 4.24 Finders or Brokers. Except for J.P. Morgan Securities LLC and Centerview Partners LLC (the “Financial Advisors”), neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission in connection with or upon consummation of the Merger. The Company has Made Available to Parent a true and complete copy of any engagement letters or other Contracts between the Company and the Financial Advisors relating to the Merger and the other transactions contemplated by this Agreement.

Section 4.25 State Takeover Statutes. Assuming the representation of Parent in Section 5.08 is true and correct, the Company Board has taken all action necessary to render all potentially applicable anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company’s certificate of incorporation or bylaws inapplicable to this Agreement, the Support Agreements and the transactions contemplated by this Agreement and the Support Agreements. The Company has not granted any waivers of, or otherwise amended or terminated, any standstill provision or agreement entered into on or prior to the date of this Agreement that remains in effect or would, but for such waiver, amendment or termination, remain in effect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 5 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent that such disclosure is responsive to such other numbered and lettered Section of this Article 5 and, provided, however, that any listing of any fact, item or exception disclosed in any section of the Parent Disclosure Letter shall not be construed as an admission of liability under any Applicable Law and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), each of Parent and Merger Sub hereby represents and warrants to the Company that the statements contained in this Article 5 are true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date).

Section 5.01 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary Permits, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified, licensed, in good standing or in possession of such Permits would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or materially delay the ability of Parent or Merger Sub to perform any of its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.02 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (the “Merger Sub Stockholder Approval”) (which Merger Sub Stockholder Approval will be obtained promptly following the execution and delivery of this Agreement), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent, and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (ii) the HSR Act and (iii) the filing with the SEC of the Information Statement and any other filings and reports that may be required in connection with this Agreement and the transactions contemplated hereby under the Exchange Act, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under Applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or Merger Sub to own or use any assets required for the conduct of their businesses or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under, or otherwise contravene, any Contract to which Parent or Merger Sub is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens (other than Permitted Liens) in each case, upon any of the properties or assets of Parent or Merger Sub, except for such losses, suspensions, limitations, impairments, violations, defaults, rights, contraventions or Liens as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (ii) conflict with or result in any violation of any provision of the Organizational Documents of Parent or Merger Sub or (iii) conflict with or violate Applicable Law or any Orders in any way that would reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of Parent or Merger Sub to perform any of its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.03 Litigation. As of the date hereof, there are no Proceedings pending or, to the knowledge of an executive officer of Parent, threatened, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the Support Agreements or the transactions contemplated by this Agreement or the Support Agreements.

Section 5.04 Information Supplied. The information supplied by Parent and Merger Sub in writing expressly for inclusion in the Information Statement will not, at the time the definitive Information Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time the definitive Information Statement is mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.05 Finders or Brokers. Except for Goldman Sachs & Co. LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission for which the Company may become liable prior to the Effective Time.

Section 5.06 Financing; Sufficiency of Funds.

(a) As of the date of this Agreement, Parent has delivered to the Company a true and complete copy of (i) the executed debt commitment letter, dated as of the date of this Agreement, by and among Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (the “Lenders”) and Parent (such commitment letter, including all exhibits, schedules and annexes thereto, the “Commitment Letter”), pursuant to which the Lenders have agreed, subject only to the terms and conditions of the Commitment Letter, to provide or cause to be provided the Bridge Financing in the aggregate amount set forth therein and (ii) any related fee letters referred to in the Commitment Letter (redacted for provisions related to fee amounts and the economic terms of the “market flex” provisions contained therein (provided, that the “market flex” provisions in such fee letters do not impose, and do not permit the imposition of any new conditions (or the modification or expansion of any existing conditions) with respect to the Bridge Financing, and do not reduce the aggregate amount of the Bridge Financing)), in each case as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with the terms hereof.

(b) As of the date hereof, (i) the Commitment Letter has not been amended, supplemented or modified and (ii) the respective commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, except for the fee letters referred to above, there are no side letters or other Contracts or arrangements to which Parent or Merger Sub is a party related to the Financing that could adversely affect the availability of the Bridge Financing or the timing of the Closing, other than as expressly set forth in the Commitment Letter furnished to the Company pursuant to this Section 5.06. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or any of their respective Affiliates or, to the knowledge of Parent, any other Person, in each case under the Commitment Letter. As of the date hereof, Parent has paid any and all commitment fees and other fees in connection with the Commitment Letter that are required to be paid under the Commitment Letter prior to the date hereof.

(c) As of the date of this Agreement, the Commitment Letter is in full force and effect and represents a legal, valid and binding obligation of Parent and, to the knowledge of Parent, each other party thereto, and is enforceable against Parent and, to the knowledge of Parent, each other party thereto in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(d) There are no conditions precedent or other contractual contingencies related to funding the full amount of the Bridge Financing on the Closing Date other than those expressly set forth in the Commitment Letter. As of the date hereof, assuming the satisfaction of the conditions set forth in Section 7.01 or Section 7.02, Parent does not have any reason to believe that (x) any of the conditions to the Bridge Financing will not be satisfied on or prior to the Closing Date or (y) the full amount of the Bridge Financing necessary for Parent to consummate the transactions contemplated hereby, if any, will not be available to Parent on the Closing Date.

(e) Assuming (i) the accuracy of the representations or warranties set forth in Article 4, (ii) the compliance by the Company and its Affiliates with their respective obligations hereunder and (iii) the conditions set forth in Section 7.01 and Section 7.02 are satisfied at the Closing, the aggregate proceeds of the Financing, together with available cash on hand of Parent, will, in the aggregate, provide Parent and/or any Subsidiary of Parent with sufficient immediately available cash funds to consummate the transactions contemplated under this Agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated under this Agreement, including all related fees and expenses required to be paid as of the date of the consummation of the Merger.

(f) Each of Parent and Merger Sub affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain the Financing for or related to any of the transactions contemplated hereby.

Section 5.07 Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution and delivery of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 5.08 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

Section 5.09 Certain Arrangements. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any Contract with any stockholder of the Company or any member of the Company’s management or directors that is related to the transactions contemplated by this Agreement, except for the Support Agreements.

Section 5.10 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an adequate opportunity to discuss the business of the Company and its subsidiaries with the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement,

(c) has been afforded sufficient opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article 4 of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto, except in the case of fraud.

ARTICLE 6

COVENANTS

Section 6.01 Conduct of the Company.

(a) During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except for matters (i) required by Applicable Law, (ii) undertaken with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed or (iii) expressly contemplated or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct in all material respects its business in the ordinary course of business, consistent with past practice, and use its commercially reasonable efforts to (A) maintain and preserve substantially intact its business organization and material assets and (B) maintain and preserve satisfactorily its material business relationships with customers, suppliers, distributors and others having material business relationships with the Company or any of its Subsidiaries.

(b) Without limiting the generality of the foregoing in Section 6.01(a), during the Pre-Closing Period, except (i) as may be required by Applicable Law, (ii) with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed or (iii) as may be expressly contemplated or required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(A) amend the Company Organizational Documents or, in any material respects, the Company Subsidiary Organizational Documents (including by merger, consolidation or otherwise), or otherwise take any action to exempt any Person from any provision of the Company Organizational Documents or the Company Subsidiary Organizational Documents;

(B) split, combine or reclassify any of its capital stock;

(C) amend any term of any Company Security, Company Stock Awards or other equity or other equity-based awards or interests (in each case, including by merger, consolidation or otherwise);

(D) make, declare, accrue, set aside or pay any dividend, or make any other distribution on (whether in cash, stock, property or otherwise), or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any Subsidiary of the Company to the Company or a wholly-owned Subsidiary of the Company (to the extent such dividends would not result in a material Tax Liability to the Company or any Subsidiary of the Company) or (B) the acceptance of Shares as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with past practice and the terms of the applicable award agreements);

(E) issue, sell, grant, pledge or otherwise dispose of or permit to become outstanding any additional shares of its capital stock, Company Stock Awards or other equity or other equity-based awards or interests, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock (except for the issuance of Shares upon the exercise of Company Stock Options or the settlement of Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with their terms) or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

(F) adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, of the Company or any of its Subsidiaries, file a petition in bankruptcy under any provisions of Applicable Law on behalf of the Company or any of its Subsidiaries or consent to the filing of any bankruptcy petition against any the Company or any of its Subsidiaries under any similar Applicable Law;

(G) incur, assume or guarantee any new Indebtedness in excess of $5,000,000 in the aggregate;

(H) except under the Credit Agreement, create or incur any material Liens on any properties or assets, tangible or intangible, of the Company or any of its Subsidiaries, other than Permitted Liens or in the ordinary course of business;

(I) make any loan or advance to, or forgive any loan to, any other Person, other than the making of any loans or advances (i) by any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company, (ii) to vendors or suppliers in the ordinary course of business or (iii) customary expenses and travel advances to employees in the ordinary course of business;

(J) (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material tangible properties or assets (other than inventory and finished goods) to any Person other than to the Company or a wholly-owned Subsidiary of the Company or (ii) cancel, release or assign any material Indebtedness of any such Person owed to it or any claims held by it against any such Person, in each case other than pursuant to the Credit Agreement;

(K) (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other Person or business or any material assets or properties of any other Person or (ii) make any material investment in any other Person either by purchase of stock or securities, contributions to capital, property transfers, purchase of property or assets of any Person, other than a wholly owned Subsidiary of the Company, in either case, in which the purchase price or fair market value of such investment is in excess of $5,000,000 in the aggregate;

(L) (i) make any capital expenditures other than capital expenditures up to the amount set forth in the capital expenditure budget of the Company set forth in Section 6.01(b)(L) of the Company Disclosure Letter or (ii) make any other capital expenditures in excess of $5,000,000 in any fiscal year;

(M) except in the ordinary course of business, (A) terminate, cancel, renew, fail to exercise an expiring renewal option, amend, grant a waiver under or otherwise modify any Company Material Contract or material (with respect to the Company and its Subsidiaries, taken as a whole) Company Real Property Lease or any Contract that would constitute a Company Material Contract or a material (with respect to the

Company and its Subsidiaries, taken as a whole) Company Real Property Lease if in effect as of the date of this Agreement (including any buyout of such Contract) or (B) enter into any Contract that would constitute a Company Material Contract or a material Company Real Property Lease if in effect as of the date of this Agreement;

(N) except in the ordinary course of business, renew or amend any distribution, sales agency or similar Contract that is material to the Company and its Subsidiaries, taken as a whole;

(O) except as set forth in this Agreement, required by Applicable Law or required by the terms of any Company Benefit Plan as in effect on the date of this Agreement, (i) establish, adopt, amend or terminate any material Company Benefit Plan, (ii) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits (x) of any Company Employee with an annual base salary of greater than or equal to $150,000 or (y) of any Company Employee with an annual base salary of less than $150,000, except for increases in salaries and wages in the ordinary course of business; provided, that in no case shall the total aggregate compensation and benefits for such Company Employees increase by more than five percent (5%), (iii) except as set forth on Section 6.01(b)(O) of the Company Disclosure Letter, pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) accelerate any rights or benefits except in the ordinary course of business, (v) fund any rabbi trust or similar arrangement or otherwise accelerate the time of funding, vesting or payment of any payments or benefits under any Company Benefit Plan, or (vi) hire, promote or terminate the employment or services of (other than for cause) any Company Employees who are “officers” of the Company within the meaning of 17 CFR 240.16a-1; provided, however, that Company may hire an individual for any position set forth in Section 6.01(b)(O) of the Company Disclosure Letter, which represents current open positions;

(P) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(Q) except with respect to Taxes (which shall be governed by Section 6.01(b)(R)), commence, settle, pay, discharge, satisfy or compromise any dispute, investigation or Proceeding, except for (i) settlements, compromises, payments or discharges that (A) involve monetary remedies with a value not in excess of $1,000,000, with respect to any individual dispute, investigation or Proceeding, or $3,500,000, in the aggregate, (B) do not impose any restriction on its assets, properties or business or the assets, properties or business of its Subsidiaries, and (C) do not relate to any Company Stockholder Litigation (the settlement or compromise of which shall be governed exclusively by Section 6.14), and (ii) the commencement of any Proceeding that is in the ordinary course of business;

(R) (i) make, change or revoke any material Tax election, (ii) adopt or change any Tax accounting method, (iii) file any amended material Tax Return or claim for a material Tax refund, (iv) enter into any closing agreement within the meaning of Section 7121 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law), (v) request any Tax ruling or special Tax incentive from any Governmental Entity, (vi) settle or compromise any Tax Proceeding or audit, (vii) surrender or compromise any material claim for a refund of Taxes, (viii) enter into any Tax allocation, indemnity or sharing agreement, (ix) extend or waive the statute of limitations period applicable to any material Tax or Tax Return or (x) take or cause any action outside the ordinary course of business in respect of any non-U.S. Subsidiary of the Company which could (1) materially increase Parent’s or any of its Affiliates’ (which following the Closing shall include the Company and its Subsidiaries) Liability for Taxes or (2) result in, or change the character of any, material income or gain (including any “subpart F income” as defined in Section 952 of the Code) that Parent or any of its Affiliates (which following the Closing shall include the Company and the Company Subsidiaries) must report on any Tax Return;

(S) cancel, fail to renew, fail to continue to prosecute, fail to protect or defend, abandon or permit to lapse any Company Owned IP that is material to the Company and its Subsidiaries, taken as a whole;

(T) sell, assign, transfer, grant a Lien on, grant a license, release, immunity or a covenant not to sue under or in respect of any Company Owned IP that is material to the Company and its Subsidiaries, taken as a whole (other than the grant of non-exclusive licenses to the Company’s or any Subsidiary’s customers, distributors or suppliers in the ordinary course of business), in each case other than pursuant to the Credit Agreement;

(U) enter into any transaction with any stockholder that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding Shares, director, officer or employee of the Company or any of its Subsidiaries, other than as otherwise permitted by this Agreement, and other than pursuant to the Company Benefit Plans or Company Stock Plans;

(V) amend any engagement letter between the Company and any financial advisor described in Section 4.24, or enter into a new engagement letter relating to the transactions contemplated by this Agreement with any such financial advisor; or

(W) authorize, resolve, agree to take (by Contract or otherwise), or make any commitment to take, or otherwise become obligated to take, any of the foregoing actions that are prohibited pursuant to this Section  6.01(b).

Section 6.02 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, it shall not, and shall cause each of its Affiliates not to, directly or indirectly, take any action (including any action with respect to a Third Party) that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay the ability of Parent or Merger Sub to perform any of its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement.

Section 6.03 No Control of Other Party’s Business. Without in any way limiting any party’s rights or obligations under this Agreement (including Section 6.01 and Section 6.02), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.04 Non-Solicitation; Acquisition Proposals.

(a) Except as expressly permitted by this Section 6.04, during the Pre-Closing Period, the Company shall not, and shall cause its Affiliates and its and their directors, officers and employees, and shall direct and otherwise use its reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly (i) initiate, solicit, or knowingly encourage, or knowingly facilitate the submission or making of, any Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.04, participate or engage in negotiations or discussions, or furnish any information concerning the Company or any of its Subsidiaries to, any Third Party relating to any Acquisition Proposal or Acquisition Transaction, (iii) enter into any Contract or other agreement (binding or non-binding, preliminary or definitive) for any Acquisition Proposal or Acquisition Transaction, (iv) enter into any Contract or other agreement to reimburse any Third Party for costs, expenses or other Liabilities incurred in connection with making (or evaluating for the purpose of making) a potential Acquisition Proposal or Acquisition Transaction or (v) enter into any agreement that would prevent the Company from complying with any provision of this Section 6.04. From and after the execution and delivery of this Agreement, the Company shall, and shall cause its Affiliates and shall direct its and their respective Representatives to, (A) immediately cease and cause to be terminated all discussions or negotiations with any Person existing on the date hereof with respect to such Person making (or evaluating for the purpose of making) any Acquisition Proposal or Acquisition Transaction, (B) terminate access by any Third Party to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with such Person making (or evaluating for the purpose of making) any Acquisition Proposal or engaging in a potential Acquisition Transaction, (C) request the prompt return or destruction of all information provided to any Third Party in connection with such Third Party making (or evaluating for the purpose of making) any Acquisition Proposal or any potential Acquisition Transaction and (D) enforce, and not waive or modify, the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any Acquisition Proposal or any potential Acquisition Transaction, including any standstill provisions contained therein. The Company shall ensure that its Representatives are aware of the provisions of this Section 6.04, and it is agreed that any violation of the restrictions applicable to Representatives set forth in this Section 6.04 by any Representative of the Company or any of its Subsidiaries shall constitute a breach of this Section 6.04. Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, the Company hereby releases Parent from its obligation to comply with (i) the standstill provisions contained in Section 7 of the Confidentiality Agreement from and after the date hereof from which Parent would be released as if, and to the same extent as if, the execution of this Agreement were a Fundamental Change Event (as defined in the Confidentiality Agreement) and (ii) Section 7(h) of the Confidentiality Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, if prior to the Initial Alternative Transaction End Time the Company receives an unsolicited, written bona fide Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a material breach of this Section 6.04), the Company, the Company Board and its Representatives may, until the Alternative Transaction End Time and subject to compliance with this Section 6.04(b), engage in negotiations or discussions with, otherwise contact, or furnish any confidential information and reasonable access to, any Third Party making such Acquisition Proposal and its Representatives if, and only if, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to or result in, a Superior Proposal; provided, that (i) prior to providing access to or furnishing any such information, the Company (A) receives from such Third Party an executed Acceptable Confidentiality Agreement or (B) if such Third Party is already party with the Company to a valid and existing confidentiality agreement as of the date of this Agreement, amends such existing agreement so that it is an Acceptable Confidentiality Agreement, (ii) any such information or access so furnished has been previously provided to Parent or is provided (including through the Data Room) to Parent promptly (and in no event later than twenty-four (24) hours) following it being so furnished to such Third Party and (iii) the Company shall give Parent written notice of such determination promptly after the Company Board makes such determination (and in no event later than twenty-four (24) hours after such determination). “Initial Alternative Transaction End Time” means 11:59 P.M. Eastern Time on March 24, 2018 and “Alternative Transaction End Time” means the Initial Alternative Transaction End Time unless prior to the Initial Alternative Transaction End Time the Company has delivered to Parent a Superior Proposal Notice in accordance with Section 6.04(e), in which case the Alternative Transaction End Time shall be extended solely with respect to the Third Party making the Superior Proposal set forth in such Superior Proposal Notice (and not any other Third Party), and the Company may continue to engage in the activities with such Third Party and its Representatives that would otherwise be permitted under this Section 6.04(b), until the earlier of (x) 11:59 P.M. Eastern Time on the next calendar day following the three (3) Business Day period (or two (2) Business Day period if such Superior Proposal Notice is delivered prior to such time in response to a change in material terms) contemplated by Section 6.04(e) and (y) the time of withdrawal or termination of the Superior Proposal set forth in such Superior Proposal Notice.

(c) Except as otherwise provided in Section 6.04(d), during the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or publicly propose to withdraw (or so qualify or modify), the Company Recommendation, (B) take any action to exempt any Person (other than Parent and its Affiliates) from the provisions of Section 203 of the DGCL or any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation or provision in the Organizational Documents of the Company, (C) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal or

Acquisition Transaction subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal or Acquisition Transaction or any material amendment of such Acquisition Proposal or Acquisition Transaction or (D) approve, adopt or recommend any Acquisition Proposal or Acquisition Transaction, or propose publicly to approve, adopt or recommend, any Acquisition Proposal or Acquisition Transaction (any action described in this clause (i) is referred to herein as a “Change in Recommendation”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into any Contract or other agreement (binding or non-binding, preliminary or definitive), other than an Acceptable Confidentiality Agreement as permitted by Section 6.04(b), with a Third Party constituting or relating to, or that is intended to or would reasonably be expected to lead to or result in, any Acquisition Proposal or Acquisition Transaction (any such document, agreement or arrangement, an “Alternative Acquisition Agreement”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Stockholder Written Consent by the Company, in the event a material development or material change in circumstances (other than relating to an Acquisition Proposal, Acquisition Transaction or Superior Proposal) occurs or arises after the date of this Agreement that was not known and not reasonably foreseeable by the Company Board as of the date of this Agreement, the Company Board may make a Change in Recommendation if and only if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law; provided, that the Company shall have provided Parent three (3) Business Days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action and:

(i) during such three (3) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (and the Company shall have caused its Affiliates and its and their directors, officers and employees and directed and otherwise used its reasonable best efforts to cause its and their other Representatives, including its outside legal counsel and outside financial advisors, to have engaged in good faith negotiations with Parent and its Representatives) regarding improvements to the terms of this Agreement or any other proposal; and

(ii) the Company shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed or other proposals made, in each case to the extent binding, irrevocable and in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., Eastern time, on the third (3rd) Business Day of such three (3) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and outside financial advisors) that the failure to make a Change in Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Alternative Transaction End Time, if, in response to an unsolicited, written bona fide Acquisition Proposal made after the date of this Agreement that did not result from a material breach of this Section 6.04, the Company Board determines in good faith (after consultation with its outside legal counsel and outside financial advisors) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to approve such Superior Proposal would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law, the Company may terminate this Agreement in accordance with Section 8.01(d)(i) and this Section 6.04(d) (and concurrently therewith take the actions described in clauses (i) and (ii) of the first sentence of Section 6.04(c)); provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.01(d)(i) and this Section 6.04(d) unless the Company (x) has first complied with Section 6.04(e), (y) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.03(a)(ii) prior to or concurrently with such termination and (z) concurrently with or immediately following such termination, enters into a definitive written acquisition agreement for such Superior Proposal.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to terminate this Agreement pursuant to Section 6.04(d) and Section 8.01(d)(i), unless (x) the Company shall have provided to Parent three (3) Business Days’ prior written notice (the “Superior Proposal Notice”) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the terms and conditions of any such Superior Proposal, including the identity of the Third Party who has made such Superior Proposal) and provided Parent a copy of the relevant proposed transaction agreement or the latest draft thereof (including any related financing commitments, fee letters and other transaction documents received by the Company) or, if no such agreement, draft commitments, letters or documents exist, a written summary of the material terms and conditions of such Superior Proposal and (y):

(i) during such three (3) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (and the Company shall have caused its Affiliates and its and their directors, officers and employees and directed its and their other Representatives, including its outside legal counsel and outside financial advisor, to have engaged in good faith negotiations with Parent and its Representatives) regarding improvements to the terms of this Agreement or any other proposal intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii) the Company shall have considered any Proposed Changed Terms proposed by Parent no later than 11:59 p.m., Eastern time, on the third (3rd) Business Day of such three (3) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and outside financial advisors) that (x) the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect and (y) the failure to approve such Superior Proposal would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law.

The parties acknowledge and agree that, (A) if Parent, within three (3) Business Days following its receipt of a Superior Proposal Notice, makes Proposed Changed Terms that, as determined in good faith by the Company Board (after consultation with its outside counsel and outside financial advisors), results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 6.04(d) and Section 8.01(d)(i) as a result of such Acquisition Proposal (on such terms), and (B) any (1) revisions to the financial terms or any other material terms of a Superior Proposal or (2) revisions to the financial terms or any other material terms to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice and comply with this Section 6.04(e) and a new two (2) Business Day period (in lieu of a three (3) Business Day period) shall commence thereafter.

(f) From and after the execution and delivery of this Agreement, the Company shall promptly (and in any event within one (1) Business Day following the time of receipt) advise Parent in writing in the event that (i) it or any of its Subsidiaries, any of its or its Subsidiaries’ officers, directors or employees or, to the Company’s Knowledge, any of its or its Subsidiaries’ Representatives receives any bona fide Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal, copies of any documentation and a written summary of any oral proposals) of any such Acquisition Proposal, (ii) any determination by the Company Board pursuant to Section 6.04(b) or (iii) any material changes to the terms of any such Acquisition Proposal, including copies of any amended or revised documentation with respect to such material changes.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to stockholders with regard to the transactions contemplated by this Agreement or any Acquisition Proposal or Acquisition Transaction required by Applicable Law; provided, that in all cases, any such action or disclosure shall comply with Section 6.04(a), Section 6.04(b) and Section 6.04(c).

Section 6.05 Access to Information.

(a) Subject to Applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries, and use its reasonable best efforts to cause the other Representatives to) afford Parent’s authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to senior company employees, Representatives, properties, books, Contracts and records (including true, correct and complete copies of Tax Returns and other records relating to Taxes) and shall furnish Parent and Merger Sub all financial, operating and other data and information, in each case, in the Company’s possession as Parent and Merger Sub through their Representatives may reasonably request; provided, however, that the Company and its Subsidiaries shall not be required to provide any such access which would, in the reasonable judgment of the Company counsel, (i) violate any Applicable Law, or (ii) result in a loss or waiver of the attorney-client or other privilege held by the Company or any of the Company’s Subsidiaries (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clause (i) or clause (ii) above, and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the Applicable Law). Notwithstanding the foregoing, any such access shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such officers, employees and other Representatives of their normal duties and shall not include any environmental sampling or invasive environmental testing without the Company’s prior written consent. All requests for access or information made pursuant to this Section 6.05 shall be directed to an executive officer or other Person designated by the Company.

(b) No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.04, this Section 6.05 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

Section 6.06 Notice of Certain Events. During the Pre-Closing Period, the Company shall promptly notify Parent, and Parent shall promptly notify the Company, in writing of:

(a) any notice or other communication received by such party from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent;

(b) any notice or other substantive communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby, if the subject matter of such communication would reasonably be expected to be material to the Company, the Surviving Corporation or Parent; and

(c) any fact, event or circumstance known to it that would be reasonably likely to result in the failure of any of the conditions set forth in Article 7 to be capable of being satisfied prior to the End Date; provided, that the failure to deliver any notice pursuant to this Section 6.06(c) shall not be considered in determining whether the conditions set forth in Article 7 have been satisfied; provided, however, that that no notification given pursuant to this Section 6.06 shall (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify Parent’s, Merger Sub’s or the Company’s reliance on the representations, warranties, covenants and agreements made by the Company, or Parent and Merger Sub, in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Company.

Section 6.07 State Takeover Laws. If any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transactions contemplated hereby, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.08 Stock Exchange Delisting; Director Resignations. Prior to the Closing Date, the parties shall cooperate and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time (if such delisting and deregistration will not have already occurred at or prior to the Effective Time).

Section 6.09 Director and Officer Liability.

(a) For six (6) years after the Effective Time, the Surviving Corporation shall maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable in any material respect than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligation under this Section 6.09(a), the Surviving Corporation shall not be obligated to pay aggregate premiums in excess of 300% of the amount the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) and, if such aggregate premiums for such insurance would exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available for an aggregate premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time or by the Surviving Corporation at or after the Effective Time, which policies provide each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy with coverage and amount no less favorable in any material respect than those of such policy in effect on the date of this Agreement for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated hereby, provided, however, that the amount paid for such prepaid policies shall not exceed 300% of the Current Premium without the prior written consent of Parent. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term and continue to honor the obligations thereunder. If requested by Parent, the Company shall cooperate with Parent to obtain such tail or runoff policies as of the Effective Time.

(b) From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (i) each indemnification agreement in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of any of the Company’s Subsidiaries (each, an “Indemnified Party”) and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation, as amended, or bylaws of the Company as in effect on the date of this Agreement.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each Indemnified Party, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened Proceeding, arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time by virtue of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its Certificate of Incorporation and Bylaws in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any such Proceeding, including any expenses incurred in successfully enforcing such Person’s rights under this Section 6.09; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.09 or Applicable Law). In the event of any such Proceeding (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification has been sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents (which consent shall not be unreasonably withheld), (y) the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such matter and (z) the Indemnified Party shall not settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification has been sought by such Indemnified Party hereunder without the prior written consent of Parent or the Surviving Corporation (which consent shall not be unreasonably withheld). In the event any Proceeding is brought against any Indemnified Party and in which indemnification or advancement is sought by such Indemnified Party under this Section 6.09, the Surviving Corporation shall have the right to control the defense thereof after the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 6.09, upon learning of any such Proceeding, shall promptly notify Parent thereof.

(d) The provisions of this Section 6.09 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by Contract or otherwise.

Section 6.10 Efforts.

(a) Except as otherwise provided herein the Company and Parent shall each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary under Applicable Law to consummate the Merger, including (i) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Entities, the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or Proceeding by, any Governmental Entities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that the Company shall not be required or permitted to pay, and Parent shall not be obligated to pay or permit or agree to the Company paying, any material cash consideration to any Third Party from whom consent or approval is required and the Company shall not be required or permitted to modify or enter into any Contract or Company Real Property Lease or limit or dispose of any non-cash rights, assets or properties, and Parent shall not be obligated to permit or agree to the Company’s modification or entrance into any Contract or Company Real Property Lease or, on behalf of itself or any of its pre-Closing Affiliates, modify or enter into any agreement or limit or dispose of any non-cash rights, assets or properties, in each case pursuant to this Section 6.10(a) or any provision that cross-references the proviso to this Section 6.10(a). Parent shall have the right to control the strategy, tactics and other aspects of obtaining clearances under the HSR Act or other Applicable Laws or consents of Third Parties.

(b) In furtherance and not in limitation of the undertakings pursuant to this Section 6.10, each of Parent and the Company, as applicable, shall (i) promptly prepare and file any notification and report forms and related material required under the HSR Act and any additional filings or notifications and related material that are necessary or proper to permit consummation of the Merger and (ii) provide or cause to be provided as promptly as practicable any information and documentary material that may be requested by the DOJ, FTC or any other Governmental Entity with respect to the transactions contemplated hereby. In the case of the Notification and Report Form pursuant to the HSR Act (pursuant to which the parties shall request early termination of the applicable waiting period under the HSR Act), each of Parent and the Company shall make or cause to be made the appropriate filing within ten (10) Business Days after the date hereof.

(c) Subject to Applicable Law relating to the exchange of information and the last sentence of Section 6.10(a), the Company and Parent and their respective Subsidiaries, Affiliates and counsel shall (i) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to Proceedings under the Antitrust Laws) with a Governmental Entity in connection with the transactions contemplated hereby, (ii) promptly inform each other of any material communication (or other material correspondence or memoranda) received from, or given to, any Governmental Entity in connection with the transactions contemplated hereby and (iii) promptly furnish each other with copies of all material correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the transactions contemplated hereby and (iv) agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other party not to be unreasonably withheld or delayed. The Company and Parent and their respective Subsidiaries and Affiliates shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby. The parties may designate any competitively sensitive materials provided to the other under this Section 6.10(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. This Section 6.10(c) shall not apply in respect of Taxes.

(d) Notwithstanding anything else contained herein, Parent shall not be required to, and the Company shall not, without the prior written consent of Parent, offer, propose, agree, or commit (i) to sell, divest, hold separate, license, cause a Third Party to acquire, or otherwise dispose of (A) any of the respective Affiliates of the Company or Parent or (B) any of the respective operations, divisions, businesses, product lines, customers, assets, properties or rights of Parent, the Company or any of their respective Affiliates, prior to, contemporaneously with or after the Closing and regardless as to whether a Third Party purchaser must be identified or approved prior to the Closing (a “Divestiture”), (ii) to take any other actions that may limit Parent’s, its Affiliates’, the Company’s or its Affiliates’ conduct in any way or any of the foregoing’s freedom of action with respect to, or ability to retain, one or more of its operations, divisions, businesses, products lines, customers, assets, properties or rights (a “Restraint”) or (iii) to enter into any Order, consent decree or other agreement to effectuate a Divestiture or Restraint, except to the extent that such actions set forth in clauses (i) through (iii) above would not be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company.

(e) Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire, in any manner, any business, Person or assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition or other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.

Section 6.11 Financing.

(a) Subject to Section 6.11(d), Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done all things reasonably necessary, proper or advisable to arrange and obtain the Bridge Financing (or the Permanent Financing in lieu thereof) on the terms and conditions described in the Commitment Letter (including the related “flex” provisions), including using reasonable best efforts to enforce its rights and exercise any remedies under the Commitment Letter.

(b) Parent will keep the Company reasonably informed on a timely basis of the status of Parent’s efforts to obtain the Financing and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on any portion of the Financing necessary for the satisfaction of all of Parent’s obligations under this Agreement.

(c) Parent may amend, modify, replace, terminate, assign or agree to any waiver or reduction of commitments under, the Commitment Letter and/or substitute commitments under the Commitment Letter with commitments or proceeds in respect of any Permanent Financing, in each case without the prior written approval of the Company; provided, that Parent shall not, without the Company’s prior written consent, permit any such amendment, replacement, modification, assignment, termination, waiver, reduction or substitution to be made, or consent to any waiver of any provision of or remedy under the Commitment Letter which would (i) reduce the aggregate cash amounts of the Financing to an aggregate amount less than the amount necessary for the representation in Section 5.06(e) to be true at the time of any such change, (ii) impose new or additional conditions to the funding of the Financing or otherwise expand, amend, modify or waive any of the conditions under the Commitment Letter in each case from those set forth in the Commitment Letter on the date hereof in a manner that would (A) materially delay or prevent the Closing or (B) make the funding of any portion of the Financing necessary to consummate the transactions contemplated by this Agreement less likely to occur or (iii) otherwise adversely affect the ability of Parent to enforce its rights under the Commitment Letter or consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, Parent may modify, supplement or amend the Commitment Letter to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement and (2) implement or exercise any “market flex” provisions contained in any related fee letters. In the event that new commitment letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Commitment Letter permitted pursuant to this Section 6.11, such new commitment letters shall be deemed to be the “Commitment Letter” for all purposes of this Agreement (other than with respect to representations in this Agreement made by Parent that speak only as of the dates hereof). Parent shall promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Commitment Letter.

(d) Parent shall give the Company prompt written notice if and when Parent becomes aware that all or any portion of the Bridge Financing contemplated by the Commitment Letter will not be available other than as contemplated by Section 6.11(c). If any portion of the Bridge Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (other than as contemplated by the Commitment Letter and any “market flex” provisions in any related fee letters) and such portion is necessary to consummate the transactions contemplated by this Agreement, Parent shall use reasonable best efforts to arrange to obtain in replacement thereof alternative financing, including from alternative sources, in an amount sufficient, when added to the portion of the Bridge Financing that is available and any cash of Parent and its Subsidiaries on hand at the Closing Date (including the proceeds of any Permanent Financing), to consummate the transactions contemplated by this agreement (“Alternative Financing”) as promptly as practicable following the occurrence of such event; provided, that Parent shall not be obligated to seek or obtain Alternative Financing on terms and conditions materially less favorable to Parent in the aggregate than the Bridge Financing contemplated by the

Commitment Letter. All references to the Bridge Financing shall be deemed to include such Alternative Financing and all references to the Commitment Letter shall include the applicable documents for the Alternative Financing.

Section 6.12 Financing Cooperation.

(a) Prior to the Effective Time, the Company and its Subsidiaries shall use reasonable best efforts to, and shall use reasonable best efforts to cause their respective Representatives to, cooperate with Parent as necessary in connection with the Financing as may be reasonably requested by Parent, including using reasonable best efforts to:

(i) assist with the preparation of and providing customary information and materials to be used in the preparation of customary confidential information memoranda, offering memoranda, registration statements, prospectuses, prospectus supplements and similar offering documents, customary rating agency presentations and customary lender and investor presentations, in each case necessary and customary for financings of the type contemplated by the Financing (the “Syndication and Offering Materials”) (provided that in connection with the foregoing, no such Syndication and Offering Materials shall be issued by the Company or any of its Subsidiaries);

(ii) provide (A) audited consolidated balance sheets and related audited statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for each of the three most recently completed fiscal years ending at least sixty (60) days prior to the Closing Date, prepared in accordance with GAAP; and (B) unaudited condensed consolidated balance sheets and related unaudited condensed consolidated statements of income, changes in stockholders’ equity and cash flows for each subsequent fiscal quarter of the Company and its consolidated Subsidiaries ending after the date of the most recently ended fiscal year for which financial statements have been delivered pursuant to the foregoing clause (A) and at least forty (40) days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year), prepared in accordance with GAAP, together with unaudited financial statements for the corresponding period of the prior year (and in the case of clauses (A) and (B) meeting the requirements of Rule 3-05 of Regulation S-X under the Securities Act, (it being understood and agreed that the timely filing of the financial statements in clauses (A) and (B) of this Section 6.12(a)(ii) on Form 10-K or Form 10-Q, as applicable, shall satisfy the requirements hereunder);

(iii) provide promptly, and in any event at least three (3) Business Days prior to the Closing Date to the extent reasonably requested by Parent no later than ten (10) Business Days prior to the Closing Date, all documentation and other information about the Company and its Subsidiaries required by regulatory authorities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that is required under paragraph 9 of Annex C of the Commitment Letter;

(iv) cause senior management of the Company and its Subsidiaries to cooperate reasonably with customary due diligence efforts of the Financing Sources, including being available to participate in a reasonable and customary number of due diligence sessions with the underwriters and the lead arrangers with respect to the Financing; and

(v) consent to the use of the Company’s and the Company’s Subsidiaries’ logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage the Company or any of its Subsidiaries.

(b) Notwithstanding anything in this Section 6.12 to the contrary, in fulfilling its obligations pursuant to this Section 6.12, neither the Company nor any of its Subsidiaries shall be required to take any action that would:

(i) unreasonably interfere with the ongoing business or operations of the Company or its Subsidiaries;

(ii) require disclosure of information in the Syndication and Offering Materials if, in the reasonable judgment of the Company, such disclosure would cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated;

(iii) require the Company or its Subsidiaries to prepare pro forma financial statements or any financial statements, projections, other forward-looking information or other information that are not available to it and prepared in the ordinary course of its financial reporting practice;

(iv) subject any director, officer, manager employee, accountant, legal counsel or other Representative of the Company or its Subsidiaries to any personal Liability;

(v) in the reasonable judgment of the Company after consultation with its outside legal counsel, (x) result in the contravention of, or would reasonably be expected to result in a violation or breach of, or a default under, the Company Organizational Documents or Subsidiary Organizational Documents, any Applicable Laws or under any material Contract or (y) require the Company to provide access to or disclose information that the Company reasonably determines would result in a loss or waiver of attorney-client privilege of the Company or its Subsidiaries (in each case it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to this clause (v)(y), and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to violate the applicable restriction or waive the applicable privilege or protection);

(vi) take or permit the taking of any action that would cause any covenant, representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries;

(vii) require the Company to prepare separate financial statements for any Subsidiary of the Company;

(viii) require the Company or any of its Subsidiaries to execute, deliver or perform any agreement, instrument or document in connection with the Financing;

(ix) require the Company or any of its Subsidiaries to adopt any resolution or take any similar actions approving the Financing;

(x) require the delivery of opinions of internal or external counsel;

(xi) require the Company, its Subsidiaries or their Representatives to pay any commitment or other fee, bear any expense, provide any indemnity or security, incur any other Liability or assume any obligation in connection with the Financing that is not subject to indemnification or reimbursement under Section 6.12(c); or

(xii) cause any condition to the Closing set forth in this Agreement to not be satisfied.

(c) Parent shall, promptly upon the request of the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees and other Representatives) incurred by the Company or any of its Affiliates in connection with the cooperation contemplated by this Section 6.12. Parent shall indemnify and hold harmless the Company and its Affiliates and their respective directors, officers, managers, employees and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, awards, judgments and penalties suffered or incurred by them in connection with the Financing and any cooperation or other actions taken pursuant to this Section 6.12 except in the event such liabilities, losses, damages, claims, costs, expenses, awards, judgments and penalties arise out of or result from the fraud, gross negligence, willful misconduct or bad faith by the Company or its Affiliates or such directors, officers, managers, employees and Representatives.

Section 6.13 Company Existing Indebtedness. The Company shall use reasonable best efforts to cause the agent under the Credit Agreement to deliver the Payoff Letter to Parent no later than two (2) Business Days prior to the Closing Date.

Section 6.14 Company Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within one (1) Business Day) following its being formally notified of the same notify Parent in writing of, and shall keep Parent reasonably apprised with respect to any Company Stockholder Litigation.

Notwithstanding anything to the contrary, the Company shall consult with Parent in connection with any Company Stockholder Litigation and no full or partial settlement of any Company Stockholder Litigation shall be agreed to by the Company or any of its Subsidiaries without the prior written consent of Parent (not to be unreasonably conditioned, withheld or delayed). Without Parent’s prior written consent, the Company shall not (i) waive any provision of the Company’s Organizational Documents providing for the Court of Chancery of the State of Delaware as the exclusive forum for any Company Stockholder Litigation or (ii) consent to the selection of an alternative forum other than the Court of Chancery of the State of Delaware for any Company Stockholder Litigation.

Section 6.15 Public Announcements. The initial press release regarding the Merger shall be a joint press release and, except for any press release or public statement made in connection with a Change in Recommendation, thereafter Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any securities exchange upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party required to make the release or announcement will consider such comments in good faith. Notwithstanding the foregoing, Parent may make public statements with respect to this Agreement and the transactions contemplated hereby, including their effect on Parent’s business and its financial projections, with investors, analysts and Financing Sources, including on its periodic earnings calls and in any “road show”, so long as Parent’s comments are consistent with the information contained in the press releases (or other communications) previously issued and agreed upon by the parties.

Section 6.16 Section 16 Matters. Prior to the Effective Time, the Company shall (and shall be permitted to) take all actions as may be reasonably requested by any party hereto to cause any dispositions of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

Section 6.17 Employment Matters.

(a) Until December 31, 2018 (or such shorter period as the applicable Continuing Company Employee continues to be employed by Parent or the Surviving Corporation) and subject to Applicable Law, Parent shall provide, or shall cause the Surviving Corporation to provide to each Continuing Company Employee with employee benefits (excluding equity-based compensation) that, in the aggregate, are at least as favorable as the employee benefits (excluding equity-based compensation) provided to such Continuing Company Employee under the Company Benefit Plans as in effect immediately prior to the Effective Time. For a period of at least one year following the Effective Time (or such shorter period as the applicable Continuing Company Employee continues to be employed by Parent or the Surviving Corporation) and subject to Applicable Law, Parent shall provide, or shall cause the Surviving Corporation to provide to each Continuing Company Employee (i) at least the same level of hourly salary or base wages and annual target bonus opportunity as provided to such Continuing Company Employee immediately prior to the Effective Time, (ii), such equity-based compensation and other long-term incentive compensation substantially similar to that provided to similarly situated employees of Parent and (iii) severance benefits that are no less favorable than the severance benefits provided to similarly situated employees of Parent.

(b) Following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Continuing Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Continuing Company Employee with the Company prior to the Closing Date for purposes of eligibility, vesting and, solely for purposes of any vacation and severance benefits, levels of benefits under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Continuing Company Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for purposes of any plan that provides retiree welfare benefits, (ii) apply for purposes of benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement pension plan benefits, (iii) operate to duplicate any benefits of a Continuing Company Employee with respect to the same period of service, or (iv) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Continuing Company Employee is first eligible to participate, Parent shall use reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Continuing Company Employee participated immediately prior to the Effective Time, and (B) credit each Continuing Company Employee for an amount equal to any medical, dental or vision expenses incurred by such Continuing Company Employee in the year that includes the Closing Date (or, if later, the year in which such Continuing Company Employee is first eligible to participate in such Post-Closing Plan) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, subject to the applicable information being provided to Parent in a form that Parent reasonably determines is administratively feasible to take into account under its plans. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c) If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. To the extent the Company 401(k) Plan is terminated pursuant to Parent’s request, the Continuing Company Employees shall be eligible to participate in a 401(k) plan maintained by Parent or any of its Subsidiaries or Affiliates as soon as reasonably practicable following the Closing Date.

(d) The Company will provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of its Subsidiaries if such communications relate to the compensation, employment or labor aspects of the transactions contemplated hereby, and will provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution.

(e) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program or Contract maintained or sponsored by Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program or Contract after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.17 shall create any Third Party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.18 Stockholder Consent; Information Statement.

(a) As soon as practicable following receipt of a written consent in favor of the approval and adoption of this Agreement, duly executed and delivered to the Company in accordance with Section 228 of the DGCL by holders of a majority of the issued and outstanding Shares (the “Stockholder Written Consent”), the Company shall provide Parent with a copy of such Stockholder Written Consent. In connection with execution and delivery of the Stockholder Written Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with Section 228 and Section 262 of the DGCL, and the Company’s Organizational Documents.

(b) Parent and the Company shall cooperate and promptly prepare, and the Company shall promptly file with the SEC no later than twenty (20) Business Days after the date of this Agreement, the Information Statement. The Information Statement shall contain (i) the notice of action by written consent required by Section 228(e) of the DGCL and (ii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL.

(c) The Company shall cause the Information Statement to comply in all material respects as to form with the requirements of the Exchange Act, and any other Applicable Law, except that the Company shall have no such obligation with respect to statements made in the Information Statement based on information supplied by Parent expressly for inclusion therein. The Company shall cause the definitive Information Statement (or any amendment or supplement thereto) that is filed with the SEC and at the time the definitive Information Statement is mailed to the stockholders of the Company, to not (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that the Company shall have no such obligation with respect to statements made therein based on information supplied by Parent or Merger Sub expressly for inclusion therein.

(d) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it to the Company specifically for inclusion or incorporation by reference in the Information Statement will when filed with the SEC and at the time it is mailed to holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Parent further agrees that if it becomes aware that any such information would cause any of the statements in the Information Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the Company and to take appropriate steps to correct the Information Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing.

(e) No amendment or supplement to the Information Statement shall be made by Company without the reasonable advance notice to Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly provide notice to Parent of any correspondence or communications with or comments from the SEC and shall provide Parent with copies of all such written comments and written correspondence. The

Company shall not submit any response letters or other correspondence to the SEC without the approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed). The Company shall (i) provide Parent with reasonable prior notice of any scheduled telephone calls between the Company or its Representatives and the SEC, and (ii) use its reasonable best efforts to allow Parent or its Representatives to participate in all such telephone calls.

(f) Prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall, in good faith, consider the reasonable comments of Parent. As promptly as reasonably practicable after the Information Statement has been cleared by the SEC or promptly after ten (10) calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to Company’s stockholders of record in accordance with Sections 228 and 262 of the DGCL.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent not prohibited by Applicable Law, waiver of, as of the Closing, of the following conditions:

(a) Requisite Company Stockholder Approval. The Requisite Company Stockholder Approval shall have been obtained in accordance with the DGCL;

(b) Regulatory Authorizations. Any applicable waiting period (or any extensions thereof) under the HSR Act relating to the consummation of the Merger shall have expired or been terminated;

(c) No Injunction. No court of competent jurisdiction or any Governmental Entity having jurisdiction over any party hereto shall have issued any Order, nor shall there be in effect any Applicable Law or other legal restraint, injunction or prohibition that makes consummation of the Merger illegal or otherwise prohibited; and

(d) Information Statement. The Information Statement shall have been mailed to the stockholders of the Company in accordance with Section 6.18 at least twenty (20)  days prior to the Closing Date.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction, or to the extent not prohibited by Applicable Law, waiver of, as of the Closing, of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company (i) contained in Section 4.02(a) (Capital Stock and Indebtedness) shall be true and correct in all but de minimis respects; (ii) contained in Section 4.01(a) (Organization) the first sentence of Section 4.02(c) (Capital Stock and Indebtedness), Section 4.03(a) (Corporate Authority Relative to this Agreement; No Violation), Section 4.18 (Opinion of Financial Advisor), Section 4.24 (Finders and Brokers), and Section 4.25 (State Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (iii) contained in Section 4.10(b) (No Company Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and (iv) contained in Article 4 (other than the representations and warranties listed in clause (i) or clause (ii) above), without giving effect to any materiality or Company Material Adverse Effect qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) Covenants. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c) No Material Adverse Effect. Since the date of this Agreement, there have not been any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(d) Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in clauses (a), (b) and (c) of this Section 7.02.

Section 7.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction, or to the extent not prohibited by Applicable Law, waiver of, as of the Closing each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct, except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, prevent or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger, in each case, as of the date of the Closing as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to Closing; and

(c) Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent as to the satisfaction of the conditions in clauses (a) and (b) of this Section 7.03.

ARTICLE 8

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Closing shall not have occurred at or before 5:00 P.M. (New York City time) on August 22, 2018 (the “End Date”);

(ii) any court of competent jurisdiction or any Governmental Entity shall have issued a final, non-appealable Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger, or any Applicable Law shall be in effect that makes consummation of the Merger illegal or otherwise prohibited; or

(c) by Parent:

(i) (A) if the Company enters into an Alternative Acquisition Agreement or (B) if the Company shall have Willfully Breached any provision of Section 6.04;

(ii) prior to receipt of the Stockholder Written Consent by the Company, the Company Board shall have effected a Change in Recommendation;

(iii) if the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or any representation or warranty of the Company contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied and (B) is incapable of being cured or has not been cured by the Company within thirty (30) calendar days after written notice has been given by Parent to the Company of such breach, failure to perform or failure to be true and correct (or, if earlier, by the End Date); provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(iii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of this Agreement; or

(iv) the Stockholder Written Consent has not been executed and delivered to Parent within twenty-four (24) hours following the execution of this Agreement; or

(d) by the Company:

(i) prior to the Alternative Transaction End Time, in order to enter into a definitive acquisition agreement concerning a transaction that constitutes a Superior Proposal in accordance with Section 6.04(d); provided, that the Company (A) prior to or concurrently with such termination pays, or causes to be paid, to Parent by wire transfer in immediately available funds the Company Termination Fee required to be paid pursuant to Section 8.03(a)(ii) and (B) concurrently with or immediately following such termination, enters into a definitive acquisition agreement for such Superior Proposal; or

(ii) if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or any representation or warranty of Parent or Merger Sub contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions set forth in Section 7.03(a) or Section 7.03(b) to be satisfied, and (B) is incapable of being cured or has not been cured by Parent within thirty (30) calendar days after written notice has been given by the Company to Parent of such breach, failure to perform or failure to be true and correct (or, if earlier, by the End Date); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is effected and the basis for such termination.

Section 8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party to each other party hereto; provided, however, that the provisions of this Section 8.02, Section 8.03 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that nothing herein shall relieve any party hereto from any liability for any fraud or Willful Breach of this Agreement prior to such termination (which liability shall include, in the case of a breach by Parent or Merger Sub, liability to the Company for lost stockholder premium to the extent such damages are established by the Company and awarded by the applicable court).

Section 8.03 Company Termination Payments.

(a) If, but only if, this Agreement is terminated by:

(i) Parent pursuant to Section 8.01(c)(iii) or either Parent or the Company pursuant to Section 8.01(b)(i), and in any such case (x) prior to the date of such termination, an Acquisition Proposal shall have been communicated to the management of the Company or the Company Board or shall have been publicly disclosed and (y) within twelve (12) months after such termination, (1) the Company enters into a definitive agreement with respect to any Acquisition Transaction with a Third Party that is thereafter consummated or (2) the Company consummates any Acquisition Transaction with a Third Party, which, in the case of (1) or (2), need not be the same Acquisition Transaction described in clause (x) above; provided; that for the purpose of this Section 8.03(a)(i), all references in the definition of the term Acquisition Transaction to “15%” will be deemed to be references to “50%”;

(ii) the Company pursuant to Section 8.01(d)(i); or

(iii) Parent pursuant to Section 8.01(c)(i),

then the Company shall pay, or cause to be paid, to Parent or Parent’s designee(s), as the case may be, an amount in cash equal to $234,000,000 (such amount, the “Company Termination Fee”).

(b) Any payments required to be made under Section 8.03(a) shall be made by wire transfer of same day funds to the account or accounts designated by Parent, (w) in the case of Section 8.03(a)(i), on the same day as the consummation of any transactions contemplated by an Acquisition Proposal or the entry into a definitive agreement with respect to an Acquisition Proposal, (x) in the case of Section 8.03(a)(ii), immediately prior to or concurrently with such termination, and (y) in the case of Section 8.03(a)(iii), promptly, but in no event later than two (2) Business Days after the date of such termination.

(c) For the avoidance of doubt, any payment made by the Company under this Section 8.03 shall be payable only once with respect to this Section 8.03 and not in duplication even though such payment may be payable under one or more provisions hereof.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.03 are an integral part of this Agreement and the transactions contemplated hereby and that without such agreements the Company, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to pay the Company Termination Fee due pursuant to this Section 8.03 or any portion thereof and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in an Order against the Company for such amounts or any portion thereof, the Company shall pay to Parent or Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount of the Company Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) or email or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

if to Parent or Merger Sub, to:

c/o General Mills, Inc.

1 General Mills Boulevard

W05-A2

Minneapolis, Minnesota 55426

Attention: Don Mulligan, Chief Financial Officer

Email: Don.Mulligan@genmills.com

Facsimile: (763) 764-2682

with a copy (which shall not constitute notice) to:

c/o General Mills, Inc.

Law Department

1 General Mills Boulevard

W05-A8

Minneapolis, Minnesota 55426

Attention: Richard Allendorf, General Counsel

Email: Richard.Allendorf@genmills.com

Facsimile: (763) 764-2682

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:	Christopher E. Austin
James E. Langston
Neil Markel
Facsimile:	(212) 225-3999
Email:	caustin@cgsh.com
jlangston@cgsh.com
nmarkel@cgsh.com

if to the Company, to:

Blue Buffalo Pet Products, Inc.
11 River Road
Wilton, CT 06897
Attention: Larry Miller
Senior Vice President, General Counsel & Secretary
Email: lmiller@bluebuff.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Mario Ponce
Anthony F. Vernace
Kenneth Wallach
Facsimile:	(212) 455-2502
Email:	mponce@stblaw.com
avernace@stblaw.com
kwallach@stblaw.com

Section 9.02 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or otherwise expressly by its terms survives the Effective Time, which covenants or agreements shall survive until fully performed.

Section 9.03 Amendments, Modification and Waivers.

(a) Any provision of this Agreement may be amended, modified or waived at any time before or after approval of this Agreement and the Merger by the Boards of Directors of the Company, Parent and Merger Sub if, but only if, such amendment, modification or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following the receipt of the Requisite Company Stockholder Approval, no such amendment, modification or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained; and provided, further, that no amendment of this proviso to Section 9.03, clause (ii) of the second sentence of Sections 9.05, 9.06, 9.07(b), 9.08, 9.15 or the definition of “Debt Financing Sources” (or any provision of this Agreement to the extent an amendment or modification of such provision would modify the substance of any of the foregoing provisions), in each case to the extent such Section related to the Debt Financing Sources that is adverse to any Debt Financing Source shall be effective without the written consent of the Lenders.

(b) Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04 Costs; Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except that any filing fees paid to the FTC or the DOJ in connection with filings made pursuant to the HSR Act shall be paid by Parent.

Section 9.05 Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties and any purported assignment in violation of this Section 9.05 shall be null and void; provided that, following the Effective Time, Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors, and permitted assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement, except for (i) the provisions of Section 6.09, which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, (ii) the provisions of this clause (ii) of Section 9.05, the second proviso of Section 9.03(a), and Sections 9.06, 9.07(b), 9.08 and 9.15 (in each case to the extent such Section relates to the Debt Financing Sources) shall inure to the benefit of the Debt Financing Sources and such Debt Financing Sources shall be entitled to rely on and enforce the provision of such sections and (iii) the provisions of Section 9.15, which shall inure to the benefit of the Company Related Parties and the Parent Related Parties and (iv) at and after the Effective Time, the provisions of Sections 2.06, 2.07 and 2.09 which shall inure to the benefit of the holders of Shares to receive the Merger Consideration and the holders of Company Stock Options, Company RSUs and Company Restricted Stock to receive the payments contemplated by the applicable provisions of such sections.

Section 9.06 Governing Law. This Agreement and any Proceedings arising out of or related hereto or to the Merger or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the Applicable Law of the State of Delaware, including all matters of construction, validity and performance, without regard to the conflicts of law rules of such State that would refer a matter to the laws of another jurisdiction. Notwithstanding the foregoing, except to the extent relating to the interpretation of any provisions in this Agreement (including those provisions of, and references to, this Agreement that are referred to, or incorporated by reference in, the Commitment Letter), the parties hereto agree that any Proceeding of any kind or nature, whether at law or equity, in contract or in tort, to which the Debt Financing Sources are a party in connection with this Agreement or any of the transactions contemplated hereby or that may be based upon, arise out of or relate to the Commitment Letter or the Financing (including the transactions contemplated thereby) shall be governed by and construed in accordance with the Applicable Law of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause application of the Applicable Law of any jurisdiction other than the State of New York.

Section 9.07 Jurisdiction.

(a) The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware and any state appellate court therefrom, or, if the Court of Chancery of the State of Delaware does not have proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.

(b) Notwithstanding anything to the contrary in this Agreement (including this Section 9.07), each party agrees that it will not bring or support, or permit any of their controlled Affiliates to bring or support, any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or the Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY ACTION RELATING TO THE FINANCING OR THE TRANSACTIONS CONTEMPLATED THEREBY OR INVOLVING A DEBT FINANCING SOURCE.

Section 9.09 Specific Performance; Remedies. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware and any state appellate court therefrom, or, if the Court of Chancery of the State of Delaware does not have proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10 Severability. Other than with respect to Section 8.03, which are integral parts of this Agreement, if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Entire Agreement. This Agreement, the Confidentiality Agreement, the exhibits to this Agreement, the Schedules, the Company Disclosure Letter and the Parent Disclosure Letter and any documents delivered by the parties hereto in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 9.12 Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party hereto by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.13 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. In furtherance of the foregoing, (i) no Parent Related Party shall have any Liability (whether at law, in equity, in contract, in tort or otherwise) to the Company, any holder of Shares or any other Person for any obligations or Liabilities to any party hereto under this Agreement and (ii) no Company Related Party shall have any Liability (whether at law, in equity, in contract, in tort or otherwise) to Parent, Merger Sub, or any other Person for any obligations or Liabilities to any party hereto under this Agreement. No Debt Financing Source shall have any Liability (whether at law, in equity, in contract, in tort or otherwise) to the Company or any holder of Shares for any obligations or Liabilities in connection with the Merger or any of the other transactions contemplated by this Agreement. This Section 9.15 shall not impair, limit or affect any claims or causes of action related to (i) agreements entered into with the Debt Financing Sources by the parties thereto or (ii) the Support Agreements.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLUE BUFFALO PET PRODUCTS, INC.

By:	/s/ William W. Bishop, Jr.
Name: William W. Bishop, Jr.
Title: Chief Executive Officer and President

[Signature Page to Merger Agreement]

GENERAL MILLS, INC.

By:	/s/ Jeffrey L. Harmening
Name: Jeffrey L. Harmening
Title: Chief Executive Officer

BRAVO MERGER CORP.

By:	/s/ Jeffrey L. Harmening
Name: Jeffrey L. Harmening
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A – Certificate of Incorporation of the Surviving Corporation

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BLUE BUFFALO PET PRODUCTS, INC.

ARTICLE ONE

The name of the corporation is Blue Buffalo Pet Products, Inc. (the “Company”).

ARTICLE TWO

The address of the registered office of the Company in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent. The name of the Company’s registered agent for service of process in the State of Delaware at such address is National Registered Agents, Inc.

ARTICLE THREE

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE FOUR

The total number of shares of capital stock that the Company has authority to issue is 100 shares, which will be designated common stock, par value $0.01 per share.

ARTICLE FIVE

The number of directors of the Company shall be such as are from time to time fixed by, or in the manner provided in, the Bylaws of the Company (the “Bylaws”). Unless, and except to the extent that, the Bylaws so require, the election of directors need not be by written ballot.

ARTICLE SIX

The board of directors of the Company (the “Board of Directors”) may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE SEVEN

To the fullest extent that the DGCL as it exists on the date hereof, or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director shall be liable to the Company or its stockholders for monetary damage for breach of fiduciary duty as a director. Any repeal or amendment of this Article Seven will not adversely affect any limitation on the personal liability or alleged liability of a director arising from any act or omission of that director occurring prior to the time of such repeal or amendment.

ARTICLE EIGHT

The directors shall have powers, without the assent or vote of the stockholders, to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Company; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

ARTICLE NINE

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Company as is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Company and upon all the stockholders as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest or for any other reason.

ARTICLE TEN

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company; provided, however, that any act or thing of the directors is subject to the statutes of the State of Delaware (the “Delaware Code”), this Second Amended and Restated Certificate of Incorporation (this “Certificate”) and any Bylaws from time to time made by the stockholders; provided, further, that no Bylaws so made shall invalidate any prior act or thing of the directors which would have been valid if such Bylaw had not been made.

ARTICLE ELEVEN

The Company shall, to the full extent permitted by Section 145 of the DGCL, as may be amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

ARTICLE TWELVE

Section 203 of the DGCL shall not apply to the Company.

ARTICLE THIRTEEN

Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them, and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Company under Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

ARTICLE FOURTEEN

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Article fourteen, section (c) with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

(b) Right to Advancement of Expenses. In addition to the right to indemnification conferred in Article Fourteen, section (a), an indemnitee shall also have the right to be paid by the Company the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article Fourteen (which shall be governed by Article 14, section (c) (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Article Fourteen sections (a) and (b) or otherwise.

(c) Right of Indemnitee to Bring Suit. If a claim under Article Fourteen sections (a) or (b) is not paid in full by the Company within (i) 60 days after a written claim for indemnification has been received by the Company or (ii) 20 days after a claim for an advancement of expenses has been received by the Company, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms 18 of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article Fourteen or otherwise shall be on the Company.

(d) Indemnification Not Exclusive.

(1) The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article Fourteen, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article Fourteen, shall not limit or restrict in any way the power of the Company to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Company and as to action in any other capacity.

(2) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director of the Company at the request of the indemnitee-related entities (as defined below), the Company shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article Fourteen, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Company hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Company, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this section (d)(2) of Article Fourteen, entitled to enforce this section (d)(2) of Article Fourteen.

For purposes of this Section (d)(2) of Article Fourteen, the following terms shall have the following meanings:

The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation.

The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Company pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company or the indemnitee-related entities, as applicable.

(e) Nature of Rights. The rights conferred upon indemnitees in this Article Fourteen shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article Fourteen that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(f) Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(g) Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article Fourteen with respect to the indemnification and advancement of expenses of directors and officers of the Company.

Any reference to an officer of the Company in this Article Fourteen shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Legal Officer, General Counsel and Secretary of the Company appointed pursuant to the Company’s bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer or other officer of the Company appointed by the Board of Directors pursuant to the Company’s bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Company or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Company or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Company or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article Fourteen.

ARTICLE FIFTEEN

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

Annex B

February 22, 2018

The Board of Directors

Blue Buffalo Pet Products, Inc.

11 River Road

Wilton, CT 06897

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Blue Buffalo Pet Products, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with General Mills, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of February 22, 2018, (the “Agreement”), by and among the Company, the Acquiror and its wholly-owned subsidiary, Bravo Merger Corp., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror or wholly owned subsidiaries of the Company or the Acquiror and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $40.00 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on the Company’s offerings of equity securities in June 2016 and October 2016 and as joint lead arranger and joint bookrunner on the Company’s credit facility in May 2017, and acting as joint lead arranger and joint bookrunner on the Acquiror’s credit facility in May 2016 and joint lead bookrunner on the Acquiror’s offering of debt securities in October 2017. During the two years preceding the date of this letter, we and our affiliates have also had commercial or investment banking relationships with portfolio companies of The Invus Group, LLC (“Invus”), the Company’s significant shareholder, that are unrelated to the Transaction, for which we and such affiliates have received customary compensation. Such services have included debt syndication and equity and debt underwriting. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of such portfolio companies, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, Invus and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should consent with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC
J.P. MORGAN SECURITIES LLC

Annex C

CENTER	VIEW PARTNERS

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

February 22, 2018

The Board of Directors

Blue Buffalo Pet Products, Inc.

11 River Road

Wilton, CT 06897

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than Excluded Shares, as defined below), of Blue Buffalo Pet Products, Inc., a Delaware corporation (the “Company”), of the $40.00 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into by and among General Mills, Inc., a Delaware corporation (“Parent”), Bravo Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the “Agreement”). The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Shares held by Parent, Merger Sub, the Company or any of their respective wholly owned subsidiaries and (ii) Dissenting Shares (as defined in the Agreement) (the shares referred to in clauses (i) and (ii), together with any Shares held by any other affiliate of Parent or the Company and any Shares beneficially owned by Invus, L.P., The Bishop Family Limited Partnership, William W. Bishop, Jr. and The Orca Trust, “Excluded Shares”)) will be converted into the right to receive $40.000 per Share in cash, without interest (the $40.00 per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant bankingactivities. In the past two years, we have not (except for our current engagement) been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company. In the past two years, we have not been engaged to provide financial advisory or other services to Parent, and we have not received any compensation from Parent. We may provide financial advisory and other services to or with respect to the Company or Parent or their respective affiliates and portfolio companies of such affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, or any of their respective affiliates and portfolio companies of such affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated February 22, 2018 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2016 and December 31, 2015; (iii) the Registration Statements on Form S-1 of the Company, as amended; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (v) certain publicly available research analyst reports for the Company; (vi) certain other communications from the Company to its stockholders; and (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any tem’, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to whether or how such stockholder should execute a consent with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ CENTERVIEW PARTNERS LLC
CENTERVIEW PARTNERS LLC

Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of  (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

[Form of]

SUPPORT AGREEMENT

This SUPPORT AGREEMENT is dated as of [●], 2018 (this “Agreement”), by and among General Mills, Inc., a Delaware corporation (“Parent”) and [●], a [●] (the “Stockholder”).

RECITALS

WHEREAS, Parent, Bravo Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Blue Buffalo Pet Products, Inc., a Delaware corporation (the “Company”), are, contemporaneously with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of [●] shares of Company Common Stock (the “Existing Shares” and, together with any shares of Company Common Stock and options, warrants and other rights to purchase shares of voting capital stock or other voting equity interests of the Company or any securities convertible into or exchangeable for such shares or equity interests acquired by the Stockholder after the date hereof, the “Shares”; provided that the Shares do not include the shares of Company Common Stock or options, warrants and other rights to purchase shares of voting capital stock or other voting equity interests of the Company or any securities convertible into or exchangeable for such shares or equity interests held by the Stockholder in street name, in each case as set forth on Schedule A);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined and resolved that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger and this Agreement, and (iii) determined and resolved to recommend that the stockholders of the Company adopt the Merger Agreement;

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Stockholder is entering into this Agreement following approval by the Company Board of the Merger Agreement and this Agreement; and

WHEREAS, the Stockholder acknowledges that Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholder set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Stockholder hereby agree as follows:

ARTICLE 1

VOTING

Section 1.01 Agreement to Vote.

(a) The Stockholder hereby agrees, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.01, at any meeting of the stockholders of the Company, however called, at any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, in each case called or provided with respect to any of the matters described in the following clause (ii), (i) to appear at each such meeting or otherwise cause the Shares that the Stockholder is entitled to vote to be counted as present thereat for purposes of establishing a quorum; and (ii) to vote (or deliver a duly executed written consent in lieu thereof) all of the Shares that the Stockholder is entitled to vote (or deliver a duly executed written consent with respect thereto) at the time of any vote or written consent (A) to adopt the Merger Agreement, and approve any actions related thereto as and when such Merger Agreement or such other actions are submitted for the consideration and vote of the stockholders of the Company, (B) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement, (C) against any action that would reasonably be expected to result in (x) a breach of or failure to perform any representation, warranty, covenant or agreement of the Company under the Merger Agreement or (y) any of the conditions set forth in Article 7 of the Merger Agreement not being satisfied, (D) except as expressly contemplated by the Merger Agreement or approved in writing by Parent, against any action that would change in any manner the capitalization of the Company, including the voting rights of any stockholders of the Company, and (E) against any other action that is intended or could prevent, impede, or, in any material respect, interfere with or delay the transactions contemplated by the Merger Agreement.

(b) Nothing in this Agreement, including this Section 1.01, shall limit or restrict the Stockholder, or any Affiliate or designee of the Stockholder, who serves as a member of the Company Board or as an officer of the Company in acting in his or her capacity as a director or officer of the Company and exercising his or her fiduciary duties and responsibilities in such capacity; it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company and shall not apply to the Stockholder’s, Affiliate’s or designee’s actions, judgments or decisions as a director or officer of the Company.

(c) Notwithstanding anything to the contrary herein, in the event that a vote or consent of the stockholders of the Company is required in order to effect an amendment to the Merger Agreement that reduces the amount or changes the form of consideration payable in respect of each share of Company Common Stock in the Merger or otherwise amends the Merger Agreement in a manner adverse to the Stockholder (any such amendment, an “Adverse Amendment”), the provisions of this Section 1.01 shall not apply with respect to the Stockholder’s vote or consent with respect to such Adverse Amendment.

(d) In furtherance of, and without limiting the generality of, the foregoing, immediately following the execution of this Agreement and the Merger Agreement, the Stockholder shall execute and deliver to the Company (with a copy thereof to Parent) an action by written consent of the Stockholder in the form attached hereto as Exhibit A (the “Written Consent”), which Written Consent shall be irrevocable in accordance with its terms.

Section 1.02 No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Written Consent and that certain Amended and Restated Investor Rights Agreement, dated as of

July 21, 2015, by and among the Company, Invus, L.P. and the other stockholders party thereto (as subsequently amended on July 28, 2017, the “Investor Rights Agreement”), the Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Stockholder, with any such proxy, consent or power of attorney purported to be granted by the Stockholder being void from the outset, and (c) has not entered into any agreement or taken any action (and shall not enter into any agreement or take any action) that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing the Stockholder from performing any of its material obligations under this Agreement.

Section 1.03 Irrevocable Proxy.

(a) The Stockholder hereby, and without the need for any further action by the Stockholder, (A) grants a proxy to, and appoints, Parent, and any Person designated in writing by Parent, and each of them individually, the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name of the Stockholder, to vote the Shares owned beneficially and of record by the Stockholder or act by way of written consent with respect to such Shares in the manner indicated in Section 1.01 (which proxy shall be limited solely to the matters set forth in Section 1.01). This proxy shall be irrevocable (pursuant to Section 212(e) of the DGCL) and is coupled with an interest and the Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy. Such proxy shall continue in force until it expires, automatically and without further action by the parties, upon termination of this Agreement. For the avoidance of doubt, nothing in this Section 1.03 or the proxy hereby granted shall affect the authority of the Stockholder to execute and deliver or otherwise affect the validity of the Written Consent contemplated by Section 1.01(d) of this Agreement.

(b) The Stockholder hereby represents to Parent that any proxies heretofore given in respect of the Shares are not irrevocable and hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to the voting of any Shares inconsistent with the terms of Section 1.01 and has taken such further action and executed such other instruments as required to revoke any such proxies. Each Stockholder hereby affirms that the irrevocable proxy granted herein is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Subject to the other terms and provisions of this Agreement and the Merger Agreement, the Stockholder shall retain the right to vote or cause to be voted all of the Stockholder’s Shares in its sole discretion on all matters not specified in Section 1.01.

Section 1.04 Agreements with the Company. The Stockholder hereby represents that, except for (i) the Investor Rights Agreement, and (ii) any Company Benefit Plan or Company Stock Plan and any customary director indemnification agreement, there are no agreements between the Stockholder or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand. Prior to or at the Effective Time, the Stockholder shall terminate (including by permitting such agreements to terminate in accordance with their terms) with respect to such Stockholder and its Affiliates all agreements referred to in clause (i) of the foregoing sentence (including the Investor Rights Agreement), in each case without any further cost or Liability to the Company, Parent or their respective Subsidiaries (including by terminating those provisions of and obligations and liabilities under such agreements that would otherwise expressly survive such termination by their terms).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.01 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. To the extent the Stockholder is not a natural person, the Stockholder is a legal entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and has all requisite corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. To the extent the Stockholder is a natural person, the Stockholder has full legal capacity and authority to enter into this Agreement and carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, and no other action on the part of the Stockholder is necessary to authorize the execution and delivery by the Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming due and valid authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Ownership. The Existing Shares are, and any additional shares of Company Common Stock and any additional shares of Company Common Stock subject to options, warrants and other rights to purchase shares of Company Common Stock or other voting capital stock or voting equity interests of the Company and any other securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock or voting equity interests of the Company acquired by the Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially and of record by the Stockholder, free and clear of any Liens (except for those created by this Agreement), except to the extent such securities are Transferred after the date hereof pursuant to a Transfer permitted by this Agreement and the Merger Agreement. As of the date hereof, the Existing Shares constitute all of the shares of Company Common Stock beneficially owned by the Stockholder and the Stockholder does not hold any options, warrants or other rights to purchase shares of Company Common Stock or other voting capital stock or voting equity interests of the Company or any other securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock or voting equity interests of the Company. The Stockholder has and will have at all times through the Effective Time sufficient rights and powers over the voting and disposition with respect to the matters set forth in Article I and Section 3.01, and to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no other limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(c) No Violation.

(i) Neither the execution and delivery of this Agreement, performance of obligations under this Agreement nor the consummation of transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (A) unless the Stockholder is a natural person, violate any provision of the certificate of incorporation or bylaws or other similar organizational or governing documents of the Stockholder, (B) assuming compliance with the filing and notice requirements set forth in Section 2.1(c)(ii), violate any Applicable Law or (C) result in a breach of, constitute a default under or otherwise violate any Contract to which the Stockholder is a party, except, in the case of the immediately preceding clauses (B) and (C), to the extent that any such violation would not reasonably be expected to, individually or in the aggregate, materially impair, prevent or delay the Stockholder from performing its obligations under this Agreement.

(ii) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any Order or Permit of, or filing with or notification to, any Governmental Entity, except for such filings under state securities laws or blue sky laws, the Securities Act and the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(d) No Litigation. As of the date hereof, there are no Proceedings pending against, or, to the knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Stockholder’s properties or assets

(including the Existing Shares) that would reasonably be expected to, individually or in the aggregate, materially impair, prevent or delay the Stockholder from performing its obligations under this Agreement.

(e) Receipt of Merger Agreement. Each Stockholder has received and reviewed a copy of the Merger Agreement.

ARTICLE 3

OTHER COVENANTS

Section 3.01 Restrictions on Transfer.

(a) Except as contemplated hereby, the Stockholder shall not, directly or indirectly, sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (any of the foregoing, a “Transfer”), enforce the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other Person with respect to the Shares or enter into any Contract, option or other arrangement or understanding with respect to any Transfer of, any of the Existing Shares or any additional shares of Company Common Stock and options, warrants and other rights to purchase shares of Company Common Stock or other voting capital stock or voting equity interests of the Company and any other securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock or voting equity interests of the Company acquired beneficially or of record by the Stockholder after the date hereof; provided, however, that the Stockholder may Transfer all or any portion of the Shares (i) pursuant to a 10b5-1 trading plan of the Stockholder in existence as of the date hereof and in the amount set forth on Schedule A and (ii) to one or more of its controlled Affiliates (other than the Company or its Subsidiaries) or a Family Member (as defined below) that, prior to such Transfer, executes and delivers to the Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of the Stockholder’s obligations hereunder and to be bound by the terms of this Agreement to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Shares transferred as the Stockholder shall have made hereunder. Any Transfer in violation of this Section 3.01 shall be null and void.

(b) For purposes of this Section 3.01, “Family Member” means, with respect to any Person, (i) any child, stepchild, grandchild or more remote issue, parent, stepparent, grandparent, spouse, domestic partner, sibling, child of sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, cousin and adoptive relationships (each, a “family member”) or estate of such family member or (ii) any foundation, trust, family limited partnership, family limited liability company or other entity created and used for estate planning purposes, so long as any such foundation, trust, family limited partnership, family limited liability company or other entity is controlled by, for the benefit of, or owned by such natural person or one or more natural persons described in clause (i).

Section 3.02 Stock Dividends, etc.

(a) In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, for all purposes under this Agreement, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

(b) The Stockholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number of any additional shares of Company Common Stock, any additional options, warrants or rights to purchase shares of Company Common Stock or other voting capital stock of the Company and any other securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock or voting equity interests of the Company acquired by the Stockholder, if any, after the date hereof.

Section 3.03 No Solicitation.

(a) The Stockholder shall not, and the Stockholder shall cause its Affiliates (other than the Company) and its and their directors, officers and employees not to, and shall direct and otherwise use its reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly (i) initiate, solicit, or knowingly encourage, or knowingly facilitate the submission or making of, any Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 3.03, participate or engage in negotiations or discussions, or furnish any information concerning the Company or any of its Subsidiaries to, any Third Party relating to any Acquisition Proposal or Acquisition Transaction, (iii) enter into any Contract or other agreement (binding or non-binding, preliminary or definitive) for any Acquisition Proposal or Acquisition Transaction, (iv) enter into any Contract or other agreement to reimburse any Third Party for costs, expenses or other Liabilities incurred in connection with the making (or evaluating for the purpose of making) a potential Acquisition Proposal or Acquisition Transaction or (v) enter into any agreement that would prevent the Stockholder from complying with any provision of this Section 3.03. From and after the execution and delivery of this Agreement, the Stockholder shall, and shall cause its Affiliates and shall direct its and their respective Representatives (other than the Company but only to the extent expressly permitted by the Merger Agreement) to, immediately cease and cause to be terminated all discussions or negotiations with any Person existing on the date hereof with respect to such Person making (or evaluating for the purpose of making) any Acquisition Proposal or Acquisition Transaction. The Stockholder shall ensure that its Representatives are aware of the provisions of this Section 3.03, and it is agreed that any violation of the restrictions applicable to Representatives set forth in this Section 3.03 by any Representative of the Stockholder or any of its Affiliates shall constitute a breach of this Section 3.03.

(b) From and after the execution and delivery of this Agreement, the Stockholder shall promptly (and in any event within one (1) Business Day following the time of receipt) advise Parent in writing in the event that, prior to the Alternative Transaction End Time, it or any of its Subsidiaries, any of its or its Subsidiaries’ officers, directors or employees or, to the Stockholder’s knowledge, any of its or its Subsidiaries’ Representatives receives any bona fide Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal, copies of any documentation and a written summary of any oral proposals) of any such Acquisition Proposal; provided that the Stockholder’s obligation pursuant to this Section 3.03(b) shall be satisfied if the Company provides a notification with respect to such Acquisition Proposal pursuant to the terms of the Merger Agreement.

(c) Notwithstanding anything to the contrary in this Section 3.03, solely to the extent the Company is permitted under the terms of Section 6.04 of the Merger Agreement to, and the Company Board has determined to, engage in negotiations or discussions with, otherwise contact, or furnish any confidential information and reasonable access to, any Third Party making any Acquisition Proposal, the Stockholder and its Representatives may, at the request of the Company Board, (i) participate in a due diligence process with any Third Party with respect to any Acquisition Proposal or Acquisition Transaction, to the extent reasonably necessary to enable such Third Party to conduct due diligence and (ii) provide information to, and participate in discussions with, such Third Party relating to any such Acquisition Proposal or Acquisition Transaction, provided that such action by the Stockholder and its Representatives would be permitted to be taken by the Company pursuant to the terms of the Merger Agreement.

(d) For purposes of this Section 3.03, any officer, director, employee, agent or advisor of the Company (in each case, solely in their capacities as such) will be deemed not to be a Representative of the Stockholder. For the avoidance of doubt, (i) nothing in this Section 3.03 shall affect in any way the obligations of any Person (including the Company and its Representatives) under the Merger Agreement, and (ii) the Company is not a Representative or Affiliate of the Stockholder.

ARTICLE 4

MISCELLANEOUS

Section 4.01 Termination. This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement by either or both of the Parent and the Company in accordance with Section 8.01 of the Merger Agreement and (c) any amendment to the Merger Agreement effected without the consent of the Stockholder that is an Adverse Amendment. Upon such termination, no party shall have any further obligations or Liabilities hereunder; provided, however, that this Section 4.01 and termination of this Agreement shall not relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such Liabilities or damages were the result of fraud or Willful Breach by another party of any of its representations, warranties, covenants or other agreements set forth herein; and provided, further, that the provisions of this Section 4.01 and Sections 4.05 through 4.14 (inclusive), shall survive any termination of this Agreement.

Section 4.02 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the termination of this Agreement pursuant to Section 4.01, except as otherwise expressly provided in Section 4.01.

Section 4.03 Waiver of Certain Actions. The Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal or rights to dissent from the Merger that it may have (if any) under Applicable Law, including, but not limited to, Section 262 of the DGCL. The Stockholder hereby acknowledges that Parent, the Company and Merger Sub will each reasonably rely to its detriment upon such waiver of appraisal or rights to dissent, and Stockholder acknowledges and confirms that this waiver of appraisal rights is given knowingly and voluntarily. The Stockholder hereby agrees not to commence, participate in as a plaintiff or otherwise support any plaintiff in, and to take all actions necessary to opt out of any class in, any class action with respect to, any claim, derivative or otherwise, against the Company, Parent, Merger Sub or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, including any claim (x) challenging the validity of or seeking to enjoin the operation of, any provision of this Agreement, or (y) alleging any breach of any fiduciary duty of the Company Board in connection with the negotiation, execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby, including, without limitation, the Merger.

Section 4.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.05 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) or e-mail or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

if to Parent or Merger Sub, to:

c/o General Mills, Inc.

1 General Mills Boulevard

W05-A2

Minneapolis, Minnesota 55426

Attention:         Don Mulligan

                          Chief Financial Officer

Facsimile:        (763) 764-2682

Email:              Don.Mulligan@genmills.com

with a copy (which shall not constitute notice) to:

c/o General Mills, Inc.

Law Department

1 General Mills Boulevard

W05-A8

Minneapolis, Minnesota 55426

Attention:         Richard Allendorf

                          General Counsel

Facsimile:        (763) 764-2682

Email:              Richard.Allendorf@genmills.com

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:         Christopher E. Austin

                          James E. Langston

                          Neil Markel

Facsimile:        (212) 225-3999

E-mail:               caustin@cgsh.com

                           jlangston@cgsh.com

                           nmarkel@cgsh.com

If to the Stockholder, to:

[Entity]

[Address]

Attention:         [Name]

                          [Title]

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:         Mario Ponce

                           Anthony F. Vernace

                           Kenneth Wallach

Facsimile:         (212) 455-2502

E-mail:             mponce@stblaw.com

                           avernace@stblaw.com

                           kwallach@stblaw.com

Section 4.06 Interpretation. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified, and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this

Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (ii) to “days” shall be calendar days unless otherwise indicated.

Section 4.07 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 4.08 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 4.09 Governing Law. This Agreement and any Proceedings arising out of or related hereto or to the Merger or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the Applicable Law of the State of Delaware, including all matters of construction, validity and performance, without regard to the conflicts of law rules of such State that would refer a matter to the laws of another jurisdiction.

Section 4.10 Amendment; Waiver. Any provision of this Agreement may be amended, modified or waived at any time by the parties hereto if, but only if, such amendment, modification or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

Section 4.11 Enforcement, Exclusive Jurisdiction; Waiver of Jury Trial.

(a) The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware does not have proper jurisdiction, the Superior Court of the State of Delaware) and any state appellate court therefrom, or, if no such state court has proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware does not have proper jurisdiction, the Superior Court of the State of Delaware) and any state appellate court therefrom, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 4.07 or in any other manner permitted by Applicable Law.

(c) Each of the parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 4.11.

Section 4.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger and the other transactions contemplated hereby or by the Merger Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.13 Assignment; Third Party Beneficiaries. This Agreement shall not be assigned by any of the parties hereto (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties and any purported assignment in violation of this Section 4.13 shall be null and void. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors, and permitted assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

Section 4.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. In furtherance of the foregoing, and notwithstanding the fact that the Stockholder may be a partnership, (i) no former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, successors or assignees of the Stockholder and (ii) no former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, successors or assignees of any of the Persons described in clause (i), in each case, other than the Stockholder, shall have any Liability (whether at law, in equity, in contract, in tort or otherwise) to Parent for any obligations or Liabilities to any party hereto under this Agreement other than under the Merger Agreement.

Section 4.15 No Agreement Until Executed. This Agreement shall not be effective and there is no agreement, arrangement or understanding between the parties with respect to any of the matters set forth herein unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

[PARENT]

By:

Name:
Title:

[STOCKHOLDER]

By:

Name:
Title: